AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1998
                                           REGISTRATION STATEMENT NO. 333-56567

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                AMENDMENT NO. 2
                                       TO
                                   FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                      TRAVEL SERVICES INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                              4724                       52-2030324
        (STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                                                                                         JOSEPH V. VITTORIA
                                                                                CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                   TRAVEL SERVICES INTERNATIONAL, INC.                          TRAVEL SERVICES INTERNATIONAL, INC.
                          220 CONGRESS PARK DRIVE                                     220 CONGRESS PARK DRIVE
                        DELRAY BEACH, FLORIDA 33445                                 DELRAY BEACH, FLORIDA 33445
                                (561) 266-0860                                             (561) 266-0860
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)           INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                         COPIES OF COMMUNICATIONS TO:

               DANIEL H. ARONSON, ESQ.               NEIL GOLD, ESQ.
             GREENBERG TRAURIG HOFFMAN         FULBRIGHT & JAWORSKI L.L.P.
           LIPOFF ROSEN & QUENTEL, P.A.       666 FIFTH AVENUE, 31ST FLOOR
    515 EAST LAS OLAS BOULEVARD, SUITE 1500     NEW YORK, NEW YORK 10103
           FT. LAUDERDALE, FLORIDA 33301             (212) 318-3000
                (954) 765-0500                 (FACSIMILE) (212) 752-5958
             (FACSIMILE) (954) 765-1477

                                ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
  As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]

                                ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED JULY 15, 1998


                                3,500,000 Shares

                             [TRAVEL SERVICES LOGO]


                       TRAVEL SERVICES INTERNATIONAL, INC.

                                  Common Stock
                                ($.01 par value)

                                  ------------

Of the 3,500,000 shares (the "Shares") of Common Stock, $.01 par value ("Common
   Stock"), offered hereby, 1,500,000 Shares are being sold by the Company and 2,000,000 Shares are being sold by certain selling stockholders (the "Selling
   Stockholders") named herein under "Principal and Selling Stockholders" (the "Offering"). The Company will not receive any of the proceeds from the sale of
  Shares by the Selling Stockholders. The Common Stock is listed on the Nasdaq Stock Market under the symbol "TRVL." On June 16, 1998, the last reported sale price of the Common Stock on the Nasdaq Stock Market was $33.375.

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 8
                                    HEREIN.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                                         UNDERWRITING                     PROCEEDS TO
                         PRICE TO       DISCOUNTS AND     PROCEEDS TO       SELLING
                          PUBLIC         COMMISSIONS       COMPANY(1)     STOCKHOLDERS
                      --------------   ---------------   -------------   -------------
Per Share .........   $                $                 $               $
Total(2) ..........   $                $                 $               $

(1) Before deduction of expenses payable by the Company estimated at $350,000.

(2) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 525,000 additional shares of Common Stock from the Company solely to cover over-allotments of Shares. If the option is exercised in full, the total
    Price to Public will be $     , Underwriting Discounts and Commissions
    will be $      and Proceeds to Company will be $     .

     The Shares are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the
Shares will be ready for delivery on or about         , 1998, against payment
therefor in immediately available funds.


CREDIT SUISSE FIRST BOSTON

       ING BARING FURMAN SELZ LLC

             NATIONSBANC MONTGOMERY SECURITIES LLC

                                                RAYMOND JAMES & ASSOCIATES, INC.


                          Prospectus dated         , 1998

The following is a list of photos which we will be using for the inside front cover of the prospectus for the Company:

 1. closeup of man's face

 2. cruise ship in harbor

 3. closeup of telephone operator

 4. plane

 5. downtown Seattle, WA

 6. resort in city

 7. downtown Sydney, Australia

 8. car on road

 9. castle in mountains

10. resort in tropics

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE AND PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMMON STOCK. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO COMMON STOCK INCLUDE THE COMPANY'S RESTRICTED COMMON STOCK. SEE "DESCRIPTION OF CAPITAL STOCK--COMMON STOCK AND RESTRICTED COMMON STOCK." ALL REFERENCES TO THE "COMPANY" REFER TO TRAVEL SERVICES INTERNATIONAL, INC. AND ITS SUBSIDIARIES, AND ALL REFERENCES TO THE "OPERATING COMPANIES" REFER TO THE COMPANY'S OPERATING SUBSIDIARIES.

                                  THE COMPANY


     The Company is a leading specialized distributor of cruise vacations, domestic and international airline tickets and European auto rentals, and a leading provider of electronic hotel reservation services, to travel agents and travelers. The Company commenced operations in July 1997 concurrently with its initial public offering and the acquisition of five specialized travel distributors, and has since acquired an additional 13 operating companies and a software development company. To date, the Company has focused its acquisitions primarily on distributors of cruise vacations to take advantage of recognized growth opportunities in that segment, and has emerged as the largest distributor of cruise vacations in the world. The Company also looks for opportunities to expand into new segments of the leisure travel industry that are complementary to its existing lines of business. In June 1998, the Company entered the lodging travel services segment with the acquisition of Lexington Services Associates, Ltd. ("Lexington"), which the Company believes is the second largest electronic hotel reservation services company in the United States. In 1997, on a pro forma basis, the Company sold reservations for approximately 274,000 airline passengers, 213,000 cruise passengers, 259,000 European auto rentals and 1,316,000 room nights, representing gross sales volume in excess of approximately $600 million.


     The Company offers travel agents and travelers a combination of specialized expertise, the ability to compare travel options from multiple travel providers and competitive prices. Unlike traditional travel agents, who often lack extensive knowledge about the specific services being offered, specialized distributors focus their efforts on certain segments of the travel service industry and thus provide a greater level of expertise and service with respect to their segments. The Company's ability to provide in-depth knowledge about alternative services from multiple travel providers differentiates it from the internal sales departments of travel providers, who offer only that provider's services. The Company has preferred pricing and access to inventory through its negotiated arrangements with major airline, cruise line and European auto rental companies, including such travel providers as Continental Airlines, Inc., Delta Air Lines, Inc., Carnival Cruise Lines, Royal Caribbean Cruise Lines, Avis Europe Limited and Europcar International S.A. Recognizing the ability of specialized distributors to sell a significant amount of travel capacity, as well as their in-depth knowledge, travel providers are increasingly utilizing specialized distributors as a preferred source of distribution.

     The Company believes it is well positioned to take advantage of the growth trends in the domestic and international travel industries. Domestic travel and tourism spending by U.S. travelers was an estimated $417 billion in 1997, and is forecasted to increase at a compound annual growth rate of 6.7% through the year 2000. The number of U.S. citizen departures to Europe increased 11.1% to
10.1 million in 1997, and is forecasted to increase 5.6% to 10.5 million in 1998. The number of North American cruise passengers is expected to increase from 5.1 million in 1997 to 7.0 million by the year 2000, an 11.5% compound annual growth rate.

     The leisure travel services industry is highly fragmented, and includes numerous small specialized distributors that generally have made little investment in technology to improve their selling effectiveness, efficiency and access to information. Furthermore, most of these companies lack the sales volume necessary to obtain preferential pricing from travel providers or to create effective national marketing campaigns. The Company believes significant growth opportunities are available to a well capitalized company providing a broad offering of specialized travel services with a high level of customer service and state-of-the-art technology infrastructure.

RECENT DEVELOPMENTS


     ACQUISITIONS. Since the completion of the Company's initial public offering and acquisition of five specialized travel distributors (the "Founding Companies") in July 1997, the Company has acquired 13 operating companies, consisting of nine distributors of cruise vacations, one distributor of international airline tickets, one distributor of European auto rentals, one electronic hotel reservation services company and one provider of a hotel directory and after hours travel services. In addition, the Company has acquired a software development company. These acquisitions have, among other things, enabled the Company to become the largest distributor of cruise vacations in the world, further strengthen its presence in the airline and European auto rental travel services segments, enter into the lodging travel services segment and accelerate the development of its technology systems.


     FINANCIAL PERFORMANCE. On a pro forma basis, in the three months ended March 31, 1998, as compared to the same prior year period, the Company's revenues increased 34.0% to $27.8 million from $20.8 million, and net income increased 26.2% to $2.2 million from $1.8 million. In 1997, the Company's pro forma net revenues were $92.9 million and pro forma net income was $7.9 million.

     CREDIT FACILITY. During the first quarter of 1998, the Company increased the amount available under its existing revolving line of credit to $30 million from $20 million.

     EXPANSION OF EXECUTIVE MANAGEMENT TEAM. The Company has expanded its executive management team in the areas of marketing and operations through the addition of two new executive officers, each of whom has more than 15 years experience in either the cruise line or auto rental segment of the travel industry.

     FORMATION OF INFORMATION SYSTEMS AND TECHNOLOGY GROUP. Since its initial public offering, the Company has formed an information systems and technology group consisting of 26 employees and consultants as of June 8, 1998. This group is in the process of developing state-of-the-art proprietary technology systems for the Company.

GROWTH STRATEGY

     The Company seeks to become the leading specialized distributor of leisure travel services by continuing both its internal growth strategy and aggressive acquisition program. While the Company intends to continue to acquire specialized distributors of leisure travel services, strong internal revenue growth remains the core of the Company's growth strategy. Key elements of the Company's growth strategy include the following:

   /bullet/ INVESTMENT IN TECHNOLOGY.  An essential element of the Company's growth strategy is the development of state-of-the-art information and telecommunication technologies for use by the Company, as well as by travel agents and travelers through the Internet. The Company plans to invest approximately $15 million over the next 18 months to complete the development of its "Universal" architecture, consisting of the Universal Agent and Universal Manager applications. The Universal Agent is expected to allow the Company to increase its productivity and capabilities by: (i) allowing Company agents to process reservations more quickly; (ii) enabling Company agents to offer customers more comprehensive product information; (iii) providing Company agents additional selling and cross-selling capabilities; (iv) allowing Company agents real time access to a comprehensive customer database; and (v) using the Internet to provide information and sell reservations. The Universal Manager, which will complement the Universal Agent application, is expected to allow the Company to consolidate fulfillment, back office and accounting procedures and effectively use the customer database to source new sales opportunities. The first stage of the Universal Agent is expected to be implemented in the summer of 1998 in connection with the airline segment of the Company's business, with applications for the Company's other travel segments expected to be implemented over the next 18 to 24 months.

   /bullet/ EMPHASIZE CROSS-SELLING. The Company intends to take advantage of significant cross-selling opportunities to further enhance revenue growth. The Company believes that the development and implementation of its technology will allow it to offer "one-stop shopping" for a variety of travel services while still providing extensive expertise within each leisure travel segment.

   /bullet/ CAPITALIZE ON ECONOMIES OF SCALE AND BEST PRACTICES. The Company believes that it can achieve significant economies of scale and that its sales volumes and relationships with travel providers enable it to obtain preferential pricing and access preferred travel provider inventories. The Company believes it can also benefit from greater purchasing power in certain key expense areas including telecommunications and advertising, as well as reduce total operating expenses by outsourcing, eliminating or consolidating certain duplicative marketing, back-office and administrative functions and by creating shared services centers. In addition, the Company has identified certain best practices, including marketing techniques, operations strategies and cost efficiencies, that can be implemented in order to generate incremental revenue and enhance profitability.

   /bullet/ EXPANSION THROUGH ACQUISITION. The Company continues to seek acquisitions in order to gain market share, add new areas of expertise, access new geographic markets and enter complementary business lines. The Company may also pursue international acquisitions that will enable the Company to expand its business model to include leisure travel originating in countries other than the U.S. and Canada. The Company will seek acquisition candidates that have long standing reputations and demonstrated growth and profitability.

OPERATING STRATEGY

     The Company seeks to provide comprehensive, quality leisure travel services, while improving efficiencies in its operations. The components of the Company's operating strategy include the following:

   /bullet/ PROVIDE EXTENSIVE EXPERTISE IN SPECIFIC TRAVEL SEGMENTS. The
     Company is a specialist in several travel services segments. By leveraging this specialized knowledge, the Company provides a higher level of expertise and information for a broader array of travel services than may be available through traditional distribution channels.

   /bullet/ MAINTAIN AND ENHANCE STRONG STRATEGIC RELATIONSHIPS WITH TRAVEL
     PROVIDERS. The Company believes that its strategic relationships with travel providers are integral to its success. The Company has negotiated with many travel providers for pricing that is often lower than published fares and preferred access to capacity. These strategic relationships enable the Company to access multiple providers within each travel segment and to offer prices that are generally lower than would be available to travel agents and travelers.

   /bullet/ MARKET THROUGH MULTIPLE DISTRIBUTION CHANNELS. The Company believes that utilizing multiple distribution channels provides it with additional sales opportunities, decreases its reliance on any one channel and differentiates it from competitors who offer their products through a single channel. The Company currently utilizes three distinct channels of distribution: (i) call centers staffed with trained sales personnel; (ii) home-based agents (including franchisees) who service their local markets; and (iii) traditional travel agents. The Company also intends to expand its presence on the Internet in order to create a fourth distribution channel for selling its services.

   /bullet/ OFFER A HIGH LEVEL OF CUSTOMER SERVICE. The Company believes that maintaining a high level of customer service is essential to its ability to generate significant repeat business. In addition to the Company's competitive prices, customer service is an important differentiating factor to both the leisure traveler who is making a significant investment in a vacation and the travel agent who is seeking the ability to make travel arrangements with greater ease.

   /bullet/ DEVELOP A COMPREHENSIVE BRAND STRATEGY. The Company has reviewed various strategies in connection with the brand recognition and marketing of its services and intends to implement a comprehensive brand and marketing plan in the second half of 1998. This plan calls for the development of a new, identifiable national brand, while preserving existing brands that have a strong identity and loyal customer following.

   /bullet/ CAPITALIZE ON MANAGEMENT EXPERTISE. The Company's eight executive management personnel average more than 15 years of experience in various segments of the travel industry. In addition, the Company believes that the experienced local management teams at the Operating Companies have an in-depth understanding of their respective markets and businesses and have built strong relationships with travel providers and customers.

                               ----------------

     The Company was incorporated under the laws of the State of Delaware in 1996. The Company's Board of Directors has approved the reincorporation of the Company from Delaware to Florida, subject to stockholder approval at the Company's 1998 Annual Stockholders Meeting to be held in July 1998 . The Company's executive offices are located at 220 Congress Park Drive, Delray Beach, Florida 33445, and its telephone number is (561) 266-0860.

                                 THE OFFERING

Common Stock Offered by the Company .....   1,500,000 shares(1)
Common Stock Offered by the
 Selling Stockholders ...................   2,000,000 shares(1)
Common Stock to be outstanding
 after this Offering ....................   12,635,528 shares(2)
Use of Proceeds .........................   To repay amounts outstanding under its existing revolving
                                            line of credit, and for technology expenditures, working
                                            capital and potential acquisitions. See "Use of Proceeds."
Risks of Offering .......................   See "Risk Factors."
Dividend Policy .........................   The Company does not expect to pay any dividends in
                                            the foreseeable future. See "Dividend Policy."
Nasdaq Stock Market symbol ..............   TRVL

----------------
(1) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."
(2) Based on 11,135,528 shares outstanding on June 9, 1998. Excludes (i) 1,207,663 shares issuable upon the exercise of options outstanding as of June 9, 1998, (ii) an aggregate of an additional 408,600 shares (after giving effect to the Offering) reserved for issuance under the Company's 1997 Long-Term Incentive Plan and 1997 Non-Employee Directors' Stock Plan and (iii) 878,187 shares reserved for issuance under the Company's shelf registration statement filed with the Commission on May 4, 1998. See "Management--Director Compensation; 1997 Non-Employee Directors' Stock Plan," "Management--1997 Long-Term Incentive Plan" and "Shares Eligible for Future Sale."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     On July 28, 1997, the Company consummated its initial public offering and the combinations of the Founding Companies (the "Combinations"). For accounting purposes, Auto Europe, one of the Founding Companies, was designated as the "accounting acquiror." The other four Founding Companies were accounted for using the purchase method of accounting. From November 1997 through March 1998, the Company acquired five other operating companies under transactions accounted for using the pooling of interests method of accounting (the "Pooling Acquisitions"). Accordingly, the historical financial data for each year presented represent those of Auto Europe and the Pooling Acquisitions, and include the operations of the other four Founding Companies and the Company only since July 28, 1997. On June 1, 1998, the Company acquired Lexington Services Associates, Ltd. (the "Lexington Acquisition") which is accounted for using the purchase method of accounting. See "Selected Historical and Pro Forma Financial Data."


                                                   YEARS ENDED DECEMBER 31,
                                   --------------------------------------------------------
                                                                                   PRO
                                                                                  FORMA
                                        1995          1996          1997         1997(1)
                                   ------------- ------------- ------------- --------------
STATEMENT OF INCOME DATA:
Net revenues .....................  $    30,024   $    36,720   $    62,076   $     92,899
Operating expenses ...............       19,079        24,762        39,342         56,734
                                    -----------   -----------   -----------   ------------
Gross profit .....................       10,945        11,958        22,734         36,165
General and administrative
 expenses ........................       10,534        11,478        17,864         20,316
Goodwill amortization ............           --            --           514          2,034
                                    -----------   -----------   -----------   ------------
Income from operations ...........          411           480         4,356         13,815
Other expenses, net ..............           43           182            66            252
                                    -----------   -----------   -----------   ------------
Income before provision for
 income taxes ....................          368           298         4,290         13,563
Provision for income taxes .......          147           171           861          5,696
                                    -----------   -----------   -----------   ------------
Net income .......................  $       221   $       127   $     3,429   $      7,867
                                    ===========   ===========   ===========   ============
Diluted earnings per share(2).....  $      0.09   $      0.05   $      0.57   $       0.71
                                    ===========   ===========   ===========   ============
Shares used in computing
 diluted earnings per share ......    2,587,873     2,587,873     6,022,649     11,031,279
                                    ===========   ===========   ===========   ============


                                                  THREE MONTHS ENDED MARCH 31,
                                   ----------------------------------------------------------
                                                                      PRO            PRO
                                                                     FORMA          FORMA
                                        1997          1998          1997(1)        1998(1)
                                   ------------- -------------- -------------- --------------
STATEMENT OF INCOME DATA:
Net revenues .....................  $    11,302   $     24,936   $     20,760   $     27,818
Operating expenses ...............        7,580         14,237         12,949         15,883
                                    -----------   ------------   ------------   ------------
Gross profit .....................        3,722         10,699          7,811         11,935
General and administrative
 expenses ........................        3,046          6,977          4,104          7,404
Goodwill amortization ............           --            407            509            607
                                    -----------   ------------   ------------   ------------
Income from operations ...........          676          3,315          3,198          3,924
Other expenses, net ..............           63             43            153             84
                                    -----------   ------------   ------------   ------------
Income before provision for
 income taxes ....................          613          3,272          3,045          3,840
Provision for income taxes .......          257          1,374          1,279          1,612
                                    -----------   ------------   ------------   ------------
Net income .......................  $       356   $      1,898   $      1,766   $      2,228
                                    ===========   ============   ============   ============
Diluted earnings per share(2).....  $      0.14   $       0.18   $       0.16   $       0.20
                                    ===========   ============   ============   ============
Shares used in computing
 diluted earnings per share ......    2,587,873     10,817,991     10,887,375     11,419,101
                                    ===========   ============   ============   ============


                                               MARCH 31, 1998
                                ---------------------------------------------
                                                                 PRO FORMA
                                  ACTUAL      PRO FORMA(3)     AS ADJUSTED(4)
                                ----------   --------------   ---------------
BALANCE SHEET DATA:
Working capital .............    $    411       $ (8,357)         $ 20,252
Total assets ................     100,524        121,377           149,986
Long-term debt ..............      12,699         22,699             4,099
Stockholders' equity.........      57,190         67,190           114,399

---------------
(1) The pro forma financial data includes: (i) the results of the Company, each Founding Company and the Lexington Acquisition as if the Combinations and the Lexington Acquisition had occurred at the beginning of each respective period; (ii) amortization of goodwill resulting from the Combinations and the Lexington Acquisition; (iii) certain adjustments to salaries, bonuses, management fees and benefits to former owners and key management of the Founding Companies, the Lexington Acquisition and the Pooling
    Acquisitions, to which such persons have agreed prospectively ("Compensation Differential"); (iv) reversal of acquisition costs associated with Pooling Acquisitions; (v) provision for income taxes as if pro forma income was subject to corporate federal and state income taxes during the periods; and (vi) the issuance of 315,395 shares of Common
    Stock at an assumed offering price of $33.375 per share the net proceeds of which would be sufficient to repay debt incurred in connection with the Lexington Acquisition. See Note 4 to the Company's Consolidated Financial Statements.
(2) Diluted earnings per share has been restated to comply with Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE. See
    Note 2 to the Company's Consolidated Financial Statements.
(3) Gives effect to the Lexington Acquisition which occurred on June 1, 1998. Does not include an additional $10.0 million of long-term debt incurred or any other pro forma adjustments in connection with the acquisition of The Cruise Line Inc. on April 1, 1998.
(4) Adjusted to give effect to the issuance and sale of the 1,500,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $33.375 per share based on the last reported sales price of the Common Stock on the Nasdaq Stock Market on June 16, 1998) and the application of the net proceeds therefrom as described under "Use of Proceeds."

                                 RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMPANY.

     THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING WITHOUT LIMITATION STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, EXPERIENCE AND THE PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THOSE ANTICIPATED, EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. IN EVALUATING THE COMPANY'S BUSINESS, THE FOLLOWING FACTORS, IN ADDITION TO THE RISK FACTORS SET FORTH BELOW AND OTHER INFORMATION SET FORTH HEREIN, SHOULD BE CAREFULLY CONSIDERED: SUCCESSFUL INTEGRATION OF SYSTEMS; FACTORS AFFECTING INTERNAL GROWTH AND MANAGEMENT OF GROWTH; DEPENDENCE ON TRAVEL PROVIDERS; SUCCESS OF THE ACQUISITION STRATEGY AND AVAILABILITY OF ACQUISITION FINANCING; SUCCESS IN ENTERING NEW SEGMENTS OF THE TRAVEL MARKET AND NEW GEOGRAPHIC AREAS; DEPENDENCE ON TECHNOLOGY; LABOR AND TECHNOLOGY COSTS; ADVERTISING AND PROMOTIONAL EFFORTS; RISKS ASSOCIATED WITH THE TRAVEL INDUSTRY GENERALLY; SEASONALITY AND QUARTERLY FLUCTUATIONS; COMPETITION; AND GENERAL ECONOMIC CONDITIONS. IN ADDITION, THE COMPANY'S BUSINESS STRATEGY AND GROWTH STRATEGY INVOLVE A NUMBER OF RISKS AND CHALLENGES, AND THERE CAN BE NO ASSURANCE THAT THESE RISKS AND OTHER FACTORS WILL NOT HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY.

LIMITED COMBINED OPERATING HISTORY; RISKS OF INTEGRATION

     The Company was founded in April 1996 but conducted no operations and generated no revenues prior to its initial public offering in July 1997, when it acquired the Founding Companies. Since July 1997, the Company has acquired an additional 12 operating companies and one software development company. Currently, the Company relies on the existing reporting systems of the Operating Companies for financial reporting. There can be no assurance that the Company will be able to successfully integrate the operations of these businesses or institute the necessary Company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis. The Company's executive management group was primarily assembled in connection with its initial public offering, and there can be no assurance that the management group will be able to continue to effectively manage the combined entity or effectively implement and carry out the Company's internal growth strategy and acquisition program. The consolidated financial statements cover periods when the Operating Companies were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The inability of the Company to successfully integrate the Operating Companies, and any future acquisitions would have a material adverse effect on the Company's business, financial condition and results of operations, and would make it unlikely that the Company's acquisition program will continue to be successful.

     A number of the Operating Companies offer different travel services, utilize different capabilities and technologies and target different client segments. While the Company believes that there are substantial opportunities to cross-market and integrate these businesses, these differences increase the risk inherent in successfully completing such integration. Further, there can be no assurance that the Company's strategy to become the leading specialized distributor of leisure travel services will be successful, or that the travelers or travel providers will accept the Company as a distributor of a variety of specialized travel services. See "Business--Business Strategy."

DEPENDENCE ON TRAVEL PROVIDERS

     The Company is dependent upon travel providers for access to their capacity. The Company receives from certain travel providers pricing that is preferential to published fares which enables the

Company to offer, for certain products, prices lower than would be generally available to travelers and travel agents. Other distributors may have similar arrangements with travel providers, some of which may provide better availability or more competitive pricing than that offered by the Company. The Company anticipates that a significant portion of its revenues will continue to be derived from the sale of capacity for relatively few travel providers. In 1997, (i) two auto rental companies represented an aggregate of 87% of European auto rental pro forma net revenues; (ii) six cruise lines represented an aggregate of 74% of cruise pro forma net revenues; and (iii) two airlines represented an aggregate of 52% of airline pro forma net revenues. The Company's agreements with its travel providers can generally be canceled or modified by the travel provider upon relatively short notice. The loss of a contract, changes in the Company's pricing agreements or commission schedules or more restricted access to travel providers' capacity could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the lodging industry recently has witnessed a period of consolidation. Continued consolidation could reduce the Company's electronic hotel reservation services customer base which could, in turn, have a material adverse effect on the Company's financial condition and results of operations.

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

     The Company intends to increase its revenues, expand the markets it serves and increase its service offerings in part through the acquisition of additional operating companies. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company, as well as higher acquisition prices. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Customer dissatisfaction or performance problems at a single acquired company could also have an adverse effect on the reputation of the Company. The Company may also seek international acquisitions that may be subject to additional risks associated with doing business in foreign countries. In addition, there can be no assurance that businesses acquired will achieve anticipated revenues and earnings. The Company continually reviews various strategic acquisition opportunities and has held discussions with a number of such acquisition candidates. As of the date of this Prospectus, the Company is not party to any agreements with respect to any acquisitions. See "Business--Growth Strategy."

RISKS RELATED TO ACQUISITION FINANCING AND POSSIBLE NEED FOR ADDITIONAL CAPITAL

     The Company plans to finance future acquisitions by using shares of its Common Stock for a substantial portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to maintain its acquisition program. If the Company has insufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company's line of credit will be sufficient or that other financing will be available on terms the Company deems acceptable. If the Company is unable to obtain financing sufficient for all of its desired acquisitions, it may be unable to fully carry out its acquisition strategy. In addition, to maintain historical levels of growth, the Company may need to seek additional funding through public or private financing. Adequate funds for these purposes may not be available when needed or may not be available on terms acceptable to the Company. If funding is insufficient, the Company may be required to delay, reduce the scope of or eliminate some or all of its expansion programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEPLOYMENT OF NEW TECHNOLOGY

     Commencing in the summer of 1998 and continuing for 18 to 24 months thereafter, the Company expects that it will replace many of the existing computer systems at the Operating Companies and implement its new "Universal" architecture. There can be no assurance that these new systems will be successfully developed, installed according to the expected time frame or within the anticipated budget, implemented without any disruption to the Company's business or result in the intended operational benefits and cost efficiencies. See "Business--Information Technology."

DEPENDENCE UPON TECHNOLOGY

     The Company's business is currently dependent upon a number of different information and telecommunication technologies to facilitate its access to information and manage a high volume of inbound and outbound calls. Any failure of this technology would have a material adverse effect on the Company's business, financial condition and results of operations. For example, during 1996, one of the Operating Company's results of operations were adversely affected by unanticipated shortcomings in the functionality of call center software installed as part of a new telephone system. In addition, the Company is dependent upon certain third party vendors, including central reservation systems, such as SABRE Group and Amadeus and THISCO for access to certain information. Any failure of these systems or restricted access by the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

     The technology systems being used currently at the Company's headquarters are Year 2000 compliant, and new systems currently under development by the Company are working with compliant standards. An assessment of the Year 2000 readiness of the technology currently being used in the Operating Companies is in process, and the Company cannot make any assurances with respect to such readiness at this time. The assessment being conducted by the Company includes inquiries of management and certification requests from hardware and software vendors. New systems under development by the Company are expected to replace some of the older software applications currently in use at certain Operating Companies. There can be no assurance, however, that such replacements will be made or will be made on time. The Company can not assess whether its travel providers and other third parties have appropriate plans to remedy Year 2000 compliance issues where their systems interface with the Company's systems or otherwise impact its operations. There can be no assurance that a failure of systems of third parties on which the Company's systems and operations rely to be Year 2000 compliant will not have a material adverse effect on the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Information Technology."

MANAGEMENT OF GROWTH; FACTORS AFFECTING INTERNAL GROWTH

     The Company expects to continue to grow internally and through acquisitions. The Company expects to spend significant time and effort expanding existing businesses and identifying, completing and integrating acquisitions. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified or retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain qualified management, the Company's business, financial condition and results of operations could be materially adversely affected. While the Company has experienced revenue and earnings growth on a pro forma basis over the past few years, there can be no assurance that the Company will continue to experience internal growth comparable to these levels, if at all. From time to time, certain of the Operating Companies have been unable to hire and train the number of qualified sales personnel needed to meet the demands of their businesses. Factors affecting the ability of the Company to continue to experience internal growth include, but are not limited to, the ability to expand the travel services offered, the continued relationships with certain travel providers and travel agents, the ability to recruit and retain qualified sales personnel, the ability to cross-sell services within the Company and continued access to capital. See "Business--Growth Strategy" and "Management."

RISKS ASSOCIATED WITH THE TRAVEL INDUSTRY; GENERAL ECONOMIC CONDITIONS

     The Company's results of operations are dependent upon factors generally affecting the travel industry. The Company's revenues and earnings are especially sensitive to events that affect domestic and international air travel, cruise travel, auto rentals in Europe and room nights. A number of factors could result in an overall decline in demand for travel, including political instability, armed hostilities, international terrorism, extreme weather conditions, a rise in fuel prices, a decline in the value of the U.S. dollar, labor disturbances, excessive inflation, a general weakening in economic activity and reduced employment in the U.S. These types of events could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Industry Overview."

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The domestic and international leisure travel industry is seasonal. The results of each of the Operating Companies have been subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry, especially the leisure travel segment. Net revenues and net income for a majority of the Operating Companies are generally higher in the second and third quarters. Seasonality depends on the particular leisure travel service sold. The Company expects seasonality to continue in the future on a combined basis. The Company's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, changes in the mix of services offered by the Company as a result of acquisitions, internal growth rates among various travel segments, fare wars by travel providers, changes in relationships with certain travel providers, the timing of the payment of overrides by travel providers, extreme weather conditions or other factors affecting travel. Unexpected variations in quarterly results could also adversely affect the price of the Common Stock, which in turn could limit the ability of the Company to make acquisitions. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

SUBSTANTIAL AMOUNT OF GOODWILL

     Approximately $84.3 million, or 69.5%, of the Company's pro forma total assets as of March 31, 1998, is goodwill, which represents the excess of consideration paid over the estimated fair market value of net assets acquired in business combinations accounted for under the purchase method. The Company generally amortizes goodwill on a straight line method over a period of 35 years with the amount amortized in a particular period constituting a non-cash expense that reduces the Company's net income. Amortization of goodwill resulting from certain past acquisitions, and additional goodwill recorded in certain future acquisitions may not be deductible for tax purposes. In addition, the Company will be required periodically to evaluate the recoverability of goodwill by reviewing the anticipated undiscounted future cash flows from operations and comparing such cash flows to the carrying value of the associated goodwill. If goodwill becomes impaired, the Company would be required to write down the carrying value of the goodwill and incur a related charge to its income. A reduction in net income resulting from a write down of goodwill would currently affect financial results and could have a material and adverse impact upon the market price of the Common Stock.

SUBSTANTIAL COMPETITION

     The travel service industry is extremely competitive and has low barriers to entry. The Company competes with other distributors of travel services, travel providers, travel agents, tour operators and central reservation service providers, some of which have greater experience, brand name recognition and/or financial resources than the Company. The Company's travel providers may decide to compete more directly with the Company and restrict the availability and/or preferential pricing of their capacity. In addition, other distributors may have relationships with certain travel providers providing better availability or more competitive pricing than that offered by the Company. Furthermore, some travel agents have a strong presence in their geographic area which may make it difficult for the Company to attract customers in those areas.

RELIANCE ON KEY PERSONNEL

     The Company's operations are dependent on the efforts and relationships of Joseph V. Vittoria and the other executive officers as well as the senior management of the Operating Companies. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these individuals become unable to continue in their role the Company's business or prospects could be adversely affected. Although the Company has entered into an employment agreement with each of the Company's executive officers and the executive officers of each Operating Company, there can be no assurance that such individuals will continue in their present capacity for any particular period of time. The Company does not maintain key man life insurance covering any of its executive officers or other members of senior management. See "Management."

VOTING CONTROL OF EXISTING MANAGEMENT AND STOCKHOLDERS

     After giving effect to the Offering, the Company's executive officers and directors, their affiliates and executive officers of the Operating Companies beneficially own shares of Common Stock representing 32.7% of the total voting power of the Common Stock (38.7% if all shares of Restricted Common Stock were converted into Common Stock). These persons, if acting in concert, will be able to exercise control over the Company's affairs and are likely to be able to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal and Selling Stockholders" and "Description of Capital Stock--Common Stock and Restricted Common Stock."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     Sales of substantial amounts of Common Stock in the public market during or after the Offering, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities or to use such securities as consideration in acquisitions. Upon completion of the Offering, the Company will have 12,635,528 shares of Common Stock outstanding. Of these shares, 6,586,000 shares will be freely tradeable without restriction under the Securities Act. The remaining 6,049,528 shares represent (i) shares beneficially owned by "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act) and other original investors in the Company and (ii) shares issued to sellers of companies acquired by the Company during the past year, which shares may be sold in the open market in compliance with the applicable requirements of Rule 144 or Rule 145 under the Securities Act or, in certain cases, pursuant to the Company's shelf registration statement. In addition, 40,000 shares may be acquired pursuant to outstanding currently exercisable options. The Company, its directors and executive officers and the Selling Stockholders have agreed that they will not offer, sell, contract to sell, pledge, grant any option for the sale of, announce their intention to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 120 days after the date of this Prospectus without the prior written consent of Credit Suisse First Boston, except for, in the case of the Company, Common Stock issued pursuant to any employee or director benefit plans described herein or in connection with acquisitions.

     Pursuant to a shelf registration statement filed with the Commission on May 4, 1998, the Company registered 1,506,706 shares of the Company's Common Stock under the Securities Act for use by the Company as consideration for recent and future acquisitions and 1,668,294 shares of the Company's Common Stock to be sold by certain stockholders of the Company. Upon issuance, those shares will generally be freely tradable, unless the resale thereof is contractually restricted. When possible, the Company will seek restrictions on the shares issued as consideration for future acquisitions that are as restrictive as those described in the preceding paragraph, however, such restrictions may not be available in certain cases, such as transactions accounted for using the pooling of interests method of accounting. See "Shares Eligible for Future Sale."

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or the failure of the Company to meet such estimates, conditions in the economy in general or in the travel industry in particular, and unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the travel service industry. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTI-TAKEOVER EFFECTS

     The Board of Directors of the Company is authorized to issue preferred stock in one or more series without stockholder action. The Board of Directors of the Company serve staggered terms. The existence of this "blank-check" preferred stock and the staggered Board of Directors could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Certain provisions of the Delaware General Corporation Law and, in the event that the Company's stockholders approve the reincorporation of the Company from Delaware to Florida at the 1998 Annual Meeting of Stockholders to be held in July 1998 (the "1998 Annual Meeting"), the Florida Business Corporation Act, may also discourage takeover attempts that have not been approved by the Board of Directors. See "Management--Directors and Executive Officers" and "Description of Capital Stock."

                                USE OF PROCEEDS

     The net proceeds to the Company (after deducting underwriting discounts and commissions and estimated offering expenses) from the sale of 1,500,000 shares of Common Stock offered by the Company are estimated to be approximately $47.2 million ($63.9 million if the Underwriters' over-allotment option is exercised in full) at an assumed public offering price of $33.375 per share, based on the last reported sale price of the Common Stock on the Nasdaq Stock Market on June 16, 1998. The Company will not receive any of the proceeds from the sale of 2,000,000 shares of Common Stock offered hereby by the Selling Stockholders.

     The Company intends to apply a portion of the net proceeds from the Offering to repay the amounts outstanding under the Company's $30 million revolving line of credit (which are expected to be approximately $28.6 million at the closing of the Offering). Indebtedness under the Company's revolving line of credit has been used for acquisitions (including the Company's recent acquisitions of The Cruise Line Inc. and Lexington), is payable October 15, 2000 and bears interest at an effective rate of 7.1% per year as of June 9, 1998. Amounts repaid under the revolving line of credit may be reborrowed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The Company intends to use the remaining net proceeds for capital and technology expenditures. The Company has reviewed various strategic acquisition opportunities and has held discussions with a number of such acquisition candidates. The Company is not a party to any agreements regarding any acquisitions as of the date of this Prospectus. Pending utilization as described above, the Company intends to invest the net proceeds in short-term, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government, or a combination thereof.

                                DIVIDEND POLICY

     The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, the Company's Credit Facility includes restrictions on the ability of the Company to pay dividends without the consent of the lender.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on the Nasdaq Stock Market under the symbol "TRVL." The Company completed its initial public offering in July 1997 at a price of $14.00 per share. The following table sets forth, for the Company's fiscal periods indicated, the range of high and low reported sales prices for the Common Stock.

1997                                                     HIGH         LOW
----                                                 -----------   ---------
Third Quarter 1997 (from July 23, 1997) ..........    $25 5/8       $18 7/8
Fourth Quarter ...................................    $26           $19 3/8

1998
----
First Quarter ....................................    $33 11/16     $17 7/8
Second Quarter (through June 16, 1998) ...........    $39 3/8       $30

     On June 16, 1998, the last reported sale price of the Common Stock on the Nasdaq Stock Market was $33.375 per share. On June 16, 1998, there were 142 holders of record of the Company's Common Stock, although the Company believes the number of beneficial holders is substantially greater.

                                CAPITALIZATION

     The following table sets forth the consolidated cash and equivalents and capitalization of the Company (i) at March 31, 1998; (ii) on a pro forma basis to give effect to the Lexington Acquisition; and (iii) as further adjusted to give effect to the issuance of the 1,500,000 shares of Common Stock offered hereby (at as assumed public offering price of $33.375 based on the last reported sales price of the Common Stock on the Nasdaq Stock Market on June 16,
1998) and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjuntion with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto contained elsewhere in this Prospectus.

                                                                                 MARCH 31, 1998
                                                                  --------------------------------------------
                                                                                                    PRO FORMA
                                                                    ACTUAL         PRO FORMA       AS ADJUSTED
                                                                  ----------   ----------------   ------------
Cash and equivalents ..........................................    $20,619        $  10,619         $ 39,228
                                                                   =======        =========         ========
Long-term debt, less current portion ..........................    $12,699        $  22,699(1)      $  4,099
                                                                   -------        ---------         --------
Stockholders' Equity(2):
 Preferred stock, $0.01 par value, 1,000,000 shares authorized;
   none outstanding ...........................................         --               --               --
 Common stock, $0.01 par value, 50,000,000 shares authorized;
   10,504,826 shares outstanding, 10,790,540 shares outstanding pro forma, and 12,290,540 shares outstanding pro forma
   as adjusted ................................................        105              108              123
 Additional paid-in capital ...................................     52,462           62,459          109,653
 Retained earnings ............................................      4,623            4,623            4,623
                                                                   -------        ---------         --------
 Total stockholders' equity ...................................     57,190           67,190          114,399
                                                                   -------        ---------         --------
  Total capitalization ........................................    $69,889        $  89,889         $118,498
                                                                   =======        =========         ========

----------------
(1) Does not include an additional $10.0 million of long-term debt incurred or any other pro forma adjustments in connection with the acquisition of The Cruise Line Inc. on April 1, 1998.

(2) Does not include (i) 1,207,633 shares issuable upon the exercise of options outstanding as of June 9, 1998, (ii) an aggregate of an additional 408,600 shares (after giving effect to the Offering) reserved for issuance under the Company's 1997 Long-Term Incentive Plan and 1997 Non-Employee Directors' Stock Option Plan and (iii) 878,187 shares reserved for issuance under the Company's shelf registration statement filed with the Commission on May 4, 1998. See "Management--Director Compensation; 1997 Non-Employee Directors' Stock Plan" and "Management--1997 Long-Term Incentive Plan" and "Shares Eligible for Future Sale."

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     On July 28, 1997, the Company consummated its initial public offering and acquired the Founding Companies in transactions accounted for using the purchase method of accounting. Historical financial statements do not include the operating results of the Founding Companies (other than Auto Europe, the "accounting acquiror") prior to July 1997. Historical financial statements for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998 include the operating results of five additional specialized distributors of cruise reservation services acquired from November 1997 through March 1998 under transactions accounted for using the pooling of interests method of accounting (the "Pooling Acquisitions"). Historical financial statements for the three months ended March 31, 1998 also include the operating results of three specialized distributors of reservations (one airline, one cruise and one auto rental) acquired during the first quarter of 1998 under transactions accounted for using the purchase method of accounting (the "Purchase Acquisitions"), from the date of acquisition through March 31, 1998. Historical financial statements do not include the operating results of two other specialized distributors of cruise reservations acquired in April and May 1998 (the "Second Quarter 1998 Poolings") which will be accounted for using the pooling of interests method of accounting, as the financial results of these acquisitions were not material to the Company's results of operations. Historical financial statements do not include the April 1, 1998 acquisition of The Cruise Line Inc., a specialized distributor of cruise reservation services, accounted for under the purchase method of accounting (the "Cruise Line Purchase") or the June 1, 1998 acquisition of Lexington Services Associates, Ltd., an electronic hotel reservation services company, accounted for using the purchase method of accounting (the "Lexington Acquisition").

     The historical financial data of the Company as of December 31, 1996 and 1997 and for each of the five years ending December 31, 1993, 1994, 1995, 1996, and 1997 have been derived from the audited consolidated financial statements of the Company included elsewhere herein and from the Company's Registration Statement dated July 22, 1997. The historical financial data of the Company for the three months ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company included elsewhere herein, which have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The information contained in these tables should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

     Historical financial statements do not include the operating results of the Founding Companies (other than Auto Europe, the "accounting acquiror") prior to July 1997, and, therefore, are not meaningful when comparing historical operating results for the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1997 and 1998. Accordingly, pro forma combined results of operations and pro forma diluted earnings per share for the Company are presented which give effect to the results of the Company combined with all the Founding Companies and the Lexington Acquisition as if the Combinations and the Lexington Acquisition had occurred at the beginning of each respective period, along with certain adjustments associated with the Combinations, the Pooling Acquistions and the Lexington Acquisition. The pro forma combined statements do not include the operating results of the Second Quarter 1998 Poolings and the Cruise Line Purchase as operating results of these acquisitions were not material to the Company's results of operations. The pro forma financial data have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the Founding Companies and the Lexington Acquisition been under common control prior to the Combinations or the Lexington Acquisition, or which may result in the future.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              YEARS ENDED DECEMBER 31,
                                ------------------------------------------------------------------------------------
                                                                                                            PRO
                                                                                                           FORMA
                                     1993          1994          1995          1996          1997         1997(1)
                                ------------- ------------- ------------- ------------- ------------- --------------
STATEMENT OF
 INCOME DATA:
Net revenues ..................  $    12,208   $    17,156   $    30,024   $    36,720   $    62,076   $     92,899
Operating expenses ............        8,469        11,101        19,079        24,762        39,342         56,734
                                 -----------   -----------   -----------   -----------   -----------   ------------
Gross profit ..................        3,739         6,055        10,945        11,958        22,734         36,165
General and administrative
 expenses .....................        3,986         6,276        10,534        11,478        17,864         20,316
Goodwill amortization .........           --            --            --            --           514          2,034
                                 -----------   -----------   -----------   -----------   -----------   ------------
Income from operations ........         (247)         (221)          411           480         4,356         13,815
Other expenses, net ...........           19            28            43           182            66            252
                                 -----------   -----------   -----------   -----------   -----------   ------------
Income before provision for
 income taxes .................         (266)         (249)          368           298         4,290         13,563
Provision for income
 taxes ........................           --            --           147           171           861          5,696
                                 -----------   -----------   -----------   -----------   -----------   ------------
Net income ....................  $      (266)  $      (249)  $       221   $       127   $     3,429   $      7,867
                                 ===========   ===========   ===========   ===========   ===========   ============
Per Share Data(2):
 Basic earnings
  per share ...................  $     (0.10)  $     (0.10)  $      0.09   $      0.05   $      0.58
                                 ===========   ===========   ===========   ===========   ===========
 Diluted earnings
  per share ...................  $     (0.10)  $     (0.10)  $      0.09   $      0.05   $      0.57   $       0.71
                                 ===========   ===========   ===========   ===========   ===========   ============
Shares used in computing
 basic earnings per share .....    2,587,873     2,587,873     2,587,873     2,587,873     5,883,667
                                 ===========   ===========   ===========   ===========   ===========
Shares used in computing
 diluted earnings per share        2,587,873     2,587,873     2,587,873     2,587,873     6,022,649     11,031,279
                                 ===========   ===========   ===========   ===========   ===========   ============

                                               THREE MONTHS ENDED MARCH 31,
                                ----------------------------------------------------------
                                                                   PRO            PRO
                                                                  FORMA          FORMA
                                     1997          1998          1997(1)        1998(1)
                                ------------- -------------- -------------- --------------
STATEMENT OF
 INCOME DATA:
Net revenues ..................  $    11,302   $     24,936   $     20,760   $     27,818
Operating expenses ............        7,580         14,237         12,949         15,883
                                 -----------   ------------   ------------   ------------
Gross profit ..................        3,722         10,699          7,811         11,935
General and administrative
 expenses .....................        3,046          6,977          4,104          7,404
Goodwill amortization .........           --            407            509            607
                                 -----------   ------------   ------------   ------------
Income from operations ........          676          3,315          3,198          3,924
Other expenses, net ...........           63             43            153             84
                                 -----------   ------------   ------------   -------------
Income before provision for
 income taxes .................          613          3,272          3,045          3,840
Provision for income
 taxes ........................          257          1,374          1,279          1,612
                                 -----------   ------------   ------------   -------------
Net income ....................  $       356   $      1,898   $      1,766   $      2,228
                                 ===========   ============   ============   =============
Per Share Data(2):
 Basic earnings
  per share ...................  $      0.14   $       0.18
                                 ===========   ============
 Diluted earnings
  per share ...................  $      0.14   $       0.18   $       0.16   $       0.20
                                 ===========   ============   ============   =============
Shares used in computing
 basic earnings per share .....    2,587,873     10,427,197
                                 ===========   ============
Shares used in computing
 diluted earnings per share        2,587,873     10,817,991     10,887,375     11,419,101
                                 ===========   ============   ============   =============

                                                      DECEMBER 31,
                               -----------------------------------------------------------
                                  1993        1994         1995         1996        1997
                               ---------- ------------ ------------ ------------ ---------
BALANCE SHEET DATA:
Working capital ..............   $ (891)    $ (2,729)    $ (2,866)    $ (5,357)   $ 1,197
Total assets .................    3,307        4,689        7,430       11,610     68,307
Long-term debt ...............       17           24          191        2,272      4,129
Stockholders' equity .........      (95)        (535)          90          248     50,838

                                             MARCH 31, 1998
                               ------------------------------------------
                                                             PRO FORMA
                                  ACTUAL    PRO FORMA(3)   AS ADJUSTED(4)
                               ----------- -------------- ---------------
BALANCE SHEET DATA:
Working capital ..............  $     411     $ (8,357)       $ 20,252
Total assets .................    100,524      121,377         149,986
Long-term debt ...............     12,699       22,699           4,099
Stockholders' equity .........     57,190       67,190         114,399

--------------
(1) The pro forma financial data includes: (i) the results of the Company, each Founding Company and the Lexington Acquisition as if the Combinations and the Lexington Acquisition had occurred at the beginning of each respective period; (ii) amortization of goodwill resulting from the Combinations and the Lexington Acquisition; (iii) certain adjustments to salaries, bonuses, management fees and benefits to former owners and key management of the Founding Companies, the Lexington Acquisition and the Pooling
    Acquisitions, to which such persons have agreed prospectively ("Compensation Differential"); (iv) reversal of acquisition costs associated with Pooling Acquisitions; (v) provision for income taxes as if pro forma income was subject to corporate federal and state income taxes during the periods; and (vi) the issuance of 315,395 shares of Common
    Stock at an assumed offering price of $33.375 per share, the net proceeds of which would be sufficient to repay debt incurred in connection with the Lexington Acquisition. See Note 4 to the Company's Consolidated Financial Statements.
(2) Diluted earnings per share have been restated to comply with Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE. See
    Note 2 to the Company's Consolidated Financial Statements.
(3) Gives effect to the Lexington Acquisition which occurred on June 1, 1998. Does not include an additional $10.0 million of long term debt incurred or any other pro forma adjustments in connection with the acquisition of The Cruise Line, Inc. on April 1, 1998.
(4) Adjusted to give effect to the issuance and sale of the 1,500,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $33.375 per share based on the last reported sales price of the Common Stock on the Nasdaq Stock Market on June 16, 1998) and the application of the net proceeds therefrom as described under "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Historical and Pro Forma Financial Data" and the Company's Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.

INTRODUCTION

     The Company's revenue is derived primarily from selling travel related services, including cruise vacations, airline tickets and European auto rentals, and providing electronic hotel reservation services. The Company does not record the total gross amount of the travel services sold to travelers or travel agents. Net revenues recorded by the Company include commissions and markups on travel services, volume bonuses and override commissions, processing and delivery fees, franchise fees and hotel reservation fees. The Company records net revenues when earned which, for auto rentals and airline tickets is at the time the reservation is booked and ticketed, for cruise bookings is when the cruise is fully paid for and the customer is no longer entitled to a full refund of the cost of the cruise, generally 45 to 90 days prior to the sailing date, and for hotel reservation services is at the time the traveler checks out of the hotel. The Company provides an allowance for cancellations, reservation changes, "no shows" and currency exchange guarantees which is based on historical experience.

     Operating expenses include compensation of sales and sales support personnel, commissions, credit card merchant fees, telecommunications, mail, courier, marketing, global distribution systems fees and other expenses that vary with revenues. Commissions to travel agents are typically based on a percentage of the gross amount of the travel services sold. The Company's sales personnel are compensated either on an hourly basis, a commission basis or a combination of the two, with the majority of agents receiving a substantial portion of their compensation based on sales generated. The Company's independent contractors selling cruises receive a portion of the commissions earned by the Company. The Company receives a portion of commissions earned by its franchisees selling cruises.

     General and administrative expenses include compensation and benefits to management and administrative employees, fees for professional services, rent, information services, depreciation, travel and entertainment, office services, amortization of capitalized internally developed software and other overhead costs. Internally developed software is amortized over five years.

     The Company records as goodwill the excess of consideration paid over the estimated fair market value of net assets acquired in business combinations accounted for under the purchase method. Goodwill is amortized over 35 years for the travel service companies acquired and over five years for an acquired software company. As of March 31, 1998, including the pro forma adjustment for the Lexington Acquisition, goodwill, net was $84.3 million.

RESULTS OF OPERATIONS--HISTORICAL

     The following table sets forth for 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998 certain items from the Company's Historical Statement of Income Financial Data expressed as a percentage of net revenues:

                                                                                                  THREE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                   MARCH 31,
                                                     ---------------------------------------   -------------------------
                                                         1995          1996          1997          1997          1998
                                                     -----------   -----------   -----------   -----------   -----------
Net revenues .....................................       100.0%        100.0%        100.0%        100.0%        100.0%
Operating expenses ...............................        63.5          67.4          63.4          67.1          57.1
                                                         -----         -----         -----         -----         -----
Gross profit .....................................        36.5          32.6          36.6          32.9          42.9
General and administrative expenses ..............        35.1          31.3          28.8          27.0          28.0
Goodwill amortization ............................          --            --           0.8            --           1.6
                                                         -----         -----         -----         -----         -----
Income from operations ...........................         1.4           1.3           7.0           6.0          13.3
Other expenses, net ..............................         0.2           0.5           0.1           0.6           0.2
                                                         -----         -----         -----         -----         -----
Income before provision for income taxes .........         1.2           0.8           6.9           5.4          13.1
Provision for income taxes .......................         0.5           0.5           1.4           2.3           5.5
                                                         -----         -----         -----         -----         -----
Net income .......................................         0.7%          0.3%          5.5%          3.1%          7.6%
                                                         =====         =====         =====         =====         =====

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

     Net revenues increased from $11.3 million in the three months ended March 31, 1997 (the "1997 Period") to $24.9 million in the three months ended March 31, 1998 (the "1998 Period"). Net revenues in the European auto rental segment increased 19.6%, with the balance attributable to the inclusion of the net revenues of four of the Founding Companies commencing on July 28, 1997 and the Purchase Acquisitions in 1998.

     Operating expenses increased from $7.6 million in the 1997 Period to $14.2 million in the 1998 Period. As a percentage of net revenues, total operating expenses decreased from 67.1% in the 1997 Period to 57.1% in the 1998 Period, primarily due to changes in the mix of business in each travel segment as a result of acquisitions, and as a result of lower commission expenses as a percentage of net revenues in the European auto rental segment in the 1998 Period as compared to the 1997 Period.

     General and administrative expenses increased from $3.0 million in the 1997 Period to $7.0 million in the 1998 Period, and were 27.0% and 28.0% of net revenues, respectively. This increase was primarily the result of expenses associated with being a public company and corporate overhead which did not exist prior to the intitial public offering, offset in part by lower general and administrative expenses at the Operating Companies as a percentage of net revenues.

     Goodwill amortization was $407,000 in 1998. No goodwill amortization was recorded prior to the Combinations in July 1997.

1996 COMPARED TO 1997

     Net revenues increased from $36.7 million in 1996 to $62.1 million in 1997. This increase is primarily attributable to a 27.0% increase in net revenues from European auto rental reservations and a 19.7% increase in cruise net revenues at the companies comprising the Pooling Acquisitions, as well as the inclusion of the net revenues of four of the Founding Companies commencing on July 28, 1997.

     Operating expenses increased from $24.8 million in 1996 to $39.3 million in 1997. As a percentage of net revenues, total operating expenses decreased from 67.4% in 1996 to 63.4% in 1997, primarily due to lower salaries and commission expenses as a percentage of net revenues at Auto Europe, as well as the operating expenses at the Pooling Acquisitions and the four other Founding Companies being lower as a percentage of net revenues than at Auto Europe.

     General and administrative expenses increased from $11.5 million in 1996 to $17.9 million in 1997, and were 31.3% and 28.8% of net revenues, respectively. This decrease as a percentage of net revenues was the result of the Pooling Acquisitions and the four other Founding Companies generally having lower general and administrative expenses as a percentage of net revenues than Auto Europe, offset in part by expenses associated with being a public company and corporate overhead which did not exist prior to the initial public offering.

     Goodwill amortization was $514,000 in 1997. No goodwill amortization was recorded prior to the Combinations in July 1997.

1995 COMPARED TO 1996

     Net revenues increased from $30.0 million in 1995 to $36.7 million in 1996. This increase is attributable to a 17.3% and a 24.1% increase in net revenues from European auto rental reservations and cruise reservations, respectively.

     Operating expenses increased from $19.1 million in 1995 to $24.8 million in 1996. As a percentage of net revenues, total operating expenses increased from 63.5% in 1995 to 67.4% in 1996, primarily due to higher salaries and commission expenses as a percentage of net revenues at Auto Europe.

     General and administrative expenses increased from $10.5 million in 1995 to $11.5 million in 1996, and were 35.1% and 31.3%, respectively, of net revenues. This decrease as a percentage of net revenues was the result of spreading overhead costs over a larger revenue base in 1996.

RESULTS OF OPERATIONS--PRO FORMA

     Due to the significance of the Combinations in July 1997 and the Lexington Acquisition in June 1998, pro forma statements of operations are presented for 1997, the 1997 Period and the 1998 Period, which give effect to the results of the Company combined with all the Founding Companies and the Lexington Acquisition as if the Combinations and the Lexington Acquisition had occurred at the beginning of each respective period, along with certain adjustments associated with the Combinations, the Pooling Acquisitions and the Lexington Acquisition.

     The pro forma results include the effects of: (i) the Combinations and the Lexington Acquisition; (ii) amortization of goodwill resulting from the Combinations and the Lexington Acquisition; (iii) certain adjustments to salaries, bonuses, management fees and benefits to former owners and key management of the Founding Companies, the Lexington Acquisition and the Pooling Acquisitions, to which such persons have agreed prospectively ("Compensation Differential"); (iv) reversal of acquisition costs associated with Pooling Acquisitions; and (v) provision for income taxes as if pro forma income was subject to corporate federal and state income taxes during the periods.

     The pro forma financial data have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the Founding Companies and the Lexington been under common control prior to the Combinations or the Lexington Acquisition, or which may result in the future.

     The following table sets forth for 1997, the 1997 Period and the 1998 Period certain items from the Company's Selected Pro Forma Statement of Income Financial Data expressed as a percentage of net revenues:

                                                                            THREE MONTHS
                                                                                ENDED
                                                        YEAR ENDED            MARCH 31,
                                                       DECEMBER 31,   -------------------------
                                                           1997           1997          1998
                                                      -------------   -----------   -----------
 Net revenues .....................................        100.0%         100.0%        100.0%
 Operating expenses ...............................         61.1           62.4          57.1
                                                           -----          -----         -----
 Gross profit .....................................         38.9           37.6          42.9
 General and administrative expenses ..............         21.9           19.8          26.6
 Goodwill amortization ............................          2.2            2.5           2.2
                                                           -----          -----         -----
 Income from operations ...........................         14.8           15.3          14.1
 Other expenses, net ..............................          0.2            0.6            --
                                                           -----          -----         -----
 Income before provision for income taxes .........         14.6           14.7          14.1
 Provision for taxes ..............................          6.1            6.2           5.8
                                                           -----          -----         -----
 Net income .......................................          8.5%           8.5%          8.3%
                                                           =====          =====         =====

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

     Net revenues increased $7.1 million, or 34.0%, from $20.8 million in the 1997 Period to $27.8 million in the 1998 Period. The increase in net revenues is primarily attributable to increased sales volumes of travel services by the Company in each segment. Net revenues for the period increased 55.2%, 21.0%, 19.6% and 34.0%, in the cruise, air, European auto rental, and hotel segments, respectively. Cruise passengers handled increased from 71,000 to 106,000 (49.3%), airline tickets issued increased from 60,000 to 75,000 (25.0%), European car rental reservations increased from 63,000 to 77,000 (22.2%), and hotel room nights increased from 338,000 to 466,000 (37.9%). Of the 34.0% increase in combined pro forma net revenues, 9.5% was attributable to the Purchase Acquisitions and 24.5% was attributable to internal growth at the Founding Companies, the Pooling Acquisitions and the Lexington Acquisition.

     Operating expenses increased $2.9 million, or 22.7%, from $12.9 million in the 1997 Period to $15.9 million in the 1998 Period. As a percentage of net revenues, total operating expenses decreased from 62.4% in the 1997 Period to 57.1% in the 1998 Period, primarily as a result of a decrease in commission and net advertising expenses as percentages of net revenues.

     General and administrative expenses increased $3.3 million, or 80.4%, from $4.1 million in the 1997 Period to $7.4 million in the 1998 Period, and were 19.8% and 26.6% of net revenues, respectively. This increase as a percentage of net revenues was primarily the result of expenses associated with being a public company and corporate overhead which did not exist prior to the initial public offering, offset in part as a result of spreading overhead costs over a larger revenue base.

     Goodwill amortization expense increased $98,000, or 19.3%, from $509,000 in the 1997 Period to $607,000 in the 1998 Period. The increase in goodwill amortization expense in the 1998 Period was the result of amortization related to the Purchase Acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's three primary sources for liquidity and capital are cash flow from operating activities, issuance of Common Stock and borrowings under its Credit Facility.

     In the three months ended March 31, 1997 and 1998, on a historical basis, net cash provided by operating activities was approximately $5.9 million and $14.2 million, respectively, capital expenditures were $509,000 and $897,000, respectively, and net repayment of debt was $2.4 million and $249,000, respectively. For the years ended December 31, 1996 and 1997, on a historical basis, net cash provided by operating activities was approximately $114,000 and $3.2 million, respectively, capital expenditures were $3.0 million in each year, and net repayment of debt was $1.1 million and $3.7 million, respectively.

     On July 28, 1997, the Company issued an aggregate of 6,297,225 shares of Common Stock, with 3,422,225 shares issued in connection with the Combinations and 2,875,000 shares sold at a price of $14.00 per share in the Company's initial public offering. The net proceeds to the Company from the initial public offering (after deducting underwriting discounts, commissions and offering expenses) were $33.2 million. Of this amount, $29.1 million represents the cash portion of the purchase price related to the Combinations, including working capital adjustments and estimated reimbursements to stockholders of three of the Founding Companies that had elected S Corporation status under the Internal Revenue Code for certain taxes incurred by them in connection with the Combinations. The remaining $4.1 million was used for general corporate purposes.

     The Company issued 1,384,689 shares of Common Stock during 1997 in connection with five acquisitions, excluding the Combinations, and issued 338,411 shares of Common Stock and paid $8.4 million cash consideration during the 1998 Period in connection with the 1998 Acquisitions.

     The Company has a credit facility agreement with NationsBank, N.A. with respect to a $30.0 million revolving line of credit (the "Credit Facility") and a term loan facility of $2.1 million (the "Term Loan"). Borrowings under the Credit Facility and Term Loan are due October 15, 2000 and October 5, 2000, respectively. The Credit Facility may be used for acquisitions, letters of credit not to exceed $3.0 million, and for capital expenditures (including but not limited to investments in technology) and general corporate purposes which in the aggregate may not exceed $5.0 million. As of March 31, 1998, outstanding borrowings under the Credit Facility totaled $8.6 million. On April 1, 1998, an additional $10.0 million was borrowed under the Credit Facility to finance, in part, the Cruise Line Purchase. On June 1, 1998, an additional $10.0 million was borrowed under the Credit Facility to finance, in part, the Lexington Acquisition. Interest on outstanding balances of the Credit Facility are computed based on the Eurodollar Rate plus a margin ranging from 1.25% to 2.0%, depending on certain financial ratios. Availability fees of 25 basis points per annum payable on the unused portion of the Credit Facility and a facility fee are paid equal to 5/8 of one percent of the aggregate principal balance on the Term Loan. The Credit Agreement requires the Company to secure an interest rate hedge on fifty percent of the outstanding principal amount borrowed under the Credit Facility and one hundred percent of the outstanding balance on the Term Loan. As of June 5, 1998, the Company entered into interest rate swap hedge agreements totaling $16.4 million and maturing in October 2000. The Credit Facility is secured by substantially all the assets of the Company and requires the Company to comply with various loan covenants, which include maintenance of certain financial ratios, restrictions on additional indebtedness and restrictions on liens, guarantees, advances, capital expenditures, sale of assets and dividends.

     The Company plans to repay the $28.6 million outstanding under the Credit Facility as of June 1, 1998 from a portion of the net proceeds of the Offering. All amounts repaid may be reborrowed by the Company.

     On March 30, 1998, $3 million previously pledged to Barnett Bank was released in exchange for a guarantee by the Company of outstanding debt of one of the Founding Companies. Such debt, totaling $3,141,241, was repaid on April 28, 1998, including $1,901,838 which was refinanced using the proceeds of the Term Loan.

     The Company expects to spend in excess of $8 million during 1998 for capital expenditures, including $4 million for development of technology applications. The remainder of this 1998 capital budget relates to purchases of computer hardware and personal computers, telecommunications equipment, leasehold and building improvements and furniture and fixtures. For the 1998 Period, $897,000 has been expended, of which $307,000 relates to development of technology applications. The Company also expects to expend approximately $11 million in 1999 for development of technology applications, excluding computer and telecommunications hardware and implementation costs.

     The technology systems being used currently at the Company's headquarters are Year 2000 compliant, and new systems currently under development by the Company are working with compliant standards. An assessment of the Year 2000 readiness of the technology currently being used in the Operating Companies is in process, and the Company cannot make any assurances with respect to such readiness at this time. The assessment being conducted by the Company includes inquiries of management and certification requests from hardware and software vendors. New systems under development by the Company are expected to replace some of the older software applications currently in use at certain Operating Companies. There can be no assurance, however, that such replacements will be made or will be made on time. The Company can not assess whether its travel providers and other third parties have appropriate plans to remedy Year 2000 compliance issues where their systems interface with the Company's systems or otherwise impact its operations. There can be no assurance that a failure of systems of third parties on which the Company's systems and operations rely to be Year 2000 compliant will not have a material adverse effect on the Company's business, financial conditionand operating results.

     Depending on the methods of financing and the size of potential acquisitions, the Company believes that the net proceeds of the Offering, together with cash flow from operating activities and borrowings under the Credit Facility, will be adequate to meet the Company's capital requirements over the next 12 months.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The results of the Company are subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry, especially the leisure travel segment. Seasonality also varies depending on the travel segment. Net revenues and operating income of the European auto rental segment are generally higher in the first and second quarters, net revenues and operating income of the airline and cruise reservation companies are generally higher in the second and third quarters, and net revenues and operating income of the lodging segment are generally higher in the third and fourth quarters. The Company expects this seasonality and quarterly fluctuations to continue.

     The Company's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, changes in the mix of services offered by the Company, fare wars by travel providers, net daily rates charged to travelers by hotels, changes in relationships with certain travel providers (including commission rates and programs), changes in the timing and payment of overrides by travel providers, extreme weather conditions or other factors affecting travel or the economy.

     The following table presents summary financial data on a pro forma basis for each of the five most recent quarterly periods:

                                                                THREE MONTH PERIODS ENDED,
                                       ----------------------------------------------------------------------------
                                        MARCH 31,      JUNE 30,      SEPTEMBER 30,     DECEMBER 31,      MARCH 31,
                                           1997          1997             1997             1997            1998
                                       -----------   ------------   ---------------   --------------   ------------
Net revenues .......................    $ 20,760       $ 29,213        $ 23,768          $ 19,158        $ 27,818
Gross profit .......................       7,811         12,773           8,917             6,664          11,935
Income from operations .............       3,198          7,120           2,671               826           3,924
Net income .........................       1,766          4,069           1,562               470           2,228
Diluted earnings per share .........    $   0.16       $   0.37        $   0.14          $   0.04        $   0.20

NEW ACCOUNTING PRONOUNCEMENTS

     The Company implemented several new accounting pronouncements and standards in 1997 and 1998. The Company adopted in 1997 Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic earnings per common share calculations are determined by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents (options) outstanding.

     Pursuant to AICPA Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" the Company has begun to capitalize certain direct costs related to strategic systems development projects. The Company capitalized $492,000 of such costs through March 31, 1998.

     The Company adopted in 1998 Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components in the financial statements. For the periods presented there were no differences between net income and comprehensive net income.

     In June 1997, the FASB issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about product and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on consolidated results of operations, financial position or cash flow.

                                   BUSINESS

INDUSTRY OVERVIEW

     Domestic travel and tourism spending by U.S. travelers was an estimated $417 billion in 1997 and is forecasted to increase at a compound annual growth rate of 6.7% through the year 2000. The market for specialized distributors of leisure travel services is highly fragmented, and includes numerous small specialized distributors that generally have made little investment in technology to improve their selling effectiveness efficiency and access to information. Many of these specialized distributors are small and generally have made little investment in technology to improve their selling effectiveness, efficiencies and access to information. Furthermore, most of these companies lack the volume necessary to obtain preferential pricing from travel providers or to create effective national marketing campaigns. The Company believes significant growth opportunities are available to a well capitalized company providing a broad offering of specialized travel services with a high level of customer service and state-of-the-art technology infrastructure.

     CRUISE INDUSTRY. The number of North American cruise passengers is expected to increase from 5.1 million in 1997 to 7.0 million by the year 2000, an 11.5% compound annual growth rate. In addition, industry analysts forecast a 10.3% compound annual growth rate in capacity over the same period, with a total of 25 new vessels, contracted or planned, adding a net supply of approximately 40,700 berths. The character of a cruise varies significantly among the different cruise lines and cruise ships. In addition, a cruise vacation, which consists of lodging, entertainment, dining and travel, typically represents a large portion of a traveler's vacation budget. As a result, cruise sales require significant marketing time and effort in comparison with other travel services. Cruise lines traditionally have relied primarily on third party distributors to sell virtually all of their berth capacity. It is estimated that 6% of cruise vacations are sold directly by the internal sales departments of the cruise lines. While travel agents remain an important channel of distribution for cruise lines, specialized cruise vacation distributors have become an increasingly significant source of capacity utilization and, accordingly, are given preferential pricing, cooperative advertising dollars and access to preferred berth locations. In contrast to most traditional travel agents, specialized cruise distributors offer travelers extensive knowledge of cruise options available and are able to provide more detailed information with respect to daily excursions and other amenities.

     AIRLINE INDUSTRY. The number of passengers carried by the major U.S. based airlines increased 2.9% to 542 million in 1997 from 526 million in 1996, with domestic and international passenger growth of 2.8% and 4.1%, respectively. Airlines rely heavily on travel agents and specialized distributors to supplement their own internal marketing efforts. Given their focus on air travel and their corresponding large volumes of reservations, specialized distributors often receive preferential pricing from domestic airlines. In addition, international airlines offer specialized distributors controlled access to capacity at discounted prices and typically utilize a limited number of specialized distributors in order to increase capacity utilization without disrupting their overall pricing strategy. These specialized distributors are then able to offer non-published discounted fares for domestic and international flights to both travel agents and travelers.

     EUROPEAN AUTO RENTAL INDUSTRY. U.S. citizen departures to Europe increased 11.1% to 10.1 million in 1997 from 9.0 million in 1996. In 1998, 10.5 million U.S. citizen departures to Europe are expected. Unlike domestic auto rental providers which, to a large extent, market directly to travelers in the U.S., European auto rental providers rely heavily on third party distributors to market to U.S. customers traveling abroad. As in the U.S., European auto rental providers focus on the business traveler segment which peaks in the spring and fall seasons. As a result, specialized distributors in the U.S. serve an important role to these European auto rental providers by supplementing their sales efforts during non-peak periods. In addition, these specialized distributors serve as a centralized and efficient source of information on pricing and availability of reservations to travel agents in the U.S.

     LODGING INDUSTRY. Average daily room rates in the U.S. lodging industry increased 6.2% to $75.04 in 1997 from $70.76 in 1996. Average daily room nights sold increased 2.3% to 2.3 million in 1997 from 2.2 million in 1996. Average daily rates and average daily rooms sold are expected to increase 5.3% and 2.2%, respectively, in 1998.

BUSINESS OVERVIEW


     The Company is a leading specialized distributor of cruise vacations, domestic and international airline tickets and European auto rentals, and a leading provider of electronic hotel reservation services, to travel agents and travelers. The Company commenced operations in July 1997 concurrently with its initial public offering and the acquisition of five specialized travel distributors, and has since acquired an additional 13 operating companies and a software development company. To date, the Company has focused its acquisitions primarily on distributors of cruise vacations to take advantage of recognized growth opportunities in that segment, and has emerged as the largest distributor of cruise vacations in the world. The Company also looks for opportunities to expand into new segments of the leisure travel industry that are complementary to its existing lines of business. In June 1998, the Company entered the lodging travel services segment with the acquisition of Lexington which the Company believes is the second largest electronic hotel reservation services company in the United States. In 1997, on a pro forma basis, the Company sold reservations for approximately 274,000 airline passengers, 213,000 cruise passengers, 259,000 European auto rentals and 1,316,000 room nights, representing gross sales volume in excess of approximately $600 million.


     The Company offers travel agents and travelers a combination of specialized expertise, the ability to compare travel options from multiple travel providers and competitive prices. Unlike traditional travel agents who often lack extensive knowledge about the specific services being offered, specialized distributors focus their efforts on certain segments of the travel service industry and thus provide a greater level of expertise and service with respect to their segments. The Company's ability to provide in-depth knowledge about alternative services from multiple travel providers also differentiates it from the internal sales departments of travel providers, who offer only that provider's services. The Company has preferred pricing and access to inventory through its negotiated arrangements with major airline, cruise line and European auto rental companies, including such travel providers as Continental Airlines, Inc., Delta Air Lines, Inc., Carnival Cruise Lines, Royal Caribbean Cruise Lines, Avis Europe Limited and Europcar International S.A. Recognizing the ability of specialized distributors to sell a significant amount of travel capacity, as well as their in-depth knowledge, travel providers are increasingly utilizing specialized distributors as a preferred source of distribution.

GROWTH STRATEGY

     The Company seeks to become the leading specialized distributor of leisure travel services by continuing its internal growth strategy and aggressive acquisition program. While the Company intends to continue to acquire specialized distributors of leisure travel services, strong internal revenue growth remains the core of the Company's growth strategy. Key elements of the Company's growth strategy include the following:

   /bullet/ INVESTMENT IN TECHNOLOGY.  An essential element of the Company's growth strategy is the development of state-of-the-art information and telecommunication technologies for use by the Company, as well as by travel agents and travelers through the Internet. The Company plans to invest approximately $15 million over the next 18 months to complete the development of its "Universal" architecture, consisting of the Universal Agent and Universal Manager applications. The Universal Agent is expected to allow the Company to increase its productivity and capabilities by: (i) allowing Company agents to process reservations more quickly; (ii) enabling Company agents to offer customers more comprehensive product information; (iii) providing Company agents additional selling and cross-selling capabilities; and (iv) allowing Company agents real time access to a comprehensive customer database; and (v) using the Internet to provide information and sell reservations. The Universal Manager, which will complement the

     Universal Agent application, is expected to allow the Company to consolidate fulfillment, back office and accounting procedures and effectively use the customer database to source new sales opportunities. The first stage of the Universal Agent is expected to be implemented in the summer of 1998 in connection with the airline segment of the Company's business, with applications for the Company's other travel segments expected to be implemented over the next 18 to 24 months.

   /bullet/ EMPHASIZE CROSS-SELLING. The Company intends to take advantage of significant cross-selling opportunities to further enhance revenue growth. The Company believes that the development and implementation of its technology will allow it to offer "one-stop shopping" for a variety of travel services while still providing extensive expertise within each leisure travel segment. For example, Travel 800, which currently focuses on domestic air travel, has begun to satisfy international air travel requests through Diplomat Tours and offer international travelers a European auto rental option through Auto Europe. Similarly, each of the cruise reservation companies is expected to have the technology to be able to provide travelers with domestic and international airline reservations related to their cruise vacation. Most of the Operating Companies in the Company's cruise segment are now selling Alaska land tour packages provided by Ship `N' Shore.

   /bullet/ CAPITALIZE ON ECONOMIES OF SCALE AND BEST PRACTICES. The Company believes that it can achieve significant economies of scale and that its sales volumes and relationships with travel providers enable it to obtain preferential pricing and access preferred travel provider inventories. The Company believes it can also benefit from greater purchasing power in certain key expense areas including telecommunications and advertising, as well as reduce total operating expenses by outsourcing, eliminating or consolidating certain duplicative marketing, back-office and administrative functions and by creating shared services centers. In addition, the Company has identified certain best practices, including marketing techniques, operation strategies and cost efficiencies, that can be implemented in order to generate incremental revenue and enhance profitability. For example, the Company has begun to implement travel insurance and cooperative marketing programs within its cruise business.

   /bullet/ EXPANSION THROUGH ACQUISITION. The Company continues to seek acquisitions in order to gain market share, add new areas of expertise, access new geographic markets and enter complementary business lines. The Company may also pursue international acquisitions that will enable the Company to expand its business model to include leisure travel originating in countries other than the U.S. and Canada. The Company will seek acquisition candidates that have long standing reputations and demonstrated growth and profitability.

    The Company believes that it is well positioned to continue to carry out its acquisition program. As consideration for acquisitions, the Company uses various combinations of Common Stock and cash and may, in the future, also use notes. The Company believes that the experience, reputation and relationships of the Operating Companies' management is of significant value in the Company's attempts to acquire other specialized distributors of travel services. In addition, the Company relies on the industry experience of its senior management, particularly Joseph Vittoria, the Chairman and Chief Executive Officer, who is the former Chief Executive Officer of Avis, Inc. and a founding member of the World Travel and Tourism Council, a global organization of the chief executive officers of companies engaged in all sectors of the travel and tourism industry.

    The Company continually reviews acquisitions of companies with long standing reputations and demonstrated growth and profitability and has held discussions with a number of acquisition candidates. The Company is not a party to any agreements regarding any acquisitions as of the date of this Prospectus.

ACQUISITIONS

     The following table sets forth certain information with respect to the Company's acquisitions:


OPERATING COMPANY           DATE OF ACQUISITION     TRAVEL SERVICE SEGMENT     PRIMARY LOCATION
-------------------------   ---------------------   ------------------------   -------------------------
Auto Europe                 July 1997               European auto rentals      Portland, Maine
Cruises Inc.                July 1997               Cruise vacations           Syracuse, New York
Cruises Only                July 1997               Cruise vacations           Orlando, Florida
D-FW Tours                  July 1997               International air          Dallas, Texas
Travel 800                  July 1997               Domestic air               San Diego, California
Cruise Fairs of America     November 1997           Cruise vacations           Los Angeles, California
CruiseOne                   November 1997           Cruise vacations           Deerfield Beach, Florida
CruiseWorld                 November 1997           Cruise vacations           New York Tri-State area
Ship `N' Shore(1)           November 1997           Cruise vacations           Englewood, Florida
Trax Software               December 1997           Software development       Delray Beach, Florida
Diplomat Tours(2)           January 1998            International air          Sacramento, California
Gold Coast Cruises          February 1998           Cruise vacations           North Miami, Florida
AutoNet International       February 1998           European auto rentals      Delray Beach, Florida
CruiseMasters               March 1998              Cruise vacations           Los Angeles, California
The Cruise Line Inc.        April 1998              Cruise vacations           North Miami, Florida
Landry & Kling              May 1998                Cruise vacations           Coral Gables, Florida
The Travel Company          May 1998                Cruise vacations           Atherton, California
Lexington Services          June 1998               Lodging reservations       Irving, Texas
ABC Corporate Services      July 1998               Lodging reservations       Oak Brook, Illinois


----------------
(1) Includes Ship `N' Shore Cruises, Inc., SNS Coach Line, Inc., SNS Travel Marketing, Inc., Cruise Mart, Inc. and Cruise Time, Inc.
(2) Includes Diplomat Tours, Inc. and International Airline Consolidators.

     Since the completion of the Company's initial public offering in July 1997, the Company has acquired 12 operating companies and a software development company. To date, the Company has focused its acquisitions primarily on distributors of cruise vacations to take advantage of recognized growth opportunities in that segment and has emerged as the largest distributor of cruise vacations in the world. The Company has recently entered into the lodging segment through its purchase of Lexington. The following is a summary of the strategy underlying the Company's acquisitions since the Company's initial public offering:


   /bullet/ Lexington Services and ABC Corporate Services--enabled the Company to enter into the lodging travel services segment.


   /bullet/ The Cruise Line Inc. and Gold Coast Cruises--significantly bolstered the Company's presence in the cruise segment, particularly in South Florida.

   /bullet/ Ship `N' Shore--provided Alaska land tour operations and expertise in the Alaska cruise market.

   /bullet/ CruiseMasters, Cruise Fairs of America and The Travel
     Company--provided a West Coast presence for the distribution of cruise vacations and added specific marketing expertise.

   /bullet/ CruiseOne--added a cruise franchise distribution system consisting of more than 350 franchisees.

   /bullet/ CruiseWorld--provided eight retail cruise distribution locations in the New York Tri-State area.

   /bullet/ Landry & Kling--provided expertise in cruise charters and corporate incentive marketing.

   /bullet/ Diplomat Tours and AutoNet International--expanded presence in
     European airline tickets and auto rental markets and bolstered relationships with travel agents.

   /bullet/ Trax Software--accelerated the development of the Company's technology systems.

OPERATING STRATEGY

     The Company seeks to provide comprehensive, quality leisure travel services, while improving efficiencies in its operations. The components of the Company's operating strategy include the following:

   /bullet/ PROVIDE EXTENSIVE EXPERTISE IN SPECIFIC TRAVEL SEGMENTS. The
     Company is a specialist in several travel services segments. By leveraging this specialized knowledge, the Company provides a higher level of expertise and information for a broader array of travel services than may be available through traditional distribution channels.

   /bullet/ MAINTAIN AND ENHANCE STRONG STRATEGIC RELATIONSHIPS WITH TRAVEL
     PROVIDERS. The Company believes that its strategic relationships with travel providers are integral to its success. The Company has negotiated with many travel providers for pricing that is often lower than published fares and preferred access to capacity. These strategic relationships enable the Company to access multiple providers within each travel segment and to offer prices that are generally lower than would be available to travel agents and travelers.

   /bullet/ MARKET THROUGH MULTIPLE DISTRIBUTION CHANNELS. The Company believes that utilizing multiple distribution channels provides it with additional sales opportunities, decreases its reliance on any one channel and differentiates it from competitors who offer their products through a single channel. The Company currently utilizes three distinct channels of distribution: (i) call centers staffed with trained sales personnel; (ii) home-based agents (including franchisees) who service their local markets; and (iii) traditional travel agents. The Company also intends to expand its presence on the Internet in order to create a fourth distribution channel for booking its products and services.

   /bullet/ OFFER A HIGH LEVEL OF CUSTOMER SERVICE. The Company believes that maintaining a high level of customer service is essential to its ability to generate significant repeat business. In addition to the Company's competitive prices, customer service is an important differentiating factor to both the leisure traveler who is making a significant investment in a vacation and the travel agent who is seeking the ability to make travel arrangements with greater ease.

   /bullet/ DEVELOP COMPREHENSIVE BRAND STRATEGY. The Company has reviewed various strategies in connection with the brand recognition and marketing of its services and intends to implement a comprehensive brand and marketing plan in the second half of 1998. This plan calls for the development of a new, identifiable national brand, while preserving existing brands that have a strong identity and loyal customer following.

   /bullet/ CAPITALIZE ON MANAGEMENT EXPERTISE. The Company's eight executive management personnel average more than 15 years of experience in various segments of the travel industry. In addition, the Company believes that the experienced local management teams at the Operating Companies have an in-depth understanding of their respective markets and businesses and have built strong relationships with travel providers and customers.

SERVICES

     The Company distributes leisure travel services for cruise vacations, domestic and international air travel and European auto rentals and also provides electronic hotel reservation services. The Company currently provides its services nationwide primarily through the use of toll-free telephone numbers and computerized central reservation systems. Typically, potential customers call the Company, often in response to an advertisement or other promotion. The Company's sales personnel assist potential customers, whether travel agents or travelers, in selecting the appropriate travel arrangement and making the reservation.

     CRUISE. The Company is the largest distributor of cruise line reservations in the world providing reservations for cruises on all major cruise lines. Typically, berths are booked on behalf of its customers at specified discounts from the published prices. In addition, the Company is permitted to reserve more desirable berths on a number of cruises, which gives the Company an "exclusive" right to sell these berths for a period of time. If the Company does not sell these reserved berths, they are returned to the cruise lines at a specified time, generally 60 or 90 days prior to sailing, at no cost to the Company. The Company also advises large groups, such as affinity groups, corporate groups and business seminars, in selecting the appropriate cruise and sells Alaskan land tour packages directly to travelers and through certain cruise line providers.

     The Company advises travelers and assists them in selecting the cruise that best fits their particular needs and desires. This requires the Company's sales personnel to have extensive knowledge about the character of the various cruise lines and the differences in their ships and cruises offered. The Company's sales personnel undergo extensive in-house training, participate in frequent seminars conducted by cruise lines and often receive complementary passes for cruises that provide the agent direct cruise line experience. Through the technology being developed by the Company, detailed information about ships, itineraries, destinations and other data is expected to be available to sales personnel at their desktops. Sales personnel endeavor to develop relationships with travelers in order to encourage repeat business. The Company provides extensive services to its cruise customers in the form of periodic mailings of information, reviews of various cruises and ships, advice regarding planning for the specific cruise and assistance in preparing the necessary travel documents. In addition to reserving a berth on a cruise, reservation agents can give customers information about the activities, shopping, sightseeing and restaurants available at the various ports at which the cruise stops and can make reservations for these activities. In 1997, the Company recognized cruise pro forma net revenue of $34.3 million on reservations for over 213,000 passengers on over 45 cruise lines, representing gross sales volume of approximately $270 million.

     AIR TRAVEL. The Company provides reservations for both domestic and international airline flights. Through strategic relationships with most major airlines, the Company is generally able to offer fares below published rates. The Company sells domestic airline reservations to travelers relying primarily on its reputation and telephone numbers such as 1-800-FLY-CHEAP and 1-800-LOW-FARE to attract business. The Company sells reservations for international flights primarily to travel agents utilizing multiple fax distribution technology to advise travel agents of special fares and promotions. In 1997, the Company recognized airline pro forma net revenues of $15.5 million on reservations for over 274,000 passengers, representing gross sales volume of approximately $98 million.

     EUROPEAN AUTO RENTAL. The Company provides reservations in the U.S. and Canada for auto rentals in Europe. The Company has agreements with a number of auto rental companies that operate in Europe, such as Alamo Europe, Avis Europe Limited, EuroDollar and Europcar International S.A., which provide automobiles to the Company for rental. The Company's European auto rental customers are primarily travel agents. The Company's field representatives establish and maintain relationships with a majority of the travel agents located in the U.S. Auto rentals in Europe pose a number of challenges for a U.S. traveler. In addition to costs such as drop off fees and airport levies, travelers run the risk of additional costs associated with currency fluctuations and rate changes if they do not pre-pay in U.S. dollars. Travelers are also faced with age restrictions, lack of flexibility in drop off and pick up and insurance complications. Further, the difficulty obtaining air conditioned, automatic transmission cars makes the European auto rental process difficult for travelers. The Company is able to simplify the process and overcome many of these challenges for travel agents and travelers. The Company maintains 24-hour toll-free numbers connected directly to its customer service department in the U.S. from which its customers in Europe can obtain emergency assistance. These toll-free numbers provides the customer with an English speaking contact with access to the appropriate emergency roadside assistance in the relevant foreign location. In 1997, the Company recognized European auto rental pro forma net revenues of $32.7 million from over 259,000 travelers, representing gross sales volume of approximately $81 million.

     LODGING. The Company provides electronic reservation processing services to over 2,100 independent and chain hotels in 48 countries worldwide. The Company's lodging service revenues are generally commission based and, therefore, largely depend on the volume of reservations processed on behalf of its hotel customers. The Company generally processes hotel reservations through the major computerized central reservation systems, including SABRE Group and Amadeus, through Internet sites such as TravelWeb and Expedia and through its call center. In 1997, the Company recognized hotel pro forma net revenues of $10.5 million from 1.3 million room nights, representing gross sales volume of approximately $150 million.

INFORMATION TECHNOLOGY

     The Company has adopted an information technology strategy that is focused on delivering value to the Company's operations and its customers and travel providers, while enabling efficient and effective "back-office" processes.

     The core of the Company's information technology strategy is the expected implementation of "Universal" architecture, a series of browser-based applications currently under development for use by Company personnel, travel agents and travelers to access and sell or purchase the Company's products and services. The Universal architecture is expected to allow the Company to sell better and faster, enabling real-time access to preferred fares and rates, inventories, product information, and customer profiles and history. This platform is also expected to be implemented on the Internet for access by travel agents and travelers to locate travel information and make travel reservations.

     The Company's information technology strategy consists of two key components: the Universal Agent and the Universal Manager. The Universal Agent applications are being designed to streamline and enhance the selling process and to permit simultaneous access to multiple source systems, including the Company's own database of preferred rates and fares and central reservation systems that hold inventory, such as SABRE and Amadeus. The Company is also designing systems to facilitate direct access to inventories of travel providers. The acquisition of Trax Software, Inc. ("Trax") in December 1997 accelerated the development of the design of the Universal Agent applications by using the logic contained within the Trax software and leveraging the in-depth industry knowledge of the Trax developers who joined the Company. The Universal Manager applications are expected to provide the tools necessary to allow the Company to consolidate back-office processes, including customer service, ticketing and fulfillment, and accounting.

     The Company is also investing in database management tools and infrastructure, including data warehousing tools to facilitate management reporting and decision support activities. The customer information database is at the center of this effort. The Company is investing in its customer information database, with the goal of owning the most comprehensive collection of customer information in the leisure travel industry.

TRAVEL PROVIDER RELATIONSHIPS

     The Company receives from certain travel providers pricing that is preferential to published fares which enables the Company to offer prices lower than would be generally available to travelers and travel agents. The Company's agreements with its travel providers can generally be canceled or modified by the travel provider upon relatively short notice. Other distributors may have similar arrangements with travel providers, some of which may provide better availability or more competitive pricing than that offered by the Company.

     The Company has negotiated arrangements with many major airline, cruise line and European auto rental companies and certain hotel chains. In 1997, (i) two auto rental companies represented an aggregate of 87% of European auto rental pro forma net revenues; (ii) six cruise lines represented an aggregate of 74% of cruise pro forma net revenues; and (iii) two airlines represented an aggregate of 52% of airline pro forma net revenues.

     The following table sets forth a list of certain of the Company's travel providers:

CRUISE LINES                  AIRLINES               EUROPEAN AUTO RENTAL COMPANIES   HOTELS
----------------------------- ---------------------- -------------------------------- ----------------------
Carnival Cruise Line          American Airlines      Alamo Europe                     Extended Stay America
Celebrity Cruise Line         British Airways        Avis Europe Limited              Harvey Hotels
Holland America               Continental Airlines   Budget                           Helmsley Hotels
Norwegian Cruise Line         Delta Air Lines        Europcar International S.A.      Summerfield Suites
Princess Cruises              Northwest Airlines
Royal Caribbean Cruise Line   US Airways
                              United Airlines

SALES AND MARKETING

     The Company engages in different marketing and advertising programs depending on the particular travel service and whether the customers are primarily travel agents or travelers. The Company markets domestic air travel service through the use of various toll-free numbers, such as 1-800-FLY-CHEAP and 1-800-LOW-FARE. The Company markets its other services to travelers in numerous ways, principally through newspaper and magazine advertisements highlighting toll-free numbers and special travel offers. In addition, the Company advertises on cable and satellite television and through direct mail. In many cases, the travel providers contribute to the cost of the advertising and marketing. To market directly to travel agents, the Company uses dedicated sales personnel, direct mailings and fax distribution technology. The Company believes it will be able to significantly increase its revenue base by offering travel agents and travelers a broader range of travel services through a single telephone call to any of the Company's locations or through the Internet. In addition, the Company will focus on increasing its revenues from its existing customers by cross-selling its services and broadening its service offerings.

COMPETITION

     The travel service industry is extremely competitive and has low barriers to entry. The Company competes with other distributors of travel services, travel providers, travel agents, tour operators, group travel sponsors and central reservation service providers, some of which have greater experience, brand name recognition and/or financial resources than the Company. The Company competes for customers based upon service, price and specialized in-depth knowledge and, with respect to sales to travel agents, attractive commission structures. The Company's travel providers may decide to compete more directly with the Company and restrict the availability and/or preferential pricing of their capacity. In addition, other distributors may have relationships with certain travel providers, providing better availability or more competitive pricing than that offered by the Company. Furthermore, some travel agents and group travel sponsors have a strong presence in their geographic area which may make it difficult for the Company to attract customers in those areas.

EMPLOYEES

     As of June 1, 1998, the Company had 1,416 full-time employees, of whom 673 were employed in connection with cruise services, 302 were employed in connection with air services, 281 were employed in connection with European auto rental services, 128 were employed in connection with hotel services and 32 were employed at the Company's corporate headquarters. In addition, the Company had contracts with 264 independent contractors and 353 franchisees, and used temporary employees as required to meet the needs of seasonal demand. The Company believes that its relations with its employees, independent contractors and franchisees are good.

FACILITIES

     As of June 1, 1998, the Company had 29 office facilities, two of which it owns and 27 of which are leased. As the Company continues to implement its growth strategy, certain changes are expected, such as combinations of facilities, expansion of other facilities, and the implementation of new call centers or shared services centers.

LEGAL PROCEEDINGS

     The Company is involved in various legal claims and actions arising in the ordinary course of business. The Company believes that none of these actions will have a material adverse effect on its business, financial condition and results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the Company's directors and executive officers.

NAME                                   AGE                           POSITION
----                                   ---                           --------
Joseph V. Vittoria(1)(3) ..........    63     Chairman and Chief Executive Officer, Director
Michael J. Moriarty ...............    51     President and Chief Operating Officer
Jill M. Vales .....................    40     Senior Vice President and Chief Financial Officer
Maryann Bastnagel .................    41     Senior Vice President and Chief Information Officer
Suzanne B. Bell ...................    31     Senior Vice President, General Counsel and Secretary
Melville W. Robinson ..............    42     Vice President, Corporate Development
John C. DeLano ....................    38     Vice President, Operations
Spencer Frazier ...................    46     Vice President, Marketing
Robert G. Falcone .................    56     CEO-Cruises Inc.; Director
Wayne Heller(3) ...................    41     CEO-Cruises Only; Director
Imad Khalidi ......................    46     CEO-Auto Europe; Director
John W. Przywara ..................    46     CEO-D-FW Tours; Director
Elan J. Blutinger(2) ..............    42     Director
D. Fraser Bullock(1)(3) ...........    43     Director
Tommaso Zanzotto(1)(2) ............    55     Director
Leonard A. Potter .................    36     Advisory Director

----------------
(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Acquisition Committee

     JOSEPH V. VITTORIA became the Chairman and Chief Executive Officer and a director of the Company in July 1997. From September 1987 to February 1997, Mr. Vittoria was the Chairman and Chief Executive Officer of Avis, Inc., a multinational auto rental company where he was employed for over 26 years. Mr. Vittoria was responsible for the purchase of Avis, Inc. by creating one of the world's largest Employee Stock Ownership Plans in 1987. He is a founding member of the World Travel and Tourism Council, a global organization of the chief executive officers of companies engaged in all sectors of the travel and tourism industry. He has been named travel executive of the year several times by various travel media, including BUSINESS TRAVEL NEWS, TRAVEL WEEKLY, TRAVEL AGENT TOUR AND TRAVEL NEWS-NORTH AMERICA. Mr. Vittoria serves on the Board of Directors of Transmedia Europe, Transmedia Asia, Carey International, Inc., ResortQuest International, Inc., CD Radio, Inc. and various non-profit associations.

     MICHAEL J. MORIARTY became the President and Chief Operating Officer of the Company in July 1997. Mr. Moriarty was the President and Chief Operating Officer of Studio Plus Hotels, Inc., a national extended stay hotel company from July 1996 until its sale in 1997. From 1981 to July 1996, Mr. Moriarty held various senior executive positions with the Marriott Company, a hotel company, including Brand Vice President of Marriott International (1994-1996), Vice President of Operations for the Residence Inn by Marriott Company (1989-1994), Vice President Finance and Development of Residence Inn (1987-1989), Vice President of Finance and Development for the Roy Rogers Restaurants Company, a subsidiary of the Marriott Company, and Director of Finance and Business Analysis for Marriott Hotels and Resorts.

     JILL M. VALES became Senior Vice President and Chief Financial Officer of the Company in July 1997. From 1996 to 1997, Ms. Vales served as the Chief Operating Officer of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., a law firm. From 1990 until 1996, Ms. Vales held various positions at Certified Vacations, an affiliate of Alamo Rent-A-Car, including Senior Vice President of Operations and Chief Financial Officer (1994-1996), Vice President of Finance and Operations (1992-1994) and Senior

Director of Finance and Operations and Controller (1990-1992). From 1979 to 1990, Ms. Vales held various positions at KPMG Peat Marwick, specializing in auditing travel companies. Ms. Vales is a certified public accountant.

     MARYANN BASTNAGEL became the Senior Vice President and Chief Information Officer of the Company in July 1997. From 1989 to 1997, Ms. Bastnagel held various positions with Marriott International, Inc. in information services and technology, including Vice President of Business Technology, where she was responsible for defining systems and technology strategy for the Marriott Lodging Group. From 1990 to 1994, Ms. Bastnagel was Vice President of Information Systems and a member of the Executive Committee for Residence Inn by Marriott. From 1985 to 1989, she was a Senior Manager with Price Waterhouse Management Consulting Services on large scale information systems development projects. From 1981 to 1985, Ms. Bastnagel was a Senior Consultant with Booz, Allen & Hamilton, Inc.


     SUZANNE B. BELL became the Senior Vice President, General Counsel and Secretary of the Company in July 1997. From July 1996 to July 1997, Ms. Bell was an attorney at Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. From September 1991 to July 1996, she was an attorney at Morgan, Lewis & Bockius LLP. Ms. Bell concentrated her law practice in the areas of mergers and acquisitions and securities laws, representing both public and private companies.


     MELVILLE W. ROBINSON became the Vice President, Corporate Development of the Company in July 1997. From 1994 to July 1997, Mr. Robinson served as the Chief Financial Officer of Cruises Only, one of the Founding Companies. From 1989 until 1993, Mr. Robinson was the President and Chief Financial Officer of the Gale Group, a U.S. based consumer products manufacturing firm. From 1986 to 1989, Mr. Robinson was a Managing Director at PNC Merchant Banking Corp., where he founded and managed the Growth Capital Group. From 1983 to 1986, Mr. Robinson was the Chief Financial Officer of Drug Emporium Inc., a publicly-traded discount drugstore chain.

     JOHN C. DELANO became Vice President, Operations, of the Company in January 1998. Mr. DeLano spent nearly twenty years in the auto rental industry, and from 1991 to 1997 he served as Managing Director and National Operations Manager for Avis Australia, where he coordinated the marketing, operations, human resources, information technology, sales, fleet, accounting and field management functions. In 1992, while under Mr. DeLano's supervision, Avis Australia was awarded the prestigious Australian Quality Award (similar to the Malcolm Baldridge Award in the U.S.) and the 1996 Australian Customer Service Award.

     SPENCER FRAZIER became Vice President, Marketing, of the Company in April 1998. From 1996 to 1998, Mr. Frazier served as the President of Worldwide Concepts, Inc., a consulting firm focused on the promotion of worldwide tourism. From 1994 to 1996, he was the Executive Vice President of Kloster Cruise Limited, overseeing marketing and sales for Royal Cruise Line and international marketing for Norwegian Cruise Line. From August 1991 to July 1994, he was President of Royal Viking Line.

     ROBERT G. FALCONE became a director of the Company in July 1997. Mr. Falcone has served as the Chairman and Chief Executive Officer of Cruises Inc. since its founding in 1982. Mr. Falcone is a member of the National Association of Cruise Only Agencies ("NACOA"), the Airline Reporting Corporation ("ARC"), the Travel Council of the World (Environmental Group), the American Society of Travel Agents ("ASTA"), Cruise Lines International Association ("CLIA") and is the co-founder of the Society of Elite Agents, a trade association of leading cruise specialists ("SEA").

     WAYNE HELLER became a director of the Company in July 1997. Mr. Heller has served as the Chief Executive Officer of Cruises Only since its founding in 1985 and was previously employed with Norwegian Caribbean Cruise Lines from 1980 to 1984. Mr. Heller is a member of ASTA, NACOA and CLIA.

     IMAD KHALIDI became a director of the Company in July 1997. Mr. Khalidi has been President of Auto Europe since 1992. In 1990, he joined Auto Europe as Executive Vice President of Marketing and

Sales. From 1983 to 1990, Mr. Khalidi served as an International Travel Trade Manager and an International Licensee Manager with Europcar International S.A., an auto rental company in France. Mr. Khalidi is a member of the Association of Retail Travel Agencies ("ARTA"), ASTA and CLIA.

     JOHN W. PRZYWARA became a director of the Company in July 1997. Mr. Przywara has served as President of D-FW Tours since its founding in 1978. Mr. Przywara is a member of the ARC, CLIA and IATAN.

     ELAN J. BLUTINGER has been a director of the Company since October 1996. Mr. Blutinger is a Managing Director of Alpine Consolidated LLC, a consolidator of highly fragmented businesses. From 1987 to 1995, he was the Chief Executive Officer of Shoppers Express, Inc., an electronic retailing service, which he founded. From 1983 to 1986, Mr. Blutinger was the Chairman and Chief Executive Officer of DSI, a wholesale distributor for the personal computer industry until its acquisition in 1986 by Independent Distribution Incorporated. Mr. Blutinger is also a director and co-founder of ResortQuest International, Inc.

     D. FRASER BULLOCK has been a director of the Company since October 1996. Mr. Bullock is a Managing Director of Alpine Consolidated LLC, and was most recently the President and Chief Operating Officer of VISA Interactive, a wholly-owned subsidiary of VISA International from its inception in 1994 to 1996. In 1993, Mr. Bullock became the President and Chief Operating Officer of U.S. Order, Inc., a provider of remote electronic transaction processing, until it was acquired by VISA International in 1994. From 1991 to 1992, Mr. Bullock was the Senior Vice President of U.S. Order, Inc. From 1986 to 1991, he was the Chief Financial Officer and Executive Vice President of World Corp., Inc., a holding company with various operating subsidiaries including World Airways, Inc. Mr. Bullock was a founding partner of Bain Capital, a Manager of Bain and Company, and a founder of MediVision, Inc., a consolidation of eye surgery centers. Mr. Bullock is also a director and co-founder of ResortQuest International, Inc.

     TOMMASO ZANZOTTO became a director of the Company in July 1997. Mr. Zanzotto is the President of Toscana Ville E Castelli, a real estate development company which owns and operates residential and commercial properties in the lodging and hotel industry. From 1994 to 1996, he was the Chairman and Chief Executive Officer of Hilton International. From 1969 to 1993, Mr. Zanzotto held various positions with American Express Travel Related Services including President International, American Express Financial and Travel Services (1990-1993); President, American Express Corporate Card Division (1987-1990); President, American Express Travelers Cheques (Europe, Africa, Middle East). Mr. Zanzotto is a member of the World Travel and Tourism Council, and a Governor of the Transportation and Travel Committee of the World Economic Summit. Mr. Zanzotto is also a director of Compass International Services Corporation.

     LEONARD A. POTTER served as a director of the Company from its formation until May 1997. After the initial public offering in July 1997, he became an Advisory Director to the Board. Mr. Potter is a co-founder and Managing Director of Capstone Partners, LLC, a venture firm specializing in consolidation transactions. Capstone Partners, LLC was a co-founder of Staffmark, Inc. and ResortQuest International, Inc. Prior to forming Capstone Partners, LLC in April 1996, Mr. Potter was an attorney at Morgan, Lewis & Bockius LLP for more than five years practicing in the areas of mergers and acquisitions and securities law. While at Morgan, Lewis & Bockius he represented a number of public companies in connection with their creation and subsequent implementation of consolidation strategies similar to the Company's, including U.S. Office Products, F.Y.I. Incorporated and Cotelligent Group.

BOARD OF DIRECTORS

     The Board of Directors of the Company consists of nine directors divided into three classes with each class serving for a term of three years. As of the date of this Prospectus, there is one vacancy on the Board of Directors. At each annual meeting of stockholders, directors will be elected by the holders of the Common Stock to succeed those directors whose terms are expiring. Directors whose terms expire in 1998 are: Elan J. Blutinger, D. Fraser Bullock and Tommaso Zanzotto; directors whose terms expire in 1999 are: Imad Khalidi, John W. Przywara and Joseph V. Vittoria; directors whose terms expire in 2000 are: Robert G. Falcone and Wayne Heller. The Board of Directors has established an Audit Committee, Compensation Committee and Acquisition Committee, and may establish other committees from time to time as the Board may determine.

     The Advisory Director attends meetings of the Board of Directors, consults with officers and directors of the Company and provides guidance (but not direction) concerning management and operation of the Company's business. The Advisory Director is not a director of the Company and accordingly will not have a right to vote as a director.

     The Audit Committee consists of three members, two of whom are independent directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and the results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, reviews recommendations regarding the Company's accounting methods and the adequacy of its systems of internal accounting controls, and reviews and approves financial press releases and reports.

     The Compensation Committee consists of two members, each of whom is a "disinterested director," as defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Exchange Act, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee determines compensation for the Company's executive officers, administers the Company's Plan and makes recommendations to the Board of Directors with respect to the Company's compensation policies.

     The Acquisition Committee consists of three fixed members and one floating member. The floating member changes based upon the business segment to which an acquisition relates. The Acquisition Committee has the authority to review and approve acquisitions with a purchase price of $10 million or less, provided that if the acquisition relates to a new line of business for the Company, then the acquisition must be reviewed and approved by the full Board of Directors.

     The Board of Directors does not have any other committees at this time, although additional committees may be formed in the future. All officers serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION; 1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries receives a fee of $2,000 for attendance at each Board of Directors' meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors' meeting). Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof incurred in their capacity as directors.

     The Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan") , which was adopted by the Board of Directors and approved by the Company's stockholders in 1997, provides for: (i) the automatic grant to each non-employee director and Advisory Director (a "Participant") serving at the commencement of the initial public offering of an option to purchase 10,000 shares; and thereafter (ii) the automatic grant to each Participant of an option to purchase 10,000 shares upon such person's initial election as a director or appointment as an Advisory Director. In addition, the Directors' Plan provides for an automatic annual grant to each Participant of an option to purchase 5,000 shares at each annual meeting of stockholders following the initial public offering; provided, however, that if the first annual meeting of stockholders following a person's initial election as a non-employee director or appointment by the Board as an Advisory Director is within three months of the date of such election or appointment, such person will not be granted an option to purchase 5,000 shares of Common Stock at such annual meeting. These options will have an exercise price per share equal to the fair market value of a share at the date of grant. Options granted under the Directors' Plan will expire at the earlier of 10 years from the date of grant or one year after termination of service as a director or advisor, and options will be immediately exercisable. In addition, the Directors' Plan permits Participants to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" that may be settled at future dates, as elected by the Participants. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. The Company has reserved 100,000 shares of Common Stock for use in connection with the Directors' Plan. Upon consummation of the initial public offering, Messrs. Blutinger, Bullock, Zanzotto and Potter each received options to purchase 10,000 shares.

EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation paid to the Company's Chief Executive Officer and five of the Company's other most highly compensated executive officers whose total annualized salary and bonus was $100,000 or more (the Chief Executive Officer and such other executive officers are sometimes referred to herein as the "Named Executive Officers") with respect to the year ended December 31, 1997:

                          SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                               ANNUAL COMPENSATION           AWARDS
                                                           ---------------------------   -------------
                                                                                           SECURITIES
                                                                                           UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR(1)     SALARY(2)($)     BONUS($)      OPTIONS(#)     COMPENSATION($)
--------------------------------------------   ---------   --------------   ----------   -------------   ----------------
Joseph V. Vittoria, CEO ....................      1997          84,615        86,000        100,000             --
Michael J. Moriarty, President/COO .........      1997          63,462        51,500         75,000          6,104(3)
Jill M. Vales, Sr. VP/CFO ..................      1997          63,462        32,000         50,000         24,000(4)
Maryann Bastnagel, Sr. VP/CIO ..............      1997          63,462        48,500        110,000          8,172(3)
Suzanne B. Bell,
  Sr. VP/General Counsel ...................      1997          52,885        27,000         25,000             --
Imad Khalidi,
  VP European Operations(5) ................      1997         293,231       295,000             --             --

----------------
(1) With the exception of Mr. Khalidi, each of the Named Executive Officers commenced employment with the Company upon consummation of the initial public offering (July 28, 1997). Mr. Khalidi served as President of Auto Europe prior to the initial public offering. Commencing on July 28, 1997, Mr. Khalidi served as CEO of Auto Europe and as a director and Vice President, European Operations, of the Company.

(2) Annual salaries are as follows: $200,000 for Mr. Vittoria; $150,000 for each of Mr. Moriarty, Ms. Vales and Ms. Bastnagel; and $125,000 for Ms. Bell. Mr. Khalidi's 1997 salary and bonus include amounts paid by Auto Europe prior to the initial public offering. After the initial public offering, Mr. Khalidi's annual salary is $140,000.

(3) Consists of relocation expenses paid during 1997.

(4) Consists of consulting fees paid prior to the consummation of the Company's initial public offering.

(5) Effective March 1998, Mr. Khalidi no longer serves as Vice President, European Operations, but continues in his capacities as CEO of Auto Europe and as a director of the Company.

     The following table sets forth the stock options granted to the Named Executive Officers during the year ended December 31, 1997:

                       STOCK OPTION GRANTS AND EXERCISE

                                                             INDIVIDUAL GRANTS
                                               ---------------------------------------------
                                  NUMBER OF      % OF TOTAL
                                 SECURITIES        OPTIONS                                         GRANT
                                 UNDERLYING      GRANTED TO      EXERCISE OR                       DATE
                                   OPTIONS      EMPLOYEES IN      BASE PRICE     EXPIRATION       PRESENT
NAME                             GRANTED(#)      FISCAL YEAR        ($/SH)          DATE        VALUE($)(1)
----                            ------------   --------------   -------------   ------------   ------------
Joseph V. Vittoria ..........      100,000           10.4            14.00        7/28/07        821,000
Michael J. Moriarty .........       75,000            7.8            14.00        7/28/07        615,000
Jill M. Vales ...............       50,000            5.2            14.00        7/28/07        410,000
Maryann Bastnagel ...........      110,000           11.4            14.00        7/28/07        903,000
Suzanne B. Bell .............       25,000            2.6            14.00        7/28/07        205,000
Imad Khalidi ................           --            --               --              --             --

----------------
(1) Calculated using the Black-Scholes valuation method.

     None of the Named Executive Officers exercised any stock options during 1997. Each of the options set forth in the table above will vest in equal installments on each of the first four anniversaries of the initial public offering.

EMPLOYMENT AGREEMENTS; COVENANTS NOT TO COMPETE

     Mr. Vittoria has entered into an employment agreement with the Company providing for an annual base salary of $200,000. Mr. Moriarty has entered into an employment agreement with the Company providing for an annual base salary of $150,000 plus in the first year a guaranteed minimum bonus of $75,000. Ms. Vales, Mr. Khalidi, Ms. Bastnagel and Ms. Bell each have entered into an employment agreement with the Company providing for an annual base salary of $150,000, $140,000, $150,000 and $125,000 respectively. Each of these agreements is for a term of three years. In addition, certain executive officers of the Operating Companies, including Messrs. Falcone, Heller and Przywara, members of the Board of Directors, have entered into employment agreements. Effective July 28, 1997, Mr. Falcone's employment agreement is for a term of five years; Mr. Heller's and Mr. Przywara's employment agreements are for a term of three years (in each case, the "Initial Term"). Unless terminated or not renewed by the Company or the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each employment agreement contains a covenant not to compete (the "Covenant") with the Company for a period of two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment. Under this Covenant, the executive officer is prohibited from: (i) engaging in any travel service business in direct competition with the Company within defined geographic areas in which the Company or its subsidiaries does business; (ii) enticing a managerial employee of the Company away from the Company; (iii) calling upon any person or entity which is, or has been, within one year prior to the date of termination, a customer of the Company; or (iv) calling upon a prospective acquisition candidate which the employee knew was approached or analyzed by the Company, for the purpose of acquiring the entity. The Covenant may be enforced by injunctions or restraining orders and shall be construed in accordance with the changing activities, business and location of the Company.


     Each of these employment agreements provides that, in the event of a termination of employment by the Company without cause during the Initial Term the employee will be entitled to receive from the Company an amount equal to his or her then current salary for the remainder of the Initial Term or for one year, whichever is greater. In the event of a termination of employment without cause after the Initial Term of the employment agreement, the employee will be entitled to receive an amount equal to his or her then current salary for one year. In either case, payment is due in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the agreement) during the Initial Term, if the employee is not given at least five days' notice of such change in control and the successor's intent to be bound by such employment agreement, the employee's employment agreement shall be deemed terminated and the employee shall receive in one lump sum three times the amount he or she would receive pursuant to a termination without cause during the Initial Term. In addition, in the event of any change in control situation, the employee may elect to terminate his or her employment agreement and receive in one lump sum two times the amount he or she would receive pursuant to a termination without cause during the Initial Term. The employment agreements of Messrs. Falcone, Heller, Khalidi and Przywara also state, that in the event of a termination without cause by the Company or a change in control, the employee may elect to waive the right to receive severance compensation and, in such event, the non-competition provisions of the employment agreement will not apply. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his employment agreement and receive in one lump sum two times the amount he would receive pursuant to a termination without cause during the Initial Term. In such an event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination.


     Each agreement with respect to the acquisition of an Operating Company (including the Founding Companies) also contains a similar covenant prohibiting sellers from competing with the Company for a periods following the consummation of the respective acquisition.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with each of the Company's directors and executive officers. The indemnification agreements require, among other things, that the Company indemnify its directors and executive officers to the fullest extent permitted by law, and advance to the directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Charter and Bylaws, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides.

1997 LONG-TERM INCENTIVE PLAN

     In May 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the "Plan"). The purpose of the Plan is to provide officers, employees, directors who are also employees, consultants and independent contractors of the Company or any of its subsidiaries, with additional incentives by increasing their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock. The Compensation Committee of the Board of Directors administers the Plan and generally selects the individuals who will receive awards and the terms and conditions of those awards.

     The Company initially reserved 900,000 shares of Common Stock for use in connection with the Plan. Beginning with the initial public offering and continuing each fiscal quarter thereafter, the number of shares available for use in connection with the Plan may not exceed the greater of 900,000 shares or 12% of the aggregate number of shares of Common Stock outstanding on the last day of the preceding calendar quarter. Subject to stockholder approval at the Company's 1998 Annual Stockholders Meeting to be held in July 1998, the Compensation Committee of the Company's Board of Directors authorized an increase in the number of shares available for use in connection with the Plan to 15% of the aggregate number of shares outstanding on the last day of the preceding calendar quarter.

     As of June 8, 1998, 1,260,579 shares are reserved for use in connection with the Plan (1,440,579 shares after giving effect to the Offering), of which 1,167,663 shares have been granted. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards. The Compensation Committee of the Board of Directors has granted an additional option to Mr. Vittoria to purchase 100,000 shares, effective July 1, 1998. The vesting of these options will occur over four years and may be accelerated based upon thresholds of $50, $75 and $100 for the share price of the Common Stock. In addition, based upon availability of shares under the Plan and thresholds for the price of the Common Stock of $50 and $75, additional option grants of 150,000 shares and 200,000 shares, respectively, are expected to be issued to Mr. Vittoria. All options will be granted with exercise prices equal to the fair market value at the time of grant.


     The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

401(K) PLAN

     The Company established a new 401(k) plan effective July 1, 1998; existing 401(k) plans and similar plans at the Operating Companies will be suspended or rolled into the new plan. All employees of the Company, meeting certain minimum eligibility requirements, are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may contribute up to 20% of his or her pre-tax gross compensation (but not greater than a statutorily prescribed annual limit). The percentage elected by certain highly compensated participants may be required to be lower. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company. All amounts contributed by employee participants in conformance with plan requirements and earnings on such contributions are fully vested at all times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of Tommaso Zanzotto and Elan Blutinger. Mr. Zanzotto has never been an officer or employee of the Company or its subsidiaries. Mr. Blutinger was an officer of the Company prior to the Company's initial public offering. The Company was initially capitalized by Alpine Consolidated, LLC, a consolidator of highly fragmented businesses, of which Mr. Blutinger is a Managing Director, and Capstone Partners, LLC. As a result of a 5,444.45 for one stock split effective on May 14, 1997, the 300 shares of Common Stock initially issued by the Company to its founders, including Alpine Consolidated, LLC, totaled 1,633,335 shares on the consummation of the initial public offering. In addition, prior to consummation of the initial public offering, TSGI Funding, LLC ("TSGI"), a Delaware limited liability company, extended loans to the Company from time to time in amounts equal to the legal, accounting and other transactional costs, expenses and disbursements incurred by the Company in connection with the acquisitions of the Founding Companies and the initial public offering. The member managers of TSGI were Alpine Consolidated, LLC and Capstone Partners, LLC. All amounts loaned by TSGI were repaid, without interest, by the Company on July 28, 1997, upon consummation of the initial public offering. Such loans aggregated $950,000.

                             CERTAIN TRANSACTIONS

FORMATION, INITIAL PUBLIC OFFERING AND FOUNDING COMPANY ACQUISITIONS

     The Company was formed in April 1996. The Company was initially capitalized by Alpine Consolidated, LLC, a consolidator of highly fragmented businesses, of which Elan Blutinger and D. Fraser Bullock, Directors of the Company, are Managing Directors, and Capstone Partners, LLC, a venture firm specializing in consolidation transactions, of which Leonard Potter, who is an Advisory Director to the Board, is a Managing Director. As a result of a 5,444.45 for one stock split effective on May 14, 1997, the 300 shares of Common Stock initially issued by the Company to its founders totaled 1,633,335 shares on the consummation of the initial public offering.

     Prior to consummation of the initial public offering, TSGI Funding, LLC ("TSGI"), a Delaware limited liability company, extended loans to Travel Services International, Inc. from time to time in an amount equal to the legal, accounting and other transactional costs, expenses and disbursements incurred by the Company in connection with the acquisitions of the Founding Companies and the initial public offering. The member managers of TSGI International, Inc. were repaid, without interest, by the Company on July 28, 1997, upon consummation of the initial public offering. Such loans aggregated $950,000.

     The aggregate consideration paid by the Company in the acquisitions of the Founding Companies consisted of approximately $29.1 million in cash and 3,422,225 shares of Common Stock. In addition, certain non-operating assets with a net book value of approximately $2.2 million were excluded from the combinations of the Founding Companies (the "Combinations") and retained by certain stockholders of the Founding Companies. The following table sets forth the consideration paid to each of the Founding Companies.

COMPANY                           CASH           SHARES
-------------------------   ---------------   ------------
                             (IN THOUSANDS)
   Auto Europe ..........       $ 5,000        1,083,334
   Cruises Only .........         9,211          908,334
   Travel 800 ...........         9,241          902,778
   Cruises Inc. .........         3,431          333,334
   D-FW Tours ...........         2,215          194,445
                                -------        ---------
     Total ..............       $29,098        3,422,225
                                =======        =========

     The consideration paid for the Founding Companies was determined through arm's-length negotiations between the Company and representatives of each Founding Company. The cash portion includes working capital adjustments, reimbursements of certain legal and accounting fees incurred by stockholders and estimated reimbursements to certain stockholders for certain taxes that will be incurred by them in connection with the Combinations. The factors considered by the parties in determining the consideration paid included, among others, the historical operating results, the net worth, the levels and type of indebtedness and the future prospects of the Founding Companies. Each Founding Company was represented by independent counsel in the negotiation of the terms and conditions of the Combinations.

     Pursuant to the agreements entered into in connection with the acquisitions of the Founding Companies, the stockholders of the Founding Companies agreed not to compete with the Company for three years, commencing on the date of consummation of the initial public offering.

     Prior to the initial public offering of the Company, substantially all the indebtedness of the Founding Companies was personally guaranteed by their respective stockholders or by entities controlled by such stockholders. In connection with the Combinations, the Company assumed all remaining payment obligations of such indebtedness. Indebtedness assumed as of July 28, 1997 includes the following: (i) Auto Europe's mortgage note payable to Key Bank of $1,181,000, bearing interest at prime plus 1%, payable in monthly principal installments of $7,000, maturing in August 2002; (ii) Auto Europe's mortgage note payable to the U.S. Small Business Administration of $735,000, bearing interest at 7.25%, payable in monthly principal and interest payments of $6,000, maturing in October 2016; (iii) Cruises Only mortgage payable of $1,947,000 to Barnett Bank, bearing interest at 7.8% with monthly payments of $17,000 through October 2000 and thereafter bearing interest at a rate equal to the five year treasury yield plus 1.9% or prime, as selected by Cruises Only through maturity in October 2005; (iv) Cruises Only note payable to Barnett Bank of $603,000, bearing interest at 8.5% with monthly payments of $12,000, maturing in 2002; and (v) Cruises Only note payable to Barnett Bank of $842,000, bearing interest at prime minus .25% with monthly payments of $20,000, maturing in 2001.

     Subsequent to the Combinations, the Company repaid the mortgage to the Small Business Administration as required upon the change in ownership, and Cruises Only's obligations to Barnett Bank were modified to include a fixed interest rate of 7.2% and to pledge as collateral Company funds totaling $3 million. The collateral was released in April 1998 in exchange for a guarantee of such debt by the Company, which was then repaid.

     In connection with the Combinations, as a consideration for their interests in the Founding Companies, certain directors and holders of more than 5% of the outstanding shares of the Company, together with their spouses or trusts for the benefit of their immediate family members, received cash (including working capital adjustments and reimbursements of certain costs and expenses) and shares of Common Stock of the Company as follows:

                                       CASH         SHARES
                                  -------------   ----------
   Alex Cecil .................    $5,000,000     1,083,334
   Robert G. Falcone ..........    $3,431,000     300,000
   Wayne Heller ...............    $9,211,000     908,334
   Susan Parker ...............    $9,241,000     902,778
   John Pryzwara ..............    $2,215,000     194,445

OTHER TRANSACTIONS

     Since 1990, Cruises Inc. has leased office space from Pioneer Park I Company ("Pioneer") pursuant to a lease dated August 9, 1990, as subsequently amended and supplemented. One of the principals of Pioneer is Michael Falcone, the brother of Robert Falcone. The rent paid by Cruises Inc. to Pioneer during 1997 was $201,000. The lease terminates on February 29, 2006.

     Prior to the initial public offering, 800 Ideas, Inc., the predecessor to Travel 800 and a company controlled by Susan Parker, a greater than 5% stockholder of the Company, entered into a Custom Network Service Arrangement ("CNSA") with Sprint Communications Company LP for long distance telephone services. This contract was not transferred as part of the Combinations, but was retained by 800 Ideas, Inc. Travel 800 continues to utilize long distance telephone services under the CNSA and pays for its portion of usage under the CNSA.

     Jacqueline Duffort Cecil, the wife of Alex Cecil, a holder of more than 5% of the outstanding shares of the Company and the Chief Executive Officer of Auto Europe prior to July 1997, loaned $300,000 to Auto Europe on December 31, 1995 and 1996 at an interest rate of prime plus 1%. Auto Europe repaid this in February 1997.

     During 1995, Auto Europe advanced $2.1 million to Alex Cecil who used the advance to purchase an island off the coast of Maine. Subsequently he contributed this island to Auto Europe in return for the cancellation of his obligations on the advance. This island was not included in the assets of Auto Europe acquired by the Company in July 1997.

     Auto Europe has purchased computer equipment from The Series II Group, which is owned by Imad Khalidi, a director of the Company and Chief Executive Officer of Auto Europe, and certain other employees of Auto Europe. Auto Europe purchases the equipment at cost to The Series II Group. Auto Europe purchased $134,000 worth of computer supplies and equipment from The Series II Group during 1997.

     Prior to the initial public offering, Auto Europe extended a loan to Imad Khalidi, a director of the Company and Chief Executive Officer of Auto Europe. The indebtedness is evidenced by a note, the principal amount of which is $326,000. The note bears interest at 6% and is payable on September 30, 1998.

COMPANY POLICY

     Any future transactions with officers, directors and affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors.

                      PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of Common Stock, as of June 8, 1998, and as adjusted to reflect the sale of shares of Common Stock by the Company and the Selling Stockholders, by: (i) each beneficial owner of more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; (iv) each Selling Stockholder; and (v) all executive officers and directors as a group. Except as indicated in the footnotes below, the persons named in this table have sole voting and investment power with respect to the shares beneficially owned by them.


                                                    SHARES BENEFICIALLY                       SHARES BENEFICIALLY
                                                           OWNED              SHARES BEING      OWNED AFTER THE
                                                   PRIOR TO THE OFFERING         OFFERED            OFFERING
                                                  ------------------------   --------------   --------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)              NUMBER       PERCENT                       NUMBER     PERCENT
---------------------------------------           ------------   ---------                    ---------   --------
Joseph V. Vittoria(2) ...........................    370,000         3.3%             --       370,000       2.9%
Michael J. Moriarty(2) ..........................     64,583           *              --        64,583         *
Jill M. Vales(2) ................................     55,333           *              --        55,333         *
Maryann Bastnagel(2) ............................     28,500           *              --        28,500         *
Suzanne B. Bell(2)(3) ...........................     35,750           *              --        35,750         *
Robert G. Falcone(4) ............................    250,000         2.2          25,000       225,000       1.8
Wayne Heller(5) .................................    908,334         8.2          65,000       843,334       6.7
Imad Khalidi ....................................    500,000         4.5              --       500,000       4.0
John W. Przywara ................................    194,445         1.7              --       194,445       1.5
Elan J. Blutinger(6)(7) .........................    323,693         2.9              --       323,693       2.6
D. Fraser Bullock(6) ............................    241,328         2.2          20,000       221,328       1.8
Tommaso Zanzotto(6) .............................     10,242           *              --        10,242         *
J&W Heller Corp.(5) .............................    908,334         8.2          65,000       843,334       6.7
800 Ideas, Inc.(8) ..............................    902,778         8.1         681,000       221,778       1.8
Greystones, Inc.(9) .............................  1,083,334         9.7         704,064       379,270       3.0
William M. DeArman(10) ..........................     28,783           *          14,391        14,392         *
Craig Sakin(10) .................................      9,035           *           9,035            --        --
Leonard A. Potter(6) ............................    113,408         1.0          35,000        78,408         *
William J. Lynch(10) ............................    122,572         1.1          25,000        97,572         *
George R. Begley UST, George R.
  Begley, Jr.(10) ...............................     12,606           *           4,000         8,606         *
George R. Begley UST, Tracey
  Chettle Begley(10) ............................     12,606           *           4,000         8,606         *
The B&LR Investment Company(11) .................     83,110           *          44,110        39,000         *
The Brent & Lori Robinson Charitable
  Trust(11) .....................................     25,000           *          25,000            --        --
William F. Gorog(12) ............................      6,685           *           3,500         3,185         *
Todd Chaffee(12) ................................      4,464           *           4,464            --        --
John C. Bachus, Jr. Revocable Trust(12) .........     32,868           *          30,000         2,868         *
Raelock Ventures, Ltd.(12) ......................      8,929           *           8,929            --        --
Martin Culver(12) ...............................     34,860           *          27,430         7,430         *
Anthony Antonelli(12) ...........................     20,271           *          17,001         3,270         *
The Anthony Antonelli Retirement
  Fund(12) ......................................     27,555           *          27,555            --        --

                                                     SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                                                            OWNED              SHARES BEING        OWNED AFTER THE
                                                    PRIOR TO THE OFFERING         OFFERED             OFFERING
                                                   ------------------------   --------------   -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)               NUMBER       PERCENT                        NUMBER       PERCENT
---------------------------------------            ------------   ---------                    ------------   --------
Sand Finans A/S(13) ..............................      8,929           *           8,929              --         --
Meltzer Family Limited Partnership(13) ...........     25,963           *          25,963              --         --
Educational Trust for Alex Blutinger(13) .........     13,000           *           4,290           8,710          *
Educational Trust for Erik Blutinger(13) .........     13,000           *           4,290           8,710          *
Educational Trust for Jonathan
  Blutinger(13) ..................................     13,000           *           4,290           8,710          *
Robert Rudolph(13) ...............................     31,665           *          31,665              --         --
Gordon Macklin Family Trust(13) ..................     15,618           *          15,618              --         --
Melvin Usdan(13) .................................     32,103           *          20,000          12,103          *
Steven Garchik(13) ...............................     59,638           *          55,000           4,638          *
Douglas W. Comfort(13) ...........................     31,665           *          22,000           9,665          *
Robert Silverberg(13) ............................      8,929           *           8,929              --         --
Sol W. Goodman(13) ...............................      8,929           *           8,929              --         --
Martin Kahn(13) ..................................     15,618           *          15,618              --         --
All Directors and Executive Officers as
  a Group (15 persons)(14) .......................  2,999,708         26.6        110,000       2,889,708        22.6


----------------
  *  Less than 1.0%

 (1) Unless indicated otherwise, the address of the beneficial owners is c/o Travel Services International, Inc., 220 Congress Park Drive, Delray Beach, Florida 33445.

 (2) Includes the following shares which may be acquired upon the exercise of options that will vest within 60 days following the date of this
     Prospectus: 25,000 shares for Mr. Vittoria; 18,750 shares for Mr. Moriarty; 12,500 shares for Ms. Vales; 27,500 shares for Ms. Bastnagel; and 6,250 shares for Ms. Bell.

 (3) Includes 5,000 shares owned by Ms. Bell's spouse.

 (4) Includes 100,000 shares owned by Judith A. Falcone, his spouse.

 (5) These shares are held of record by J&W Heller Corp., a corporation of which Mr. Heller is a 50% stockholder. The remaining 50% of the ownership of J&W Heller Corp. is held by Judy Heller, his spouse.

 (6) Includes 10,000 shares which may be acquired upon the exercise of vested options.

 (7) Excludes 39,000 shares held by trusts for the benefit of Mr. Blutinger's minor children. Mr. Blutinger disclaims ownership, investment and voting power of such shares.

 (8) These shares are held of record by 800 Ideas, Inc., a corporation of which Susan Parker is the sole stockholder. Effective June 9, 1998, Ms. Parker resigned from her position as a member of the Company's Board of Directors.

 (9) The stockholder's address is 124 Pine Street, Portland, Maine 04102. Alex Cecil, the former owner of Auto Europe, is the sole voting stockholder of Greystones, Inc.

(10) The stockholder's address is c/o Capstone Partners, LLC, 9 East 53rd Street, 3rd Floor, New York, New York 10022.

(11) The stockholder's address is c/o Alpine Consolidated, LLC, 100 West Canyon Crest Road, Alpine, Utah 84004.

(12) The stockholder's address is c/o Alpine Consolidated, LLC, 1683 Box Elder Drive, Alpine, Utah 84004.

(13) The stockholder's address is c/o Alpine Consolidated, LLC, 2927 44th Street NW, Washington, D.C. 20016.

(14) Includes 132,500 shares that may be acquired upon the exercise of vested options or options that will vest within 60 days following the date of this Prospectus.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 51,000,000 shares of capital stock, par value $.01 per share, consisting of 50,000,000 shares of Common Stock, of which 2,484,501 shares are designated restricted common stock (the "Restricted Common Stock") and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). At June 8, 1998, the Company had outstanding 11,135,528 shares of Common Stock held of record by 142 shareholders, of which 2,484,501 shares are shares of Restricted Common Stock, and no shares of Preferred Stock. The Company's Board of Directors has approved the reincorporation of the Company from Delaware to Florida, subject to stockholder approval at the 1998 Annual Meeting.

COMMON STOCK AND RESTRICTED COMMON STOCK

     All of the rights, privileges and obligations of the Common Stock and Restricted Common Stock are the same, except for voting rights. The holders of the Common Stock are entitled to one vote for each share held on all matters. The holders of Restricted Common Stock are entitled to four-tenths of one vote for each share held on all matters.

     Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Prospectus will be upon payment therefor, fully paid and nonassessable.

     The Board of Directors is classified into three classes as nearly equal in number as possible, with the term of each class expiring on a staggered basis. See "Management--Board of Directors." The classification of the Board of Directors may make it more difficult to change the composition of the Board of Directors and thereby may discourage or make more difficult an attempt by a person or group to obtain control of the Company. Cumulative voting for the election of directors is not permitted, enabling holders of a majority of the outstanding Common Stock to elect all members of the class of directors whose terms are then expiring.

     Each share of Restricted Common Stock will automatically convert to Common Stock on a share for share basis: (a) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a disposition which is a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder (as defined in Section 267, 707, 318, and or 4946 of the Internal Revenue Code of 1986, as amended)),
(b) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company, (c) in the event any person offers to acquire 15% or more of the outstanding shares of Common Stock of the Company, or (d) in the event a majority of the aggregate number of votes which may be voted by the holders of outstanding shares of Common Stock and Restricted Common Stock entitled to vote and approve such conversion. After December 31, 1999, the Company may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the outstanding shares of Restricted Common Stock have been converted into shares of Common Stock.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATIONS PROVISION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 662/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     In the event that the Company's stockholders approve the Company's reincorporation from Delaware to Florida at the 1998 Annual Meeting, the Company will be subject to the "affiliated transactions" and "control share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors. Voting rights must also be conferred on "control shares" acquired in specified control share acquistions, generally only to the extent conferred by resolution approval by the shareholders, excluding holders of shares defined as "interested shares."

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the Company's Certificate of Incorporation and as permitted by Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 12,635,528 shares of Common Stock outstanding. Of these shares, 6,586,000 shares will be freely tradeable without restriction under the Securities Act. The remaining 6,049,528 shares represent (i) shares beneficially owned by "affiliates" of the Company (as that term is defined in Rule 144) and other original investors in the Company and (ii) shares issued to sellers of companies acquired by the Company during the past year, which shares may be sold in the open market in compliance with the applicable requirements of Rule 144 or Rule 145 or, in certain cases, pursuant to the Company's shelf registration statement.

     As of June 8, 1998 there were 1,207,663 shares of Common Stock issuable upon the exercise of outstanding options under the Plan and Directors' Plan and an additional 152,916 shares of Common Stock reserved for future award or grant under such plans. The Board of Directors has approved an amendment to the Plan, subject to stockholder approval to increase the number of shares of Common Stock that may be issued thereunder to 15% of the outstanding shares of the Company's Common Stock. See "Management--Director Compensation; 1997 Non-Employee Directors' Stock Plan" and "Management--1997 Long-Term Incentive Plan." The Company has filed a registration statement on Form S-8 to register shares of Common Stock for issuance under the Plan and Directors' Plan. Common Stock issued pursuant to such registration statement upon exercise of outstanding vested options granted pursuant to the Plan and Directors' Plan, other than Common Stock issued to affiliates of the Company, is available for immediate resale in the open market.

     The Company has also filed a shelf registration statement on Form S-1 to register shares of Common Stock for issuance by the Company in acquisitions and for the resale of shares held by certain persons who were sellers of companies acquired. Shares of Common Stock issued by the Company pursuant to such registration statement are available for immediate resale in the open market, except the resale of such shares by affiliates of acquired companies is subject to the restrictions and limitations imposed by Rule 145 under the Securities Act. As of June 8, 1998, 878,187 shares of Common Stock remain available for issuance by the Company under the registration statement. An aggregate of 1,668,924 shares was registered for resale under the shelf registration statement by the selling stockholders named therein. As of June 8, 1998, 1,457,924 shares remain available for sale by selling stockholders.

     In general, under Rule 144, if a period of at least one year has elapsed between the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, then the holder of such restricted securities (including the affiliate) is entitled to sell that number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sales. Sales under Rule 144 also are subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Any shares not constituting restricted securities sold by affiliates must be sold in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), if a period of at least two years has elapsed from the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately and without regard to the volume limitations and other conditions described above.

     The Company, its directors and executive officers and the Selling Stockholders have agreed that they will not offer, sell, contract to sell, pledge, grant any option for the sale of, announce their intention to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, for a period of 120 days after the date of this Prospectus without the prior written consent of Credit Suisse First Boston, except for, in the case of the Company, Common Stock issued pursuant to any employee or director benefit plans described herein or in connection with acquisitions.

     Sales of substantial amounts of Common Stock by existing stockholders could have an adverse impact on the prevailing market price of the Common Stock. No predictions can be made as to the effect, if any, that market sales of shares by existing stockholders or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time.

                                 UNDERWRITING


     Under the terms and subject to the conditions contained in an underwriting
agreement dated July   , 1998 (the "Underwriting Agreement"), the Underwriters
named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation, ING Baring Furman Selz LLC, NationsBanc Montgomery Securities LLC and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock:

                                                      NUMBER
UNDERWRITER                                          OF SHARES
------------------------------------------------   ------------
Credit Suisse First Boston Corporation .........
ING Baring Furman Selz LLC .....................
NationsBanc Montgomery Securities LLC ..........
Raymond James & Associates, Inc. ...............
                                                    ---------
  Total ........................................    3,500,000
                                                    ---------


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 525,000 additional shares at the public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent that such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

     The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the Shares to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price
less a concession of $      per Share, and the Underwriters and such dealers
may allow a discount of $      per Share on sales to certain other dealers.
After the initial public offering, the public offering price, concession and discount to dealers may be changed by the Representatives.

     The Company, its directors, executive officers and the Selling Stockholders have agreed with the underwriters that they will not offer, sell, contract to sell, pledge, grant any option for the sale of, announce their intention to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, for a period of 120 days after the date of this Prospectus without the prior written consent of Credit Suisse First Boston Corporation, except for, in the case of the Company, Common Stock issued pursuant to any employee or director benefit plans described herein or in connection with acquisitions.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

     In connection with this offering, the Underwriters and selling group members (if any) who are qualified market makers on Nasdaq may engage in passive market making transactions in the Common

Stock on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act during the business day prior to the pricing of the offering before the commencement of offers of sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be indentified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     The Representatives, on behalf of the Underwriters, may engage in overallotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase shares of Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.


     NationsBank N.A. ("NationsBank"), an affiliate of NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery"), has entered into the Credit Facility and the Term Loan which are secured by substantially all of the Company's assets. At June 9, 1998, the Company was indebted to NationsBank in the amount of $30.7 million. The Company is currently in compliance in all material respects with the terms of the Credit Facility and the Term Loan. The decision of NationsBanc Montgomery to distribute the Common Stock was made independent of NationsBank, which had no involvement in determining whether or when to distribute the Common Stock or the terms of the Offering. NationsBanc
Montgomery will not receive any benefit from the Offering other than its portion of the underwriting discount and commission as set forth on the cover page of this Prospectus. The Company intends to use more than 10% of the net proceeds from the sale of the Common Stock to repay this indebtedness owed by it to NationsBank, and the Company has met the requirements of Rules 2710(c)(8)(B)(i) and 2720(c)(3) of the NASD Conduct Rules.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Stockholders prepare and file a prospectus with the securitites regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The Securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein and the Selling Stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Common Stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchasers pursuant to the Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect to Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian legislation.


                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Miami, Florida. Certain legal matters related to the offering will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

     The audited financial statements of Travel Services International, Inc. and its subsidiaries, Cruises Only, Inc., 800-Ideas, Inc. and Cruises Inc. included in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports thereon. Such financial statements have been included in reliance upon the authority of said firm as experts in giving such reports.

     The financial statements of Lexington Services Associates, Ltd. at December 31, 1997 and for the year then ended appearing in this Prospectus and Registration Statement have been audited by Ernst &

Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http:www.sec.gov.

     The Company's Common Stock is traded on the Nasdaq Stock Market. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, Washington, D.C. 20006.

                      TRAVEL SERVICES INTERNATIONAL, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                              PAGE
                                                                                             -----
TRAVEL SERVICES INTERNATIONAL, INC.:

 Report of Independent Certified Public Accountants ......................................    F-2

 Consolidated Balance Sheets as of December 31, 1996 and 1997 and March 31, 1998
   (unaudited) ...........................................................................    F-3

 Consolidated Statements of Income for the Years Ended December 31,
   1995, 1996 and 1997 and the Three Months Ended March 31, 1997 and 1998 (unaudited) ....    F-4

 Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1995,
   1996 and 1997 and the Three Months Ended March 31, 1998 (unaudited) ...................    F-5

 Consolidated Statements of Cash Flows for the Years Ended December 31,
   1995, 1996 and 1997 and the Three Months Ended March 31, 1997 and 1998 (unaudited) ....    F-6

 Notes to Consolidated Financial Statements ..............................................    F-7

LEXINGTON SERVICES ASSOCIATES, LTD.:

 Report of Independent Auditors ..........................................................   F-23

 Balance Sheets as of December 31, 1997 and March 31, 1998 (unaudited) ...................   F-24

 Statements of Income for the Periods Ended December 31, 1997 and the Three Months Ended
   March 31, 1998 (unaudited) ............................................................   F-25

 Statements of Partners' Capital for the Periods Ended December 31, 1997 and the Three
   Months Ended March 31, 1998 (unaudited) ...............................................   F-26

 Statements of Cash Flows for the Periods Ended December 31, 1997 and the Three Months
   Ended March 31, 1998 (unaudited) ......................................................   F-27

 Notes to Financial Statements ...........................................................   F-28

CRUISES ONLY, INC.:

 Report of Independent Public Accountants ................................................   F-34

 Balance Sheet as of July 27, 1997 .......................................................   F-35

 Statement of Income for the Seven-Month Period Ended July 27, 1997 ......................   F-36

 Statement of Changes in Stockholders' Deficit for the Seven-Month Period
   Ended July 27, 1997 ...................................................................   F-37

 Statement of Cash Flows for the Seven-Month Period ended July 27, 1997 ..................   F-38

 Notes to Financial Statements ...........................................................   F-39

800-IDEAS, INC.:

 Report of Independent Public Accountants ................................................   F-43

 Balance Sheet as of July 27, 1997 .......................................................   F-44

 Statement of Income for the Seven-Month Period Ended July 27, 1997 ......................   F-45

 Statement of Changes in Stockholders' Equity for the Seven-Month Period
   Ended July 27, 1997 ...................................................................   F-46

 Statement of Cash Flows for the Seven-Month Period ended July 27, 1997 ..................   F-47

 Notes to Financial Statements ...........................................................   F-48

CRUISES INC.:

 Report of Independent Public Accountants ................................................   F-52

 Balance Sheet as of July 27, 1997 .......................................................   F-53

 Statement of Income for the Seven-Month Period Ended July 27, 1997 ......................   F-54

 Statement of Changes in Stockholders' Equity for the Seven-Month Period
   Ended July 27, 1997 ...................................................................   F-55

 Statement of Cash Flows for the Seven-Month Period ended July 27, 1997 ..................   F-56

 Notes to Financial Statements ...........................................................   F-57

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Travel Services International, Inc.:

     We have audited the accompanying consolidated balance sheets of Travel Services International, Inc., and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Travel Services International, Inc., and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

West Palm Beach, Florida
 March 31, 1998 (except with respect to the matters discussed in Note 15, as to which the date is June 16, 1998).

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                             ------------------------------      MARCH 31,
                                                                  1996             1997            1998
                                                             --------------   -------------   --------------
                                                                                                (UNAUDITED)
                           ASSETS
Current Assets:
 Cash and cash equivalents ...............................    $   867,000     $ 7,257,000     $ 20,619,000
 Accounts receivables, net ...............................      1,427,000       4,819,000        6,880,000
 Receivables from affiliates and employees ...............        647,000         444,000          407,000
 Prepaid expenses ........................................        718,000         899,000        1,598,000
 Deferred income taxes ...................................             --         773,000        1,160,000
 Other current assets ....................................         69,000         209,000          185,000
                                                              -----------     -----------     ------------
  Total current assets ...................................      3,728,000      14,401,000       30,849,000

Property and equipment, net ..............................      5,552,000      11,266,000       12,225,000

Goodwill, net ............................................             --      41,701,000       56,220,000
Notes receivables from employees .........................         86,000         214,000          176,000
Other assets .............................................      2,244,000         725,000        1,054,000
                                                              -----------     -----------     ------------
  Total assets ...........................................    $11,610,000     $68,307,000     $100,524,000
                                                              ===========     ===========     ============
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Current portion of long-term debt .......................    $ 2,326,000     $   433,000     $    472,000
 Due to affiliates and employees .........................        300,000         478,000        1,433,000
 Trade payables and accrued expenses .....................      6,459,000      12,293,000       28,533,000
                                                              -----------     -----------     ------------
  Total current liabilities ..............................      9,085,000      13,204,000       30,438,000
Long-term debt, net of current portion ...................      2,272,000       4,129,000       12,699,000
Deferred income and other long-term liabilities ..........          5,000         136,000          197,000

Commitments and contingencies (note 14)

Stockholders' Equity:
 Preferred stock, $0.01 par value; 1,000,000 shares
   authorized; none outstanding ..........................             --              --               --
 Common stock, $0.01 par value; 50,000,000 shares
   authorized; 2,587,873, 10,319,250 and 10,504,826 shares
   outstanding, respectively .............................         26,000         103,000          105,000
 Additional paid-in capital ..............................        457,000      48,010,000       52,462,000
 Retained earnings (deficit) .............................       (235,000)      2,725,000        4,623,000
                                                              -----------     -----------     ------------
   Total stockholders' equity ............................        248,000      50,838,000       57,190,000
                                                              -----------     -----------     ------------
   Total liabilities and stockholders' equity ............    $11,610,000     $68,307,000     $100,524,000
                                                              ===========     ===========     ============

         The accompanying notes to the consolidated financial statements are an integral part of these financial statements.

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                              YEAR ENDED DECEMBER 31,            THREE MONTHS ENDED MARCH 31,
                                    -------------------------------------------- -----------------------------
                                         1995           1996           1997           1997           1998
                                    -------------- -------------- -------------- -------------- --------------
                                                                                          (UNAUDITED)
Net revenues ......................  $30,024,000    $36,720,000    $62,076,000    $11,302,000    $24,936,000
Operating expenses ................   19,079,000     24,762,000     39,342,000      7,580,000     14,237,000
                                     -----------    -----------    -----------    -----------    -----------
 Gross profit .....................   10,945,000     11,958,000     22,734,000      3,722,000     10,699,000
General and administrative
 expenses .........................   10,534,000     11,478,000     17,864,000      3,046,000      6,977,000
Goodwill amortization .............           --             --        514,000             --        407,000
                                     -----------    -----------    -----------    -----------    -----------
 Income from operations ...........      411,000        480,000      4,356,000        676,000      3,315,000
Other income (expense):
Interest income ...................       49,000        117,000        314,000          9,000        176,000
Interest expense ..................      (91,000)      (287,000)      (428,000)       (86,000)      (240,000)
Other, net ........................       (1,000)       (12,000)        48,000         14,000         21,000
                                     -----------    -----------    -----------    -----------    -----------
 Total other income (expense) .....      (43,000)      (182,000)       (66,000)       (63,000)       (43,000)
                                     -----------    -----------    -----------    -----------    -----------
 Income before provision for
   income taxes ...................      368,000        298,000      4,290,000        613,000      3,272,000
Provision for income taxes ........      147,000        171,000        861,000        257,000      1,374,000
                                     -----------    -----------    -----------    -----------    -----------
 Net income .......................  $   221,000    $   127,000    $ 3,429,000    $   356,000    $ 1,898,000
                                     ===========    ===========    ===========    ===========    ===========
HISTORICAL:
Basic earnings per share ..........  $      0.09    $      0.05    $      0.58    $      0.14    $      0.18
                                     ===========    ===========    ===========    ===========    ===========
Diluted earnings per share ........  $      0.09    $      0.05    $      0.57    $      0.14    $      0.18
                                     ===========    ===========    ===========    ===========    ===========
Weighted average shares
 outstanding in computing
 basic earnings per share .........    2,587,873      2,587,873      5,883,657      2,587,873     10,427,197
                                     ===========    ===========    ===========    ===========    ===========
Weighted average shares
 outstanding in computing
 diluted earnings per share .......    2,587,873      2,587,873      6,022,649      2,587,873     10,817,991
                                     ===========    ===========    ===========    ===========    ===========
PRO FORMA (NOTE 4):
Diluted pro forma earnings
 per share ........................  $      0.33    $      0.43    $      0.71    $      0.16    $      0.20
                                     ===========    ===========    ===========    ===========    ===========
Weighted average shares
 outstanding in computing
 diluted pro forma earnings
 per share ........................   10,286,265     10,286,265     11,031,279     10,887,375     11,419,101
                                     ===========    ===========    ===========    ===========    ===========

           The accompanying notes to consolidated financial statements are an integral part of these statements.

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                            ADDITIONAL
                                                COMMON        COMMON         PAID-IN          RETAINED
                                                SHARES         STOCK         CAPITAL          EARNINGS           TOTAL
                                             ------------   ----------   ---------------   --------------   ---------------
Balances as of December 31, 1994 .........    2,587,873      $ 26,000     $    457,000       $ (407,000)     $     76,000
Net income ...............................           --            --               --          221,000           221,000
Distributions ............................           --            --               --          (65,000)          (65,000)
                                              ---------      --------     ------------       ----------      ------------
Balances as of December 31, 1995 .........    2,587,873        26,000          457,000         (251,000)          232,000
Net income ...............................           --            --               --          127,000           127,000
Distributions ............................           --            --               --         (111,000)         (111,000)
                                              ---------      --------     ------------       ----------      ------------
Balances as of December 31, 1996 .........    2,587,873        26,000          457,000         (235,000)          248,000
Net income ...............................           --            --               --        3,429,000         3,429,000
Distributions ............................           --            --       (1,904,000)        (469,000)       (2,373,000)
Initial Public Offering and
 Combinations ............................    7,698,392        77,000       49,447,000               --        49,524,000
Acquisition of Trax Software .............       32,985            --               --               --                --
Amortization of unearned
 compensation ............................           --            --           10,000               --            10,000
                                              ---------      --------     ------------       ----------      ------------
Balances as of December 31, 1997 .........   10,319,250       103,000       48,010,000        2,725,000        50,838,000
Net income (unaudited) ...................           --            --               --        1,898,000         1,898,000
Acquisition of Goldcoast and
 Diplomat (unaudited) ....................      185,576         2,000        4,449,000               --         4,451,000
Amortization of unearned
 compensation (unaudited) ................           --            --            3,000               --             3,000
                                             ----------      --------     ------------       ----------      ------------
Balances as of March 31, 1998
 (unaudited) .............................   10,504,826      $105,000     $ 52,462,000       $4,623,000      $ 57,190,000
                                             ==========      ========     ============       ==========      ============

           The accompanying notes to consolidated financial statements are an integral part of these statements.

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------------
                                                            1995            1996            1997
                                                      --------------- --------------- ----------------
Cash from operating activities:
 Net income .........................................  $     221,000   $     127,000   $    3,429,000
 Adjustments to reconcile net income to net
   cash provided by operating activities
  Depreciation and amortization .....................        520,000         778,000        1,736,000
  Amortization of unearned compensation .............             --              --           10,000
  Changes in operating assets and liabilities:
   Accounts receivables .............................       (135,000)       (350,000)        (971,000)
   Receivables and notes from affiliates
     and employees ..................................         92,000        (202,000)        (115,000)
   Prepaid expenses .................................       (227,000)       (429,000)         (18,000)
   Deferred income taxes ............................             --              --         (773,000)
   Other assets .....................................        (17,000)        (40,000)         550,000
   Trade payables and accrued expenses ..............      1,369,000         230,000         (661,000)
                                                       -------------   -------------   --------------
  Net cash provided by operating activities .........      1,823,000         114,000        3,187,000
                                                       -------------   -------------   --------------
Cash flows from investing activities:
 Capital expenditures ...............................     (1,260,000)     (2,988,000)      (2,952,000)
 Improvements to other assets .......................             --         (69,000)              --
 Proceeds from sale of property and
   equipment ........................................         14,000          74,000           54,000
 Cash paid for acquisitions, net of cash
   acquired .........................................             --              --      (18,208,000)
                                                       -------------   -------------   --------------
  Net cash used in investing activities .............     (1,246,000)     (2,983,000)     (21,106,000)
                                                       -------------   -------------   --------------
Cash flows from financing activities:
 Proceeds from long-term debt and lines
   of credit ........................................        724,000       4,104,000               --
 Payments on long-term debt and lines
   of credit ........................................       (683,000)     (1,133,000)      (3,731,000)
 Stock redemption ...................................       (400,000)             --               --
 Net proceeds from Offering .........................             --              --       33,219,000
 Consideration paid to former stockholder of
   accounting acquirer ..............................             --              --       (5,000,000)
 Distributions to stockholders ......................        (65,000)       (111,000)        (179,000)
                                                       -------------   -------------   --------------
  Net cash provided by (used in) financing
    activities ......................................       (424,000)      2,860,000       24,309,000
                                                       -------------   -------------   --------------
Net increase in cash and cash equivalents ...........        153,000          (9,000)       6,390,000
Cash and cash equivalents,
 beginning of period ................................        723,000         876,000          867,000
                                                       -------------   -------------   --------------
Cash and cash equivalents, end of period ............  $     876,000   $     867,000   $    7,257,000
                                                       =============   =============   ==============
Supplemental cash flow information:
 Cash paid for interest .............................  $     124,000   $     262,000   $      426,000
                                                       =============   =============   ==============
Supplemental disclosure of non-cash financing
 and investing activities:
  Receivable from stockholder exchanged for
    non-operating assets ............................  $          --   $   2,120,000   $           --
                                                       =============   =============   ==============
  Assets distributed to stockholders ................  $          --   $          --   $    2,193,000
                                                       =============   =============   ==============

                                                       THREE MONTHS ENDED MARCH 31,
                                                      -------------------------------
                                                            1997            1998
                                                      --------------- ---------------
                                                                (UNAUDITED)
Cash from operating activities:
 Net income .........................................  $     356,000   $  1,898,000
 Adjustments to reconcile net income to net
   cash provided by operating activities
  Depreciation and amortization .....................        269,000        852,000
  Amortization of unearned compensation .............             --          3,000
  Changes in operating assets and liabilities:
   Accounts receivables .............................       (314,000)    (1,728,000)
   Receivables and notes from affiliates
     and employees ..................................         92,000         75,000
   Prepaid expenses .................................         69,000       (212,000)
   Deferred income taxes ............................             --       (387,000)
   Other assets .....................................        (75,000)      (297,000)
   Trade payables and accrued expenses ..............      5,524,000     13,953,000
                                                       -------------   ------------
  Net cash provided by operating activities .........      5,921,000     14,157,000
                                                       -------------   ------------
Cash flows from investing activities:
 Capital expenditures ...............................       (509,000)      (897,000)
 Improvements to other assets .......................             --             --
 Proceeds from sale of property and
   equipment ........................................         30,000             --
 Cash paid for acquisitions, net of cash
   acquired .........................................             --     (8,249,000)
                                                       -------------   ------------
  Net cash used in investing activities .............       (479,000)    (9,146,000)
                                                       -------------   ------------
Cash flows from financing activities:
 Proceeds from long-term debt and lines
   of credit ........................................             --      8,600,000
 Payments on long-term debt and lines
   of credit ........................................     (2,422,000)      (249,000)
 Stock redemption ...................................             --             --
 Net proceeds from Offering .........................             --             --
 Consideration paid to former stockholder of
   accounting acquirer ..............................             --             --
 Distributions to stockholders ......................             --             --
                                                       -------------   ------------
  Net cash provided by (used in) financing
    activities ......................................     (2,422,000)     8,351,000
                                                       -------------   ------------
Net increase in cash and cash equivalents ...........      3,020,000     13,362,000
Cash and cash equivalents,
 beginning of period ................................        867,000      7,257,000
                                                       -------------   ------------
Cash and cash equivalents, end of period ............  $   3,887,000   $ 20,619,000
                                                       =============   ============
Supplemental cash flow information:
 Cash paid for interest .............................  $     111,000   $    240,000
                                                       =============   ============
Supplemental disclosure of non-cash financing
 and investing activities:
  Receivable from stockholder exchanged for
    non-operating assets ............................  $          --   $         --
                                                       =============   ============
  Assets distributed to stockholders ................  $          --   $         --
                                                       =============   ============

  The accompanying notes to consolidated financial statements are an integral part of these financial statements.

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION:

     Travel Services International, Inc. (the "Company") and subsidiaries provide specialized distribution of leisure travel services to both travel agents and travelers. The Company, incorporated in Delaware, was founded in April 1996. On July 22, 1997, the Company's Registration Statement on Form S-1 was declared effective. On July 28, 1997, the Company consummated its initial public offering (the "Offering") of common stock, and simultaneously acquired five specialized distributors of travel services in separate combination transactions (the "Combinations"). As a result of the Combinations, the Company acquired the outstanding capital stock of Cruises Inc. ("Cruises Inc.") and D-FW Tours, Inc. and D-FW Travel Arrangements, Inc. (collectively, "D-FW Tours"), and acquired substantially all of the assets of Auto Europe, Inc. (Maine) ("Auto Europe"), Cruises Only, Inc. ("Cruises Only") and 800-Ideas, Inc. ("Travel 800") (each a "Founding Company" and collectively the "Founding Companies").

     On July 28, 1997, the Company issued an aggregate of 6,297,225 shares of Common Stock in connection with the Combinations (3,422,225 shares) and the Offering (2,875,000 shares). Shares issued in connection with the Offering were sold to the public at $14.00 per share. The net proceeds to the Company from the Offering (after deducting underwriting discounts, commissions and estimated offering expenses) were approximately $33.2 million. Of this amount, $29.1 million represents the cash portion of the purchase price relating to the Combinations (including $5 million paid to the former stockholder of Auto Europe, the accounting acquiror, and working capital adjustments and estimated reimbursements to stockholders of three of the Founding Companies that had elected S Corporation status under the Internal Revenue Code for certain taxes incurred by them in connection with the Combinations).

     The consideration for the Combinations consisted of cash and common stock. The Combinations were accounted for under the purchase method of accounting. Auto Europe has been designated as the accounting acquiror for financial statement presentation purposes in accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 97, which states that the combining company which receives the largest portion of voting rights in the combined corporation is presumed to be the acquiror for accounting purposes. Accordingly, the historical financial statements for each year presented represent those of Auto Europe and companies acquired in 1997 and 1998 under transactions accounted for using the pooling of interests method of accounting described in Note (3). The historical financial statements as of and for the year ended December 31, 1997 also include balances and transactions of the four other Founding Companies and the Company since July 28, 1997. Historical financial statements as of and for the three months ended March 31, 1998 also include the balances and operating results of companies acquired during the first quarter of 1998 under transactions accounted for using the purchase method of accounting, from the date of acquisition through March 31, 1998.

     Historical operating results presented do not include operations of four of the Founding Companies prior to July 28, 1997 or of Lexington Services Associates, Ltd. acquired on June 1, 1998 (the "Lexington Acquisition"). Refer to Note (4) for information regarding pro forma operating results and pro forma diluted earnings per share which give effect to results of the Company combined with all Founding Companies as if the Combinations had occurred at the beginning of each respective year and the Lexington Acquisition as if it had occurred on January 1, 1997 and to Note (15) for information regarding the Lexington Acquistion.

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

INTERIM FINANCIAL INFORMATION

     The interim financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998, are unaudited and omit certain information and footnote disclosures related to these periods, normally included in financial statements prepared in accordance with generally accepted accounting principles. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

REVENUE RECOGNITION

     The Company records net revenues when earned, which for car rentals and airline tickets is at the time a reservation is booked and ticketed and for cruise bookings is when the customer is no longer entitled to a full refund of the cost of the cruise, which is generally 45 to 90 days prior to the sail date. Revenues primarily consist of commissions and markups on travel services, volume bonuses from travel service providers, processing fees, franchise fees, and delivery fees. The Company recognizes revenues from franchise fees when the Company has fulfilled all contractual obligations required by the agreements signed with the franchisees. The Company defers franchise renewal fees and amortizes those fees to revenues over the applicable one-year period. The Company provides an allowance for cancellations, reservation changes and currency exchange guarantees, and provisions for such amounts are reflected in net revenues based on historical experience. The allowances netted against net revenues are not material in the three years ended December 31, 1997. However, actual cancellations and reservation changes could vary significantly based upon changes in economic and political conditions that may impact leisure travel patterns. The Company has also recorded an allowance for doubtful accounts receivables totaling $37,000, $145,000 and $135,000 (unaudited) at December 31, 1996, 1997 and March 31, 1998, respectively.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents at December 31, 1996, 1997 and March 31, 1998, include interest bearing demand deposits and highly liquid investments of $992,000, $6,290,000 and $19,588,000 (unaudited), respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, receivables, trade payables, and debt are reflected in the accompanying consolidated financial statements at cost, which approximates fair value. All long-term debt obligations bear interest.

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

FOREIGN CURRENCY TRANSACTIONS

     The Company enters into foreign currency forward purchase contracts to hedge substantially all of its foreign currency denominated liabilities and reservation commitments to foreign travel service. The hedging minimizes the impact of foreign exchange rate movements on the Company's operating results because gains and losses on these contracts generally offset losses and gains on the liabilities being hedged. The typical maturity of these purchase contracts is 60 days. At December 31, 1996 and 1997, respectively, the Company had outstanding forward purchase contracts of $687,000 and $5.4 million, respectively. The risk of loss on unhedged liabilities is not considered significant.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is provided over estimated useful lives of the respective assets on a straight-line basis. Leasehold improvements are amortized on a straight-line basis over periods not exceeding the respective terms of the leases.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of income.

INTANGIBLE ASSETS AND AMORTIZATION

     The Combinations and certain other acquisitions were accounted for using the purchase method of accounting. The excess of consideration paid over the estimated fair value of the net assets acquired less liabilities assumed is recorded as goodwill. Allocations of the purchase price to assets acquired and liabilities assumed have been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available.

     Goodwill is being amortized on a straight-line basis generally over 35 years, representing the approximate remaining useful life of acquired intangible assets. Accumulated amortization totals $514,000 at December 31, 1997 and $921,000 (unaudited) at March 31, 1998. In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed", subsequent to an acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining net book value may warrant revision or may not be recoverable. If factors indicate that the net book value should be evaluated for possible impairment, the Company will use an estimate of the related business's undiscounted operating income over the remaining life of the cost in excess of net assets of acquired businesses, in measuring whether such cost is recoverable.

CAPITALIZED SOFTWARE COSTS

     Pursuant to American Institute of Certified Public Accountants Statements of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), the Company capitalizes certain direct costs related to strategic systems development

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

projects during the application development stage. Costs incurred during the preliminary project and post implementation operation stages are expensed as incurred. Capitalized costs are amortized using the straight line method over the estimated useful life of five years commencing when the application is ready for use. Capitalized software development costs are reported at the lower of unamortized costs or net realizable value. No capitalized costs were amortized in 1997 or 1998.

STOCK COMPENSATION PLANS

     Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123") requires adoption of a fair value method of accounting for stock-based compensation plans for non-employees and permits continuation of accounting using the intrinsic value based method under Accounting Principals Board ("APB") Opinion No. 25, "Accounting for Stock-issued to Employees", for stock options granted to employees.

     The Company has chosen to account for stock options issued to employees using the intrinsic value based method prescribed in APB Opinion No. 25 and, accordingly, does not recognize compensation expense for these stock option grants made at an exercise price equal to or in excess of the fair market value of the stock at the date of grant. Pro forma net income and earnings per share amounts are presented in Note (10) as if the fair value method had been adopted.

INCOME TAXES

     Prior to July 28, 1997, the Company consisted of Auto Europe, the accounting acquiror, and the Pooling Acquisitions accounted for using the pooling of interests method of accounting. Auto Europe, which elected S Corporation status as defined by the Internal Revenue Code, was not subject to taxation for federal purposes until the transfer of the net assets of the S Corporation to the Company, which coincided with the Company's Offering. At that time, Auto Europe adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Auto Europe recorded a deferred tax asset and a corresponding reduction of income tax expense of approximately $543,000 on July 28, 1997, representing the net deferred taxes at that date which were not previously recorded because of Auto Europe's previous status under Subchapter S of the Internal Revenue Code.

     Under SFAS 109, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

EARNINGS PER SHARE

     The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") in 1997. Basic earnings per common share ("EPS") calculations are determined by dividing net income by the weighted average number of shares of common stock

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding (all related to outstanding stock options discussed in Note (10)). SFAS No. 128 had no impact on the Company's reported earnings per share for 1995 and 1996 as no common share equivalents existed during these periods.

     A reconciliation of shares used in the calculation of Basic and Diluted EPS is as follows:

                                                                   THREE MONTHS
                                                   YEAR ENDED         ENDED
                                                  DECEMBER 31,      MARCH 31,
                                                      1997             1998
                                                 --------------   -------------
                                                                   (UNAUDITED)
   Basic common shares outstanding ...........      5,883,657      10,427,197
   Dilutive effect of options ................        138,992         390,794
                                                    ---------      ----------
   Diluted common shares outstanding .........      6,022,649      10,817,991
                                                    =========      ==========

     Diluted pro forma earnings per share is also presented to give effect to the Offering and the Combinations as discussed in Note (4).

USE OF ESTIMATES IN THE PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

     Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Significant accounting estimates include establishing allowances for doubtful accounts, cancellations, reservation changes and currency exchange guarantees.

NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. During the three months ended March 31, 1998, the Company adopted SFAS No. 130. The following types of items are to be considered in computing comprehensive income: foreign currency translation adjustments, pension liability adjustments, unearned stock plan awards and unrealized gain/ loss on securities available for sale. For all periods presented herein, there were no differences between net income and comprehensive income.

     In June 1997, the FASB issued Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about product and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on consolidated results of operations, financial position or cash flow.

(3) ACQUISITIONS:

     On November 19, 1997, the Company consummated the acquisitions of all of the outstanding capital stock of CruiseOne, Inc., Cruise World, Inc., and The Anthony Dean Corporation (d/b/a Cruise Fairs of America). The aggregate consideration paid for these acquisitions was 880,196 shares of common stock. On November 21, 1997, the Company consummated the acquisitions of all of the outstanding capital stock of Ship 'N' Shore Cruises, Inc., Cruise Time, Inc., SNS Coachline, Inc., Cruise Mart, Inc. and SNS Travel Marketing, Inc. The aggregate consideration paid for these acquisitions was 471,508 shares of common stock. On March 31, 1998, the Company consummated the acquisition of all of the outstanding capital stock of CruiseMasters, Inc. ("CruiseMasters"). The aggregate consideration paid for this acquisition was 152,835 shares of common stock. These November 1997 and March 1998 acquisitions of specialized distributors of cruise reservations (collectively, the "Pooling Acquisitions") are accounted for using the pooling of interests method of accounting and, accordingly, the consolidated financial statements for the periods presented have been restated to include the Pooling Acquisitions.

     Revenues and income generated by the Pooling acquisitions prior to the date of acquisition and included in the accompanying consolidated statements of income were as follows:

                                  1995            1996             1997
                             -------------   --------------   --------------
   Net revenues ..........    $8,105,000      $11,000,000      $15,722,000
                              ==========      ===========      ===========
   Net income ............    $  365,000      $   259,000      $ 1,167,000
                              ==========      ===========      ===========

     On December 2, 1997, the Company consummated the acquisition of all of the outstanding capital stock of Trax Software, Inc. ("Trax"). The aggregate consideration paid was 32,985 shares of common stock. Trax developed software products designed for specialized distributors of leisure travel services. This software is the foundation of the reservations booking functionality of the Company's integrated selling, service, product development and customer information systems now under development. The acquisition is accounted for using the purchase method of accounting. Accordingly, the operations of Trax have been included in the accompanying consolidated financial statements from the date of acquisition. The historical operations of Trax when compared to the historical operations of the Company are not significant.

     On January 20, 1998, the Company consummated the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of Diplomat Tours, Inc. and International Airline Consolidators (collectively, "Diplomat"). The aggregate consideration paid for Diplomat consisted of 21,821 shares of common stock and $2.0 million in cash. Diplomat is a specialized distributor of international airline reservations and had 1997 net revenues of approximately $1.9 million. The

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

(3) ACQUISITIONS:--(CONTINUED)

acquisition is accounted for using the purchase method of accounting. The historical operations of Diplomat when compared to the historical operations of the Company are not significant.

     On February 9, 1998, the Company consummated the acquisition of all of the outstanding capital stock of Gold Coast Travel Agency Corporation, Inc. ("Gold Coast"). The aggregate consideration paid for Gold Coast consisted of 163,755 shares of common stock and $6.25 million in cash. In addition $500,000 in contingent consideration is payable based upon performance in the 1998 fiscal year. Gold Coast is a specialized distributor of cruise reservations and had 1997 net revenues of approximately $6.8 million. The acquisition is accounted for using the purchase method of accounting. The historical operations of Gold Coast when compared to the historical operations of the Company are not significant.

     Refer to Note (15) for information regarding subsequent events involving acquisitions.

(4) PRO FORMA RESULTS AND EARNINGS PER SHARE:

     Pro forma diluted earnings per share for the Company gives effect to results of the Company combined with the Founding Companies as if the Combinations had occurred at the beginning of each respective year, and as if the Lexington Acquisition had occurred on January 1, 1997, along with certain adjustments associated with the Pooling Acquisitions. The pro forma results include the effects of: (i) the Combinations and the Lexington Acquisition;
(ii) amortization of goodwill resulting from the Combinations and the Lexington Acquisition; (iii) certain adjustments to salaries, bonuses, management fees and benefits to former owners and key management of the Founding Companies, the Lexington Acquisition and the Pooling Acquisitions, to which such persons have agreed prospectively ("Compensation Differential");
(iv) pro forma acquisition costs associated with Pooling Acquisitions and Lexington; and (v) provision for income taxes as if pro forma income was subject to corporate federal and state income taxes during the periods; and
(vi) the issuance of 315,395 shares of Common Stock at an assumed offering price of $33.375 per share the net proceeds of which would be sufficient to repay debt incurred in connection with the Lexington Acquisition.

     These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the Founding Companies and the Lexington Acquisition been under common control prior to the Combinations and the Lexington Acquisition, or which may result in the future.

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

     Unaudited pro forma operating results and diluted pro forma earnings per share follow:

                                                                                            THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                           MARCH 31,
                                   ------------------------------------------------   -------------------------------
                                        1995             1996             1997             1997             1998
                                   --------------   --------------   --------------   --------------   --------------
Net revenues ...................    $ 52,660,000     $ 63,017,000     $ 92,899,000     $20,760,000      $27,818,000
                                    ============     ============     ============     ===========      ===========
Income before taxes, additional
  goodwill and adjustments for
  Compensation Differential
  and acquisition costs ........    $    368,000     $    298,000     $  4,290,000     $   613,000      $ 3,272,000
Income of Founding Companies
 and Lexington, prior to the
 acquisition dates .............       2,548,000        2,562,000        5,699,000       1,476,000          395,000
                                    ------------     ------------     ------------     -----------      -----------
Pro forma income before
  adjustments ..................       2,916,000        2,860,000        9,989,000       2,089,000        3,667,000
  Compensation Differential.....       4,153,000        5,964,000        5,105,000       1,465,000          753,000
  Acquisition costs ............              --               --          503,000              --           27,000
  Goodwill amortization ........      (1,234,000)      (1,234,000)      (2,034,000)       (509,000)        (607,000)
                                    ------------     ------------     ------------     -----------      -----------
  Pro forma income
    before income taxes ........       5,835,000        7,590,000       13,563,000       3,045,000        3,840,000
 Pro forma provision for
   income taxes ................       2,451,000        3,188,000        5,696,000       1,279,000        1,612,000
                                    ------------     ------------     ------------     -----------      -----------
  Pro forma net income .........    $  3,384,000     $  4,402,000     $  7,867,000     $ 1,766,000      $ 2,228,000
                                    ============     ============     ============     ===========      ===========
Diluted pro forma earnings
  per share ....................    $        .33     $        .43     $        .71     $       .16      $       .20
                                    ============     ============     ============     ===========      ===========
Weighted average shares used
  outstanding ..................      10,286,265       10,286,265       11,031,279      10,887,375       11,419,101
                                    ============     ============     ============     ===========      ===========

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

(5) PROPERTY AND EQUIPMENT AND OTHER ASSETS:

     Property and equipment consists of the following:

                                                                  DECEMBER 31,
                                         USEFUL LIFE    ---------------------------------      MARCH 31,
                                           IN YEARS           1996              1997              1998
                                        -------------   ---------------   ---------------   ---------------
                                                                                              (UNAUDITED)
   Land .............................                    $    365,000      $    835,000      $    835,000
   Buildings ........................      27-40            2,766,000         4,904,000         4,904,000
   Vehicles .........................        5                674,000         1,257,000         1,257,000
   Furniture and fixtures ...........       5-7               203,000           828,000           987,000
   Computers and equipment ..........       3-5             3,020,000         5,617,000         6,540,000
   Capitalized software .............        5                     --           185,000           492,000
   Leasehold improvements ...........       5-7                36,000           110,000           409,000
                                                         ------------      ------------      ------------
                                                            7,064,000        13,736,000        15,424,000
   Less: Accumulated depreciation and
    amortization ....................                      (1,512,000)       (2,470,000)       (3,199,000)
                                                         ------------      ------------      ------------
                                                         $  5,552,000      $ 11,266,000      $ 12,225,000
                                                         ============      ============      ============

     Other assets at December 31, 1996 include an investment in real estate not utilized in operations with a carrying value of $2.1 million. Immediately prior to the Offering and Combinations, the property was distributed, along with other property and equipment with a net book value of $73,000, to a former stockholder.

(6) TRADE PAYABLES AND ACCRUED EXPENSES:

     Trade payables and accrued expenses consist of the following:

                                                               DECEMBER 31,
                                                       -----------------------------      MARCH 31,
                                                            1996            1997            1998
                                                       -------------   -------------   --------------
                                                                                         (UNAUDITED)
   Accrued compensation ............................    $  486,000     $ 2,360,000      $ 2,882,000
   Accrued commissions .............................       365,000         174,000          431,000
   Due to travel providers and customers ...........     3,317,000       4,772,000       17,344,000
   Due to travel agents ............................       589,000         898,000        2,552,000
   Allowance for cancellations and refunds .........       327,000         404,000          522,000
   Offering costs ..................................            --         547,000           13,000
   Other ...........................................     1,375,000       3,138,000        4,789,000
                                                        ----------     -----------      -----------
                                                        $6,459,000     $12,293,000      $28,533,000
                                                        ==========     ===========      ===========

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

(7) LONG TERM DEBT:

     Long-term debt consists of the following:

                                                                      DECEMBER 31,
                                                            --------------------------------      MARCH 31,
                                                                  1996             1997             1998
                                                            ---------------   --------------   --------------
                                                                                                 (UNAUDITED)
   Borrowings under NationsBank credit facility .........    $         --       $       --      $ 8,600,000
   Borrowings under Key Bank line of credit .............       2,000,000               --               --
   Mortgage note payable to Key Bank, bearing
    interest at prime plus 1%, payable in monthly
    principal installments of $7,000 plus accrued
    interest, matures in August 2002. Secured by
    certain real estate .................................       1,229,000        1,139,000        1,125,000
   Note payable to Bank of New York, bearing interest
    at prime plus 1%, payable in monthly payments of
    $3,000 through October 2000. Secured by certain
    property and equipment ..............................         153,000          113,000          103,000
   Mortgage payable to Barnett Bank, bearing interest
    at 7.2%, payable in monthly payments of $15,000
    through September 2005 and a balloon payment in
    October 2005. Secured by certain real estate and
    by funds pledged of $3 million.......................              --        1,916,000        1,905,000
   Note payable to Barnett Bank, bearing interest at
    7.2%, payable in monthly principal payments of
    $13,000 through April 2001 and a balloon
    payment in May 2001. Secured by funds pledged
    of $3 million........................................              --          750,000          710,000
   Note payable to Barnett Bank, bearing interest at
    7.2%, payable in monthly payments of $9,000
    through September 2002 and a balloon payment
    in October 2002. Secured by funds pledged of
    $3 million...........................................              --          566,000          549,000
   Note payable to U.S. Small Business Administration
    (SBA), bearing interest at 7.25% ....................         745,000               --               --
   Note payable to Textron Financial Corporation,
    bearing interest at 9%, payable in monthly
    principal and interest payments. Secured
    by vehicles .........................................         243,000               --               --
   Notes payable to various automobile lenders,
    bearing interest ranging from 7.9% to 11.9% .........         110,000               --               --
   Other notes payable ..................................         118,000           78,000          179,000
                                                             ------------       ----------      -----------
    Total long-term debt ................................       4,598,000        4,562,000       13,171,000
    Less-current portion ................................      (2,326,000)        (433,000)        (472,000)
                                                             ------------       ----------      -----------
    Long-term debt, net of current portion ..............    $  2,272,000       $4,129,000      $12,699,000
                                                             ============       ==========      ===========

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

(7) LONG TERM DEBT:--(CONTINUED)

     On October 15, 1997, the Company entered into a credit agreement (the "Credit Agreement") with NationsBank, N.A. with respect to a $20 million revolving line of credit (the "Credit Facility") and a term loan facility of approximately $2 million (the "Term Loan"). The Credit Facility may be used for letters of credit not to exceed $2 million, acquisitions, and for capital expenditures and general corporate purposes up to an aggregate amount of $5 million. The Credit Agreement requires the Company to comply with various loan covenants, which include maintenance of certain financial ratios, restrictions on additional indebtedness and restrictions on liens, guarantees, advances, capital expenditures, sale of assets and dividends. At December 31, 1997, the Company was in compliance with applicable loan covenants. Interest on outstanding balances of the Credit Facility are computed based on the Eurodollar Rate plus a margin ranging from 1.25% to 2.0%, depending on certain financial ratios. Availability fees of 25 basis points per annum payable on the unused portion of the Credit Facility and a facility fee are paid equal to 5/8 of one percent of the aggregate principal balance on the Term Loan. The Credit Facility has a three-year term and is secured by substantially all the assets of the Company, including the stock and membership interests in the Founding Companies and any future material subsidiaries, as defined. The Company, each Founding Company and all other current and future material subsidiaries are required to guarantee repayment of all amounts due under the Credit Facility. The Credit Agreement requires the Company to secure an interest rate hedge on fifty percent of the outstanding principal amount borrowed under the Credit Facility and one hundred percent of the outstanding balance on the Term Loan. The Term Loan is to be used to refinance the mortgage note payable to Barnett Bank.

     At December 31, 1997, maturities of long-term debt were as follows:

YEAR                                 AMOUNT
------------------------------   -------------
  1998 .......................    $  433,000
  1999 .......................       427,000
  2000 .......................       425,000
  2001 .......................       505,000
  2002 .......................       404,000
  Thereafter .................     2,368,000
                                  ----------
                                  $4,562,000
                                  ==========

     Refer to Note (15) for information regarding certain subsequent events related to the Credit Agreement.

(8) STOCKHOLDERS' EQUITY:

     In May 1997, the Company effected a 5,444.45-for-one stock split of its common shares. In addition, the Company increased the number of authorized shares of common stock to 50,000,000 and authorized 1,000,000 shares of $.01 par value preferred stock. The effects of the common stock split and the increase in the shares of authorized common stock have been retroactively reflected in the accompanying consolidated financial statements for all periods presented.

     In May 1997, the stockholders exchanged 2,484,501 shares of common stock for an equal number of shares of restricted voting common stock. Common stock and the restricted common stock are identical except that the holders of restricted common stock are only entitled to four-tenths of one vote for each share on all matters.

     Other transactions in the Company's common stock are discussed in Notes
(1), (3) and (15).

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

(9) INCOME TAXES:

     The provision for income taxes consists of the following:

                                                                        THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                     MARCH 31,
                        ---------------------------------------   ------------------------------
                            1995          1996          1997           1997            1998
                        -----------   -----------   -----------   -------------   --------------
                                                                   (UNAUDITED)      (UNAUDITED)
   Federal ..........    $123,000      $144,000      $719,000        $237,000       $1,273,000
   State ............      24,000        27,000       142,000          20,000          101,000
                         --------      --------      --------        --------       ----------
                         $147,000      $171,000      $861,000        $257,000       $1,374,000
                         ========      ========      ========        ========       ==========
   Current ..........    $147,000      $171,000      $826,000        $257,000       $1,761,000
   Deferred .........          --            --        35,000              --         (387,000)
                         --------      --------      --------        --------       ----------
                         $147,000      $171,000      $861,000        $257,000       $1,374,000
                         ========      ========      ========        ========       ==========

     A reconciliation of the difference between the expected provision for income taxes using the federal tax rate and the Company's actual provision is as follows:

                                                                                            THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                     MARCH 31,
                                           -----------------------------------------   ----------------------------
                                               1995          1996           1997            1997           1998
                                           -----------   -----------   -------------   -------------   ------------
                                                                                        (UNAUDITED)     (UNAUDITED)
   Income tax computed at the
    Federal statutory tax rate .........    $129,000      $104,000      $1,502,000        $215,000     $1,145,000
   State and local taxes (net of
    federal benefit) ...................      18,000        67,000          48,000          42,000        201,000
   Non-deductible goodwill .............                                   112,000              --         28,000
   Tax benefit to record deferred
    taxes at July 27, 1997 .............          --            --        (543,000)             --             --
   Other, net ..........................          --            --        (258,000)             --             --
                                            --------      --------      ----------        --------     ----------
                                            $147,000      $171,000      $  861,000        $257,000     $1,374,000
                                            ========      ========      ==========        ========     ==========

     The major components of the Company's net current deferred tax assets at December 31, 1997 relate to allowances, accruals and adjustments relating to the conversion from cash to accrual method of accounting for income tax purposes at certain of the Founding Companies and Pooling Acquisitions.

(10) STOCK OPTION PLANS:

     In May 1997, the Company adopted two stock option plans (the "Plans"). Under the The Long Term Incentive Plan (the "Incentive Plan"), the maximum number of common shares that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed the greater of 900,000 shares or 12% of the aggregate number of shares of Common Stock outstanding. Options may be granted to directors, officers, employees, consultants, and independent contractors. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock.

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

(10) STOCK OPTION PLANS:--(CONTINUED)

     Pursuant to the Non-Employee Directors' Stock Plan (the "Directors' Plan"), each non-employee director and advisory director is automatically granted an option to purchase 10,000 shares upon such person's initial election as a director. In addition, the Directors' Plan provides for an automatic annual grant to each Participant of an option to purchase 5,000 shares at each annual meeting of stockholders. The Directors Plan also permits participants to elect to receive, in lieu of cash directors fees, shares or credits representing deferred shares that may be settled at future dates as elected by the parties. The Company has reserved 100,000 shares of Common Stock for issuance under the Directors' Plan.

     The price at which the Company's options are granted under the plans are equal to or in excess of the fair market value of the stock at the date of grant. Generally, options granted under the Incentive Plan may remain outstanding and may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Company. Options granted under the Directors' Plan may remain outstanding and may be exercised at any time up to one year after termination of service as a director or advisor. Substantially all of the outstanding options under the Incentive Plan vest at the rate of 25% per year and options under the Directors' Plan are immediately exercisable. Options granted under the Plans have maximum terms of not more than 10 years.

     During 1997, 962,250 non-qualified stock options were granted under the Plans at exercise prices between $14 and $24 with a weighted average exercise price of $15.07. At December 31, 1997, substantially all of the options granted remain outstanding as none were exercised or cancelled during the year; 40,000 options are exercisable. The weighted average remaining contractual life of the outstanding options are nine years and seven months.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for options granted to employees and directors. Accordingly, no compensation cost has been recognized related to such grants. Had compensation cost been recorded for the Company's awards under the Plans based on fair value at the grant dates consistent with the methodologies of SFAS 123, the Company's 1997 reported actual net income and earnings per share would have been reduced to the pro forma amounts indicated below:

  Net Income:      As Reported ..........   $3,429,000
                   Pro Forma ............   $2,506,000

  Basic EPS:       As Reported ..........   $     .58
                   Pro Forma ............   $     .44

  Diluted EPS:     As Reported ..........   $     .57
                   Pro Forma ............   $     .43

     Under SFAS 123, the fair value of each option granted is estimated on the date of grant using the Black-Scholes model with the following assumptions: expected volatility of 70%, risk-free interest rate of 7.5%, expected dividends of $0 and expected term of four years.

     The Company recorded expense of $10,000 in 1997 related to 10,000 options granted to a non-employee of the Company. In determining the expense to be recorded, the Company applied the Black-Scholes model using the same assumptions described above, including expected term of four years.

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

(11) CONCENTRATIONS OF RISK:

TRAVEL SERVICE PROVIDERS

     The Company markets and provides reservation services for rental car companies located in various European countries. Two auto rental companies accounted for approximately 82%, 80%, and 87%, respectively, of the Company's net revenues from European auto rentals in 1995, 1996 and 1997. The Company markets and provides reservation services for a variety of cruise lines. Net revenue from the sales of cruises on behalf of six cruise lines represented approximately 78%, 70%, and 74%, respectively, of the Company's net cruise revenues in 1995, 1996 and 1997.

GEOGRAPHICAL

     The table below provides information on the percentage of the Company's total auto rentals occurring in significant geographical regions for the three years ended December 31, 1997:

                                      1995     1996     1997
                                     ------   ------   -----
  Germany ........................    21%      19%      18%
  United Kingdom .................    19%      19%      20%
  France .........................    16%      17%      17%
  Italy ..........................    13%      14%      13%

(12) RELATED PARTY TRANSACTIONS:

     Notes and receivables from affiliates and employees at December 31, 1997 consist of a note from an affiliate for $326,000 which bears interest at six percent and is due September 30, 1998 and a note from an employee for $86,000 which bears interest at the prime rate payable quarterly, and is due in annual three principal payments commencing January 1, 1999.

     Due to affiliates of $478,000 at December 31, 1997 represents amounts payable to Founding Company stockholders for reimbursement of certain receivables and taxes related to the Offering and Combinations. These amounts are expected to be paid in 1998. Due to affiliates of $300,000 at December 31, 1996 represents a short-term loan from the wife of an affiliate which was repaid in February 1997.

     The Company leases office space from an employee under a lease which expires November 2002. Total payments were approximately $48,000, $58,000, $106,000 and $45,000 (unaudited), respectively, in 1995, 1996, 1997 and March 31, 1998.

     One of the Company's subsidiaries obtains long distance telephone services under an agreement with an unrelated owned by an affiliate of the Company. The Company pays market rates for these services.

     The Company leases office space from the brother of an affiliate under a lease which expires February 2006. Payments were $191,000, $191,000, $201,000 and $48,000 (unaudited) in 1995, 1996, 1997 and March 31, 1998, respectively.

     The Company purchased $134,000 worth of computer equipment from a company controlled by an affiliate in 1997.

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

(13) BENEFIT PLANS:

     The Company has four 401(k) retirement plans, one profit-sharing plan, and one simple IRA plan. The Company's annual contributions to the 401(k) and profit sharing plans are discretionary. Contributions under the benefit plans were approximately $104,000 in 1995, $136,000 in 1996, $38,000 in 1997 and $0
(unaudited) during the three months ended March 31, 1998. The Company established a new 401(k) plan effective July 1, 1998 under which eligible employees of all Company subsidiaries may participate; existing plans will be suspended or rolled into the new plan. Company contributions under the new plan will be determined upon the discretion of the board of directors. The board has approved a match equal to 25% of employee contributions up to 6% of annual compensation.

(14) COMMITMENTS AND CONTINGENCIES:

LITIGATION

     The Company is involved in various legal claims and actions arising in the ordinary course of business. The Company believes that none of the claims and actions currently pending will have a material adverse effect on its business, financial condition or results of operations.

OPERATING LEASES

     The Company leases office space and office equipment under operating leases. The Company incurred approximately $1,300,000, $1,361,000, $1,532,000 and $421,000 (unaudited) in rental expense under noncancellable operating leases in 1995, 1996, 1997 and March 31, 1998, respectively.

     Minimum annual commitments under operating leases at December 31, 1997 are as follows:

  YEAR                              AMOUNT
  ----                           ------------
  1998 .......................    1,220,000
  1999 .......................      867,000
  2000 .......................      740,000
  2001 .......................      667,000
  2002 .......................      568,000
  Thereafter .................      530,000
                                 ----------
                                 $4,592,000
                                 ==========

INSURANCE

     The Company carries a broad range of insurance coverage, including directors and officers, prospectus liability, general and business liability, commercial property, workers' compensation, and general umbrella policies. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

LETTERS OF CREDIT

     The Company had outstanding irrevocable letters of credit totaling $650,000 at December 31, 1997. These letters of credit, which have terms of one year or less, collateralize the Company's obligations to third parties for payment of travel obligations. Refer to Note (15) for information regarding certain subsequent events related to letters of credit.

             TRAVEL SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

(15) SUBSEQUENT EVENTS:

ACQUISITIONS

     Effective April 1, 1998, the Company completed the acquisition of all of the outstanding capital stock of The Cruise Line, Inc., a specialized distributor of cruise reservation services. The consideration paid was $12.5 million in cash. The acquisition will be accounted for using the purchase method of accounting. The acquisition was not material to the Company's financial position or results of operations.

     On May 21, 1998, the Company completed the acquisition of all the outstanding capital stock of Landry & Kling, Inc. ("L&K"), a specialized distributor of corporate incentive cruise reservations. The aggregate consideration paid was 163,078 shares of common stock. The acquisition will be accounted for using the pooling of interests method of accounting. The acquisition was not material to the Company's financial position or results of operations.

     On May 31, 1998, the Company completed the acquisition of all the outstanding capital stock of The Travel Company, Inc. ("The Travel Company"), a specialized distributor of cruise reservations. The aggregate consideration paid was 179,727 shares of common stock. The acquisition will be accounted for using the pooling of interests method of accounting. The acquisition was not material to the Company's financial position or results of operations.

     On June 1, 1998, the Company consummated the acquisition of all of the outstanding capital stock Lexington Services Associates, Ltd. ("Lexington"). Lexington is an electronic hotel reservation services company. The aggregate consideration paid consisted of 285,714 shares of common stock and $20.0 million in cash. An additional $7.5 million in cash and common stock may be paid as contingent consideration based upon financial performance in the twelve months ended May 31, 1999. The acquisition will be accounted for using the purchase method of accounting.

LONG-TERM DEBT

     On March 27, 1998, the Company received a commitment from NationsBank, N.A. to increase the Credit Facility to $30 million, of which up to $3 million can be used for letters of credit. As of June 5, 1998, outstanding borrowings under the Credit Facility totaled $28.6 million. As discussed in Note (7), the Credit Agreement requires the Company to secure an interest rate hedge on fifty percent of the outstanding principal amount borrowed under the Credit Facility and 100% of the Term Loan. As of June 5, the Company has entered into interest rate swap hedge agreements totalling $16.4 million and maturing in October 2000, with an average interest rate of 6.08%. As of June 5, 1998, letters of credit outstanding under the Credit Facility total $1,007,000. On March 31, 1998, funds pledged to Barnett Bank of $3 million were released in exchange for a guarantee by the Company of outstanding debt of one of the Founding Companies. Such debt totalling $3,141,241 was repaid on April 25, 1998, including $1,901,838 which was refinanced using the proceeds of the Term Loan.

                        REPORT OF INDEPENDENT AUDITORS

The General Partner
Lexington Services Associates, Ltd.

     We have audited the accompanying balance sheet of Lexington Services Associates, Ltd. dba Lexington Services, Ltd. (the Partnership), as of December 31, 1997, and the related statements of income, partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lexington Services Associates, Ltd., dba Lexington Services, Ltd., at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Ernst & Young LLP

April 17, 1998,
except for Note 6, as to which
the date is June 1, 1998

                      LEXINGTON SERVICES ASSOCIATES, LTD.
                         DBA LEXINGTON SERVICES, LTD.

                                BALANCE SHEETS

                                                                      DECEMBER 31,       MARCH 31,
                                                                          1997             1998
                                                                     --------------   --------------
                                                                                        (UNAUDITED)
ASSETS
Current assets:
 Cash ............................................................     $      300       $      300
 Accounts receivable, net of allowance for "no-shows" and doubtful
   accounts of $594,867 and 626,672, respectively ................      1,754,093        1,915,278
 Prepaid expenses ................................................         80,539           83,304
 Notes receivable ................................................         54,191           84,243
 Other current assets ............................................         58,577           43,081
                                                                       ----------       ----------
Total current assets .............................................      1,947,700        2,126,206
Furniture, fixtures, and equipment, at cost (Note 3):
 Furniture and fixtures ..........................................        223,945          259,834
 Telephone system ................................................        183,338          185,285
 Computer equipment ..............................................        773,067          879,341
 Leasehold improvements ..........................................          6,978            7,603
                                                                       ----------       ----------
                                                                        1,187,328        1,332,063
 Less accumulated depreciation and amortization ..................       (579,939)        (641,379)
                                                                       ----------       ----------
Net furniture, fixtures, and equipment ...........................        607,389          690,684
Due from affiliate ...............................................      1,424,006        1,643,797
                                                                       ----------       ----------
Total assets .....................................................     $3,979,095       $4,460,687
                                                                       ==========       ==========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
 Current portion of long-term debt (Note 3) ......................     $  710,574       $1,160,759
 Accounts payable ................................................        479,087          471,168
 Accrued liabilities .............................................        333,111          381,620
                                                                       ----------       ----------
Total current liabilities ........................................      1,522,772        2,013,547
Long-term debt less current portion (Note 3) .....................      1,010,940          983,655
Commitments and contingencies (Note 4)
Partners' capital:
 General partner .................................................        144,539          146,349
 Limited partners ................................................      1,300,844        1,317,136
                                                                       ----------       ----------
Total partners' capital ..........................................      1,445,383        1,463,485
                                                                       ----------       ----------
Total liabilities and partners' capital ..........................     $3,979,095       $4,460,687
                                                                       ==========       ==========

                             See accompanying notes.

                      LEXINGTON SERVICES ASSOCIATES, LTD.
                         DBA LEXINGTON SERVICES, LTD.

                             STATEMENTS OF INCOME

                                                                 YEAR ENDED      THREE MONTHS ENDED
                                                                DECEMBER 31,         MARCH 31,
                                                                    1997                1998
                                                               --------------   -------------------
                                                                                    (UNAUDITED)
Revenue:
 Reservation fees ..........................................    $ 8,363,156         $2,299,940
 Source fees ...............................................      2,238,828            612,385
 Licensing fees ............................................        210,249             48,790
                                                                -----------         ----------
                                                                 10,812,233          2,961,115
Selling, general, and administrative expenses:
 Costs of reservations and related expenses ................      4,736,524          1,213,868
 General and administrative (Note 5) .......................      2,863,496          1,090,272
 Selling and development costs .............................      1,728,274            556,939
 Depreciation and amortization .............................        237,879             61,440
                                                                -----------         ----------
                                                                  9,566,173          2,922,519
                                                                -----------         ----------
Operating income ...........................................      1,246,060             38,596
Other income (expense):
 Interest expense, net including $64,448 in 1997 and $15,586
   in 1998 to related parties ..............................       (177,063)           (46,279)
 Other income ..............................................         95,572             25,785
                                                                -----------         ----------
                                                                    (81,491)           (20,494)
                                                                -----------         ----------
Net income .................................................    $ 1,164,569         $   18,102
                                                                ===========         ==========

                             See accompanying notes.

                      LEXINGTON SERVICES ASSOCIATES, LTD.
                         DBA LEXINGTON SERVICES, LTD.

                        STATEMENTS OF PARTNERS' CAPITAL

                                                              GENERAL        LIMITED
                                                              PARTNER       PARTNERS         TOTAL
                                                            -----------   ------------   -------------
Partners' capital at January 1, 1997 ....................    $ 28,082     $  252,732      $  280,814
 Net income .............................................     116,457      1,048,112       1,164,569
                                                             --------     ----------      ----------
Partners' capital at December 31, 1997 ..................     144,539      1,300,844       1,445,383
Net income (unaudited) ..................................       1,810         16,292          18,102
                                                             --------     ----------      ----------
Partners' capital at March 31, 1998 (unaudited) .........    $146,349     $1,317,136      $1,463,485
                                                             ========     ==========      ==========

                             See accompanying notes.

                      LEXINGTON SERVICES ASSOCIATES, LTD.
                         DBA LEXINGTON SERVICES, LTD.

                           STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED      THREE MONTHS ENDED
                                                                 DECEMBER 31,         MARCH 31,
                                                                     1997                1998
                                                                --------------   -------------------
                                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net income ..................................................    $  1,164,569        $   18,102
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization .............................         237,879            61,440
  Bad debt expense ..........................................         123,779            40,714
  Changes in operating assets and liabilities:
   Accounts receivable ......................................        (735,063)         (201,899)
   Prepaid expenses .........................................         (31,438)           (2,765)
   Notes receivable .........................................         (35,593)          (30,052)
   Other current assets .....................................         (36,905)           15,496
   Accounts payable .........................................         260,154            (7,919)
   Accrued liabilities ......................................         181,793            48,509
                                                                 ------------        ----------
Net cash provided by (used in) operating activities .........       1,129,175           (58,374)

INVESTING ACTIVITIES
Purchases of furniture, fixtures, and equipment .............        (279,640)         (144,735)
                                                                 ------------        ----------
Net cash used in investing activities .......................        (279,640)         (144,735)

FINANCING ACTIVITIES
Net borrowings under line of credit agreements ..............         250,000           451,620
Net advances to affiliate ...................................      (1,256,363)         (219,791)
Borrowings on term loans ....................................         254,774                --
Payments on long-term debt ..................................         (74,858)          (27,285)
Payments on related party loans .............................         (23,038)           (1,435)
                                                                 ------------        ----------
Net cash (used in) provided by financing activities .........        (849,485)          203,109
                                                                 ------------        ----------
Net increase (decrease) in cash .............................              50                --
Cash at beginning of period .................................             250               300
                                                                 ------------        ----------
Cash at end of period .......................................    $        300        $      300
                                                                 ============        ==========
SUPPLEMENTAL INFORMATION
Cash paid for interest ......................................    $    177,063        $   46,279
                                                                 ============        ==========

                            See accompanying notes.

                      LEXINGTON SERVICES ASSOCIATES, LTD.
                         DBA LEXINGTON SERVICES, LTD.

                         NOTES TO FINANCIAL STATEMENTS

                DECEMBER 31, 1997 AND MARCH 31, 1998 (UNAUDITED)

1. ORGANIZATION

     Lexington Services Associates, Ltd. dba Lexington Services, Ltd. (the Partnership), a Texas limited partnership, was formed March 9, 1992, to provide Centralized Reservation Services (CRS) and Global Distribution Systems (GDS) connectivity to subscribers in the hotel industry and to license hotels within the extended stay hotel industry with the Lexington Hotel Suites and Inns tradename and associated service marks. The Partnership serves hotels, primarily independent and small chain hotels, in 48 countries. At March 31, 1998, the Partnership consisted of one general partner, Lexington Services Corporation, and three limited partners. The term of the Partnership, unless extended, expires December 31, 2040.

     Net earnings and losses of the Partnership are allocated 10% to the general partner and 90% to the limited partners. The general partner receives compensation for services rendered to the Partnership in an amount equal to 2% of the net cash flow of the Partnership, as defined in the partnership agreement.

     Distribution of Partnership assets, other than upon Partnership dissolution, will be made at the discretion of the general partner. Distributions will be allocated to the partners based on their respective ownership interests in the Partnership at the date of distribution declaration.

     As discussed in Note 5, the Partnership has significant transactions with related parties.

2. SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The financial statements as of March 31, 1998, and for the three months then ended are unaudited, however, in the opinion of management of the Company, such financial statements include all adjustments, consisting of normal recurring accruals necessary for a fair presentation of the financial position as of March 31, 1998, and the results of operations and cash flows for the three months then ended. Operating results for the three months ended March 31, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

REVENUE RECOGNITION

     The Partnership recognizes revenues primarily from reservation fees, source fees, and licensing fees. Reservation fees comprise approximately 77% and 78% of the Partnership's revenue in 1997 and 1998, respectively, and are recognized upon check-out from the member hotel by travelers who booked their reservation through the Partnership's CRS. The fees are based on a negotiated percent of the average daily room revenue earned by the member hotel. Source fees are generated from transaction charges for the booking of reservations by the Partnership for the member hotel and are recognized upon check-out from the member hotel by travelers. Licensing fees are generated from the licensing of independently owned hotels that utilize the Lexington Hotel Suites and Inns trade name. These fees are recognized monthly based on reported revenues of the licensed, independently owned hotels and affiliates.

CREDIT AND FOREIGN CURRENCY RISK

     The Partnership provides credit to customers in the normal course of business and maintains an allowance for "no-shows" and doubtful accounts based upon expected collectibility. Losses from "no-shows" and bad debts have historically been within management's expectations. Accounts receivable at

                      LEXINGTON SERVICES ASSOCIATES, LTD.
                         DBA LEXINGTON SERVICES, LTD.

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                DECEMBER 31, 1997 AND MARCH 31, 1998 (UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

December 31, 1997 and March 31, 1998, include approximately $300,000 and $438,000, respectively, due from customers in other countries who can settle their account in foreign currencies. The Partnership recorded losses of approximately $7,000 and $360 on foreign currency exchanges during the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. During 1997, the Partnership's member hotels were geographically dispersed as follows: United States--58%, Australia--14%, Europe--10%, Mexico--10%, Canada--5%, and Other--3%.

DUE FROM AFFILIATE

     Due from affiliate represents net cash collected and disbursed by the Partnership through a central disbursement account maintained by Lexington Management Corp. (LMC), an affiliate, for the Partnership and certain other related entities. During January 1996, approximately $700,000 due to LMC was converted into a note payable, described in Note 3.

FURNITURE, FIXTURES, AND EQUIPMENT

     Furniture, fixtures, and equipment are stated at cost. Provisions for depreciation and amortization of furniture, fixtures, and equipment are computed using accelerated methods over estimated useful lives of five to seven years.

TRADEMARKS

     Trademarks with a carrying value of approximately $345,000 and $290,000 at December 31, 1997 and March 31, 1998, respectively, were purchased from LMC when the Partnership was formed in 1992 in exchange for $9,000 cash and a $441,000 note payable, payable in monthly installments of $2,000 plus interest at 6%. Accumulated amortization was $105,000 and $95,100 as of December 31, 1997 and March 31, 1998, respectively. The trademarks relate to the logo and format used by the Lexington Hotel Suites and Inns. The value assigned to the trademarks is being amortized over 18 years. The asset, net of amortization, and related $290,000 note payable have been excluded from the balance sheets at December 31, 1997 and March 31, 1998; however, the Partnership is obligated for the remaining amounts due under the obligation. During the period ended March 31, 1998, the Partnership sold certain trademarks for approximately $75,000, resulting in a gain of $26,600 which has been included in other income.

INCOME TAXES

     The Partnership is not subject to state and federal income taxes. Accordingly, no provision for income taxes has been made on the Partnership's books because all income or losses are allocable to the partners for inclusion in their respective income tax returns.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                      LEXINGTON SERVICES ASSOCIATES, LTD.
                         DBA LEXINGTON SERVICES, LTD.

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                DECEMBER 31, 1997 AND MARCH 31, 1998 (UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

ADVERTISING EXPENSE

     The cost of advertising is expensed as incurred. The Partnership incurred approximately $73,000 and $16,000 in advertising costs in the year ended 1997 and the three months ended March 31, 1998, respectively.

SOFTWARE DEVELOPMENT COSTS

     The costs of developing and maintaining the Partnership's CRS software and other internal-use software is expensed as incurred.

3. LONG-TERM DEBT

     Long-term debt consists of:

                                                                   DECEMBER 31,      MARCH 31,
                                                                       1997            1998
                                                                  --------------   ------------
                                                                                    (UNAUDITED)
   Borrowings from a bank under a $1,500,000 revolving line of credit bearing interest at the bank's prime rate plus .25%
    (8.75% at December 31, 1997). Interest on borrowings is
    payable monthly with a .25% fee on the unused portion of
    the revolver, which matures in August 1998. The revolver
    is secured by accounts receivable, and furniture, fixtures,
    and equipment. ............................................     $  600,000     $1,051,620
   Borrowings from a bank under five term loans bearing
    interest at the bank's prime rate plus .25% (8.75% at
    December 31, 1997). Principal payments of $9,095, plus
    accrued interest, are due monthly, with maturities varying from September 2001 to December 2002. The loans are
    secured by furniture, fixtures, and equipment. ............        420,079        392,794
   Borrowings from LMC, an affiliate, bearing interest at 6%, with interest payable monthly and principal due January
    2000 (See Note 2). ........................................        700,000        700,000
   Others at rates ranging from 8% to 12%, with principal and interest payable monthly in varying amounts through
    January 1998. .............................................          1,435             --
                                                                    ----------     ----------
                                                                     1,721,514      2,144,414
   Less current portion of long-term debt .....................        710,574      1,160,759
                                                                    ----------     ----------
                                                                    $1,010,940     $  983,655
                                                                    ==========     ==========

                      LEXINGTON SERVICES ASSOCIATES, LTD.
                         DBA LEXINGTON SERVICES, LTD.

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                DECEMBER 31, 1997 AND MARCH 31, 1998 (UNAUDITED)

3. LONG-TERM DEBT--(CONTINUED)

     Maturities of long-term debt as of December 31, 1997, are as follows:

  1998 ................   $  710,574
  1999 ................      109,139
  2000 ................      800,615
  2001 ................       78,843
  2002 ................       22,343
                          ----------
                          $1,721,514
                          ==========

     Amounts available under the $1,500,000 revolver and the term facilities agreements are limited in the aggregate to $2,203,700. Amounts available under the $1,500,000 revolver are limited to the amount available based on the level of Tangible Net Worth, as defined, and to 60% of Eligible Domestic Accounts Receivable plus 40% of Eligible Foreign Accounts Receivable, as defined ($1,150,000 and $1,164,000 at December 31, 1997 and March 31, 1998,
respectively). The facilities agreements contain various restrictive covenants including, but not limited to, net worth requirements, liquidity ratios, and limitations on capital expenditures and additional indebtedness. In January 1998, the Company renegotiated its loan agreement, extending the revolver's maturity date until February 1999, increasing the revolver to $2,000,000, and allowing for aggregate borrowings of $2,985,566.

4. COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

     Certain key employees are covered by employment contracts that, in certain circumstances, provide severance compensation of up to six months salary in the event of a change of control of the Partnership. Substantially all other employees are covered by thirty day employment agreements that renew automatically.

LEASES

     An affiliate of the Partnership, Glade Properties, Inc. (Glade), leases certain office facilities under noncancelable operating leases which are occupied by the Partnership. The cost of the lease agreement for the office space is allocated by Glade among the affiliated entities occupying the facilities based primarily on each entity's relative square foot usage. Total rent expense of approximately $131,400 and $45,000 was recognized by the Partnership for the year ended December 31, 1997 and the three-months ended March 31, 1998, respectively, for their portion of the rent under Glade's lease agreement.

                      LEXINGTON SERVICES ASSOCIATES, LTD.
                         DBA LEXINGTON SERVICES, LTD.

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                DECEMBER 31, 1997 AND MARCH 31, 1998 (UNAUDITED)

4. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     Based on the Partnership's current rent allocation, its share of the future minimum lease payments as of December 31, 1997, are as follows:

  1998 ................    $228,000
  1999 ................     252,000
  2000 ................     147,000
                           --------
                           $627,000
                           ========

CONTINGENCIES

     The Partnership is involved in certain disputes arising in the ordinary course of business which involve or may involve litigation. Although the ultimate resolution of these matters cannot be reasonably estimated at this time, Management does not believe they will have a material adverse effect on the financial position of the Partnership.

5. RELATED PARTY TRANSACTIONS

     In addition to Notes Payable and Lease transactions described in Notes 3 and 4, the Partnership has arrangements with related parties for certain services as follows.

MANAGEMENT AGREEMENTS

     Two affiliates, LMC and Woodstone International, Inc., provide various management services for the Partnership, including treasury, risk management, tax, and other administrative services necessary for the operation of the Partnership. Included in general and administrative expenses are management fees of $1,923,000 and $812,000 for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively.

EMPLOYEE BENEFIT PLANS

     The Partnership participates in the LMC 401(k) defined contribution plan for all employees who meet certain eligibility requirements. The Partnership makes matching contributions up to certain limits to the plan based on employee contributions. The Partnership made contributions to the plan of approximately $29,200 and $7,400 for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively.

6. SUBSEQUENT EVENTS

     On June 1, 1998, the Company sold the partnership interests in the Company to Travel Services International, Inc. for $20,000,000 in cash and 285,714 shares of Travel Services International's common stock. An additional $7,500,000 in cash and common stock may be paid as contingent consideration based upon financial performance of the former Company for the twelve months ended May 31, 1999. These financial statements do not reflect the effects, if any, of the sale.

                      LEXINGTON SERVICES ASSOCIATES, LTD.
                         DBA LEXINGTON SERVICES, LTD.

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                DECEMBER 31, 1997 AND MARCH 31, 1998 (UNAUDITED)

7. IMPACT OF YEAR 2000 (UNAUDITED)

     The Company has completed an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total remaining Year 2000 project cost is estimated at approximately $100,000, which includes the salaries of individuals as well as software and hardware replacements.

     The project is estimated to be completed not later than January 31, 1999, which is prior to any anticipated impact on its operating systems. The Company believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material effect on the operations of the Company.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cruises Only, Inc.:

     We have audited the accompanying balance sheet of Cruises Only, Inc. (a Florida corporation) as of July 27, 1997, and the related statements of income, changes in stockholders' deficit and cash flows for the seven-month period ended July 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cruises Only, Inc. as of July 27, 1997, and the results of its operations and its cash flows for the seven-month period then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas,
     September 26, 1997.

                              CRUISES ONLY, INC.

                                 BALANCE SHEET

                                 JULY 27, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ...............................................    $  442
 Receivables from cruise lines ...........................................     1,037
 Due from TSII ...........................................................       226
 Prepaid expenses and other current assets ...............................        11
                                                                              ------
      Total current assets ...............................................     1,716
PROPERTY AND EQUIPMENT, net ..............................................     3,665
OTHER ASSETS .............................................................        28
                                                                              ------
      Total assets .......................................................    $5,409
                                                                              ======
                  LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Current maturities of long-term debt ....................................    $  382
 Accounts payable and accrued liabilities ................................       860
 Customer deposits and deferred income ...................................       980
 Other current liabilities ...............................................       285
                                                                              ------
      Total current liabilities ..........................................     2,507
                                                                              ------
LONG-TERM DEBT, net of current maturities ................................     3,010
                                                                              ------
DEFERRED INCOME ..........................................................       156
                                                                              ------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
 Common stock $1 par value; 7,500 shares authorized and outstanding ......         7
 Deficit .................................................................      (271)
                                                                              ------
      Total stockholders' deficit ........................................      (264)
                                                                              ------
      Total liabilities and stockholders' deficit ........................    $5,409
                                                                              ======

   The accompanying notes to financial statements are an integral part of this financial statement.

                              CRUISES ONLY, INC.

                              STATEMENT OF INCOME

                FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997
                                (IN THOUSANDS)

NET REVENUES ................................    $6,658
OPERATING EXPENSES ..........................     2,631
                                                 ------
      Gross profit ..........................     4,027
GENERAL AND ADMINISTRATIVE EXPENSES .........     2,018
                                                 ------
      Income from operations ................     2,009
INTEREST EXPENSE ............................      (166)
OTHER INCOME, net ...........................        54
                                                 ------
      Net income ............................    $1,897
                                                 ======

   The accompanying notes to financial statements are an integral part of this financial statement.

                              CRUISES ONLY, INC.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                       COMMON      RETAINED
                                            SHARES      STOCK      DEFICIT        TOTAL
                                           --------   --------   -----------   ----------
BALANCE, December 31, 1996 .............    7,500        $ 7      $   (808)     $   (801)
 Net income ............................       --         --         1,897         1,897
 Distributions to stockholders .........       --         --        (1,360)       (1,360)
                                            -----        ---      --------      --------
BALANCE, July 27, 1997 .................    7,500        $ 7      $   (271)     $   (264)
                                            =====        ===      ========      ========

   The accompanying notes to financial statements are an integral part of this financial statement.

                              CRUISES ONLY, INC.

                            STATEMENT OF CASH FLOWS

                FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997
                                (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income .......................................................................     $ 1,897
 Adjustments to reconcile net income to net cash provided by operating activities--
   Depreciation ...................................................................         169
   Deferred income ................................................................         (34)
   Loss on retirement of assets ...................................................          39
   Changes in operating assets and liabilities--
    Receivables from cruise lines .................................................        (125)
    Due from TSII .................................................................        (226)
    Prepaid expenses and other current assets .....................................          13
    Other assets ..................................................................          16
    Accounts payable and accrued liabilities ......................................         131
    Customer deposits and deferred income .........................................         (64)
    Other current liabilities .....................................................         (23)
                                                                                        -------
      Net cash provided by operating activities ...................................       1,793
                                                                                        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ...............................................          (7)
                                                                                        -------
      Net cash used in investing activities .......................................          (7)
                                                                                        -------
CASH FLOWS FROM FINANCING ACTIVITIES: .............................................
 Payments on long-term debt .......................................................        (219)
 Distributions to stockholders ....................................................      (1,360)
                                                                                        -------
      Net cash used in financing activities .......................................      (1,579)
                                                                                        -------
      Net increase in cash and cash equivalents ...................................         207
CASH AND CASH EQUIVALENTS, beginning of period ....................................         235
                                                                                        -------
CASH AND CASH EQUIVALENTS, end of period ..........................................     $   442
                                                                                        =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest ...........................................................     $   166
                                                                                        =======

The accompanying notes to financial statements are an integral part of this financial statement.

                              CRUISES ONLY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JULY 27, 1997

1. BUSINESS AND ORGANIZATION

     Cruises Only, Inc. (the "Company"), a Florida corporation, is a specialized distributor of reservations for cruise vacations to travelers located in the United States. It offers cruises to its clients on over 45 cruise lines traveling to the Caribbean and other destinations around the world. The Company's operations are seasonal, with a peak during the second and third quarter of the year.

     On July 28, 1997, all of the operating assets and related liabilities of the Company related to its travel services (substantially all of the assets and liabilities of the Company) were contributed to a newly established subsidiary limited liability corporation of the Company and subsequently, purchased by Travel Services International, Inc. (TSII) concurrent with the consummation of the initial public offering of the common stock of TSII. In connection with this transaction, the Company received cash and shares of TSII common stock. The net assets retained by the Company and subsequently distributed to the Company's previous owners were approximately $170,700.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, including the net amount of interest cost associated with significant capital additions. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the life of the related asset or life of the lease.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of income.

CUSTOMER DEPOSITS AND DEFERRED INCOME

     Customer deposits represents the cost of cruises for cash sales which have not yet been remitted to the cruise lines. Deferred income generally includes commissions collected more than 60 days prior to the sail date. Deferred income also includes the unearned portion of a $300,000 promotion support payment received by the Company during 1996 from a supplier. In the event the Company breaches the agreement during the 60-month term, the promotion support payment must be refunded. The promotional support payment is being amortized to income using the straight-line method over the 60-month agreement term. Approximately $34,000 of this amount has been included in other income for the seven-month period ended July 27, 1997.

                              CRUISES ONLY, INC.

                                 JULY 27, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

INCOME TAXES

     The Company had elected S Corporation status, as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the stockholder reports the Company's taxable earnings or losses in her personal tax return.

REVENUE RECOGNITION

     The Company recognizes revenue when the customer is no longer entitled to a full refund of the cost of the cruise, which is generally 45 to 90 days prior to the sail date. Net revenues primarily consist of commissions and year-end volume bonuses from cruise lines.

OPERATING EXPENSES

     Operating expenses include sales persons' commissions, salaries, communication, advertising, credit card fees and other costs associated with the selling and processing of cruise reservations.

ADVERTISING COSTS

     All advertising and promotion costs are expensed as incurred.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF RISK

     CRUISE LINES--Net revenues from the sales of cruises on behalf of four cruise lines represented approximately 42.4%, 14%, 11% and 11%, of net commission revenues for the seven-month period ended July 27, 1997.

                              CRUISES ONLY, INC.

                                 JULY 27, 1997

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     Property and equipment as of July 27,1997, consist of the following (in thousands):

                                                ESTIMATED
                                               USEFUL LIVES
                                                 IN YEARS       AMOUNT
                                              -------------   ---------
   Land ...................................        --          $  470
   Buildings and improvements .............        40           2,154
   Office equipment .......................        5-7            390
   Furniture and fixtures .................         7           1,214
                                                               ------
                                                                4,228
   Less--Accumulated depreciation .........                      (563)
                                                               ------
     Property and equipment, net ..........                    $3,665
                                                               ======

     Accounts payable and accrued liabilities as of July 27, 1997, consist of the following (in thousands):

         Accounts payable ..........................    $134
         Accrued compensation and benefits .........     313
         Other accrued liabilities .................     413
                                                        ----
                                                        $860
                                                        ====

4. DEBT

     Long-term debt as of July 27, 1997, consists of the following (in thousands):

   Notes payable to a bank, bearing interest at 8.5% and monthly payments of $12 through maturity in October 2002. Secured by substantially all assets of the
    Company and personally guaranteed by the stockholders ..........................    $  603
   Note payable to a bank, bearing interest at 7.8% and monthly payments of $17 through October 2000. Thereafter, note bears interest at a rate equal to the five-year treasury yield plus 1.9% or prime, as selected by the Company, through maturity in October 2005. Secured by land, building, improvements and personal
    property of the Company and personally guaranteed by the stockholders ..........     1,947
   Note payable to a bank, bearing interest at prime minus .25% (8.25% at July 27,
    1997), payable in monthly principal payments of $20 through May 2001. Secured by furniture, fixtures and equipment of the Company and personally guaranteed
    by the stockholders ............................................................       842
                                                                                        ------
                                                                                         3,392
   Less--Current maturities ........................................................       382
                                                                                        ------
                                                                                        $3,010
                                                                                        ======

                              CRUISES ONLY, INC.

                                 JULY 27, 1997

4. DEBT--(CONTINUED)

     Future maturities of long-term debt obligations as of July 27, 1997, are as follows (in thousands):

        Period from July 28 - December 31, 1997 .........    $  158
        Year ending December 31,
          1998 ..........................................       387
          1999 ..........................................       400
          2000 ..........................................       414
          2001 ..........................................       212
          Thereafter ....................................     1,821
                                                             ------
                                                             $3,392
                                                             ======

     Since October 1995, the Company has had a line of credit available in the amount of $500,000, with a stated interest rate of prime, as defined, secured by the Company's receivables and payable on demand. As of July 27, 1997, the Company had not drawn any funds under this credit arrangement.

5. RELATED-PARTY TRANSACTIONS

     The Company employs a small number of individuals related to the stockholders at wages commensurate with their experience and level of responsibility.

6. COMMITMENTS AND CONTINGENCIES

LITIGATION

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

INSURANCE

     The Company carries a broad range of insurance coverage, including general and business automobile liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the period presented in the accompanying financial statements.

401(K) PLAN

     The Company adopted a defined contribution 401(k) savings and retirement plan effective August 1, 1994. Employees are eligible to participate after completing one year of service and attaining age 21. Participants may contribute 1% to 15% of their gross compensation subject to certain limitations. The Company may make discretionary contributions as a percentage of each participant's elective deferral. No contributions were made by the Company during the seven-month period ended July 27, 1997.

7. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS
     SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments for both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To 800-Ideas, Inc.:

     We have audited the accompanying balance sheet of 800-Ideas, Inc. (a Nevada corporation) as of July 27, 1997, and the related statements of income, changes in stockholder's equity and cash flows for the seven-month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 800-Ideas, Inc. as of July 27, 1997, the results of its operations and its cash flows for the seven-month period then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas,
     September 26, 1997.

                                800-IDEAS, INC.

                                 BALANCE SHEET

                                 JULY 27, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ...............................................    $1,718
 Accounts receivable, net of $109 allowance for doubtful accounts ........       727
 Prepaid expenses and other current assets ...............................       478
                                                                              ------
      Total current assets ...............................................     2,923
FURNITURE AND EQUIPMENT, net .............................................       255
OTHER ASSETS .............................................................        63
                                                                              ------
      Total assets .......................................................    $3,241
                                                                              ======
                   LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued liabilities ................................    $  729
 Deferred income .........................................................       136
                                                                              ------
      Total current liabilities ..........................................       865
                                                                              ------
DEFERRED INCOME ..........................................................       169
                                                                              ------
STOCKHOLDER'S EQUITY:
 Common stock, no par value; 1,000 shares authorized and outstanding .....        71
 Retained earnings .......................................................     2,136
                                                                              ------
      Total stockholder's equity .........................................     2,207
                                                                              ------
      Total liabilities and shareholder's equity .........................    $3,241
                                                                              ======

   The accompanying notes to financial statements are an integral part of this financial statement.

                                800-IDEAS, INC.

                              STATEMENT OF INCOME

                FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997
                                (IN THOUSANDS)

NET REVENUES ................................    $5,812
OPERATING EXPENSES ..........................     3,533
                                                 ------
      Gross profit ..........................     2,279
GENERAL AND ADMINISTRATIVE EXPENSES .........       896
                                                 ------
      Income from operations ................     1,383
OTHER INCOME, net ...........................        48
                                                 ------
      Net income ............................    $1,431
                                                 ======

   The accompanying notes to financial statements are an integral part of this financial statement.

                                800-IDEAS, INC.

                 STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   COMMON     RETAINED
                                        SHARES      STOCK     EARNINGS       TOTAL
                                       --------   --------   ----------   -----------
BALANCE, December 31, 1996 .........    1,000        $71      $  2,285     $  2,356
 Net income ........................       --         --         1,431        1,431
 Distributions .....................       --         --        (1,580)      (1,580)
                                        -----        ---      --------     --------
BALANCE, July 27, 1997 .............    1,000        $71      $  2,136     $  2,207
                                        =====        ===      ========     ========

   The accompanying notes to financial statements are an integral part of this financial statement.

                                800-IDEAS, INC.

                            STATEMENT OF CASH FLOWS

                FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997
                                (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income .......................................................................    $  1,431
 Adjustments to reconcile net income to net cash provided by operating activities--
   Depreciation ...................................................................          69
   Changes in operating assets and liabilities:
    Accounts receivable ...........................................................         383
    Prepaid expenses and other current assets .....................................        (289)
    Other assets ..................................................................         (46)
    Accounts payable and accrued liabilities ......................................         433
    Deferred income ...............................................................         305
                                                                                       --------
      Net cash provided by operating activities ...................................       2,286
                                                                                       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of furniture and equipment ..............................................         (26)
                                                                                       --------
      Net cash used in investing activities .......................................         (26)
                                                                                       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on capital lease obligations ............................................         (24)
 Distributions to stockholder .....................................................      (1,580)
                                                                                       --------
      Net cash used in financing activities .......................................      (1,604)
                                                                                       --------
      Net increase in cash and cash equivalents ...................................         656
CASH AND CASH EQUIVALENTS, beginning of period ....................................       1,062
                                                                                       --------
CASH AND CASH EQUIVALENTS, end of period ..........................................    $  1,718
                                                                                       ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest ...........................................................    $      3
                                                                                       ========

The accompanying notes to financial statements are an integral part of this financial statement.

                                800-IDEAS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JULY 27, 1997

1. BUSINESS AND ORGANIZATION 800-IDEAS, INC.

     800-Ideas, Inc. (the "Company"), a Nevada corporation, which operates under the trade name "Travel 800", is a specialized distributor of domestic airline reservations. The Company's operations are seasonal, with a peak during the second and third quarters of the year.

     On July 28, 1997, all of the operating assets and related liabilities of the Company related to its travel services (substantially all of the assets and liabilities of the Company) were contributed to a newly established subsidiary limited liability corporation of the Company and subsequently, purchased by Travel Services International, Inc. (TSII). This exchange was concurrent with the consummation of the initial public offering of the common stock of TSII. In connection with this transaction, the Company received cash and shares of TSII common stock. The net assets retained by the Company and subsequently distributed to the Company's previous owner were approximately $320,000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Equipment under capital lease is amortized over the shorter of the life of the related asset or the life of the lease.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of income.

DEFERRED INCOME

     Deferred income includes the unamortized amount of signing bonuses received by the Company in connection with its custom Network Service Arrangement and its automated reservation service contract. The signing bonus amounts are being amortized using the straight-line method over the respective contract term. Income of $75,000 attributable to the signing bonuses for the seven-month period ended July 27, 1997 is included in other income, net, in the accompanying financial statements.

INCOME TAXES

     The Company had elected S Corporation status, as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the stockholder reports the Company's taxable earnings or losses in her personal tax return.

REVENUE RECOGNITION

     The Company recognizes net revenue when earned, which is at the time the reservation is booked and ticketed. Net revenues primarily include commissions on travel services, volume bonuses, ticket

                                800-IDEAS, INC.

                                 JULY 27, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

processing fees and delivery fees. The Company provides a reserve for cancellations, reservation changes and lost ticket charges, and provisions for such amounts are reflected in net revenues.

OPERATING EXPENSES

     Operating expenses include travel agent commissions, salaries, communication, advertising, credit card fees and other costs associated with selling and processing air travel reservations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF RISK

     TRAVEL SERVICE PROVIDERS--The Company primarily markets and sells the services of various United States domestic airlines. Two airlines accounted for 44% and 11%, respectively, of net revenues for the seven-month period ended July 27, 1997.

     CREDIT--Substantially all of the tickets sold by the Company and the related processing and delivery fees are paid for by credit card; the cost of the airline ticket is billed directly to the customer by Airline Reporting Corporation (ARC), and the Company's net commission is subsequently remitted by ARC. Generally, credit card payments are processed and collection is assured prior to the final delivery of the airline ticket to the customer.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     Furniture and equipment as of July 27, 1997, consist of the following (in thousands):

                                                                 ESTIMATED
                                                                USEFUL LIVES
                                                                  IN YEARS      AMOUNT
                                                               -------------   -------
   Computer and office equipment ...........................          7         $439
   Furniture and fixtures ..................................        5-7           81
   Leasehold improvements ..................................          7           21
                                                                                ----
                                                                                 541
   Less--Accumulated depreciation and amortization .........                     286
                                                                                ----
     Property and equipment, net ...........................                    $255
                                                                                ====

                                800-IDEAS, INC.

                                 JULY 27, 1997

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS--(CONTINUED)

     Activity in the Company's allowance for doubtful accounts consists of the following (in thousands):

   Balance at beginning of period .....................    $ 125
   Deductions for uncollectible receivables written off
    and recoveries, net ...............................      (16)
                                                           -----
                                                           $ 109
                                                           =====

     Accounts payable and accrued expenses as of July 27, 1997, consist of the following (in thousands):

   Accounts payable ..........................    $562
   Accrued compensation and benefits .........     167
                                                  ----
                                                  $729
                                                  ====

4. LEASES

CAPITAL LEASES

     The Company leases hardware and software under noncancelable capital leases, which expire in October 1997, at which time there is a combined bargain purchase option of $1.

OPERATING LEASE AGREEMENTS

     The Company conducts a portion of its operations in a leased facility classified as an operating lease. Minimum future rental payments under the noncancelable operating lease as of July 27, 1997, are as follows (in thousands):

   Period from July 28, 1997 to December 31, 1997 .........    $ 15
   Year ending December 31, 1998 ..........................     141
                                                               ----
                                                               $156
                                                               ====

     The lease provides for the payment of taxes and other expenses by the Company. Rent expense for the operating lease was approximately $80,000 for the seven-month period ended July 27, 1997.

5. RELATED PARTY TRANSACTIONS

     The Company has entered into a custom Net Service Arrangement ("CSNA") with Sprint Communications Company L.P. for long distance telephone service which provides for a minimum monthly commitment of $120,000 and certain minimum monthly usages. This agreement will not be transferred to TSII. The Company has agreed to provide long distance telephone services under the CSNA to TSII for a period of four to six months subsequent to the transfer to TSII and TSII agreed to pay for its portion of usage under the CSNA.

6. COMMITMENTS AND CONTINGENCIES

INSURANCE

     The Company carries a broad range of insurance coverage, including general and business automobile liability, commercial property, workers' compensation and a general umbrella policy. The

                                800-IDEAS, INC.

                                 JULY 27, 1997

6. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

Company has not incurred significant claims or losses on any of its insurance policies during the seven-month period presented in the accompanying financial statements.

SERVICE CONTRACT

     On October 3, 1995, the Company entered into a five-year service contract for the use of an automated reservations system. According to the contract, the Company must pay a monthly rental fee of approximately $42,000, unless waived based upon a minimum monthly volume of reservation transactions. Historically, the Company has met this requirement, and the monthly rental fee has been waived.

     Under this service contract, the Company receives volume bonuses based on the number of flown segments sold by the Company. During the seven-month period ended July 27, 1997, the Company earned volume bonuses totaling approximately $407,000.

7. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments for both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cruises Inc.:

     We have audited the accompanying balance sheet of Cruises Inc. (a New York corporation) as of July 27, 1997, and the related statements of income, changes in stockholders' equity and cash flows for the seven-month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cruises Inc., as of July 27, 1997, the results of its operations and its cash flows for the seven-month period then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas,
     October 3, 1997.

                                 CRUISES INC.

                                 BALANCE SHEET

                                 JULY 27, 1997

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                        ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ................................................    $1,098
 Receivables from cruise lines ............................................       177
 Prepaid expenses and other current assets ................................       193
                                                                               ------
   Total current assets ...................................................     1,468
PROPERTY AND EQUIPMENT, net ...............................................       277
OTHER ASSETS ..............................................................        17
                                                                               ------
   Total assets ...........................................................    $1,762
                                                                               ======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt .....................................    $   52
 Accounts payable and accrued liabilities .................................       773
                                                                               ------
   Total current liabilities ..............................................       825
                                                                               ------
DEFERRED INCOME TAXES .....................................................        56
                                                                               ------
COMMITMENTS AND CONTINGENCIES .............................................
STOCKHOLDERS' EQUITY:
 Common stock, no par value; 200 shares authorized, 100 shares outstanding         --
Retained earnings .........................................................       881
                                                                               ------
                                                                                  881
                                                                               ------
   Total liabilities and shareholders' equity .............................    $1,762
                                                                               ======

    The accompanying notes to financial statements are an integral part of this financial statement.

                                 CRUISES INC.

                              STATEMENT OF INCOME

                FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997

                                 (IN THOUSANDS)

NET REVENUES .................................    $4,089
OPERATING EXPENSES ...........................     2,408
                                                  ------
  Gross profit ...............................     1,681
GENERAL AND ADMINISTRATIVE EXPENSES ..........     1,266
                                                  ------
  Income from operations .....................       415
INTEREST INCOME, net .........................         4
OTHER INCOME, net ............................         3
                                                  ------
  Income before income tax provision .........       422
INCOME TAX PROVISION .........................       350
                                                  ------
  Net income .................................    $   72
                                                  ======

    The accompanying notes to financial statements are an integral part of this financial statement.

                                 CRUISES INC.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   RETAINED
                                        SHARES     EARNINGS
                                       --------   ---------
BALANCE, December 31, 1996 .........      100        $809
Net income .........................       --          72
                                          ---        ----
BALANCE, July 27, 1997 .............      100        $881

    The accompanying notes to financial statements are an integral part of this financial statement.

                                 CRUISES INC.

                            STATEMENT OF CASH FLOWS

                FOR THE SEVEN-MONTH PERIOD ENDED JULY 27, 1997

                                 (IN THOUSANDS)


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..........................................................     $   72
 Adjustments to reconcile net income to net cash provided
   by operating activities--
  Depreciation .......................................................         54
  Changes in operating assets and liabilities:
   Receivables from cruise lines .....................................        242
   Prepaid expenses and other current assets .........................         13
   Other assets ......................................................         17
   Accounts payable and accrued liabilities ..........................       (226)
   Deferred income taxes .............................................         34
                                                                           ------
     Net cash provided by operating activities .......................        206
                                                                           ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment and capitalized interest .........        (38)
                                                                           ------
     Net cash used in investing activities ...........................        (38)
                                                                           ------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on long-term debt ..........................................         (7)
                                                                           ------
     Net cash used in financing activities ...........................         (7)
                                                                           ------
     Net increase in cash and cash equivalents .......................        161
CASH AND CASH EQUIVALENTS, beginning of period .......................        937
                                                                           ------
CASH AND CASH EQUIVALENTS, end of period .............................     $1,098
                                                                           ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest ..............................................     $    3
                                                                           ======

The accompanying notes to financial statements are an integral part of this financial statement.

                                 CRUISES INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JULY 27, 1997

1. BUSINESS AND ORGANIZATION

     Cruises Inc. (the "Company"), a New York corporation, is a specialized distributor of reservations for cruise vacations to travelers located throughout the United States. It offers cruises to its clients on over 25 cruise lines traveling to the Caribbean and other destinations around the world.

     On July 28, 1997, the Company was purchased by Travel Services International, Inc. (TSII). Pursuant to this transaction, all of the outstanding stock of the Company was exchanged for cash and shares of TSII common stock concurrent with the consummation of the initial public offering of the common stock of TSII.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, including the net amount of interest cost associated with significant capital additions. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the life of the related asset or life of the lease.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of income.

CUSTOMER DEPOSITS AND DEFERRED INCOME

     Customer deposits represents the cost of cruises for cash sales which have not yet been remitted to the cruise lines. Deferred income generally includes commissions collected more than 60 days prior to the sail date.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

                                 CRUISES INC.

                                 JULY 27, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

REVENUE RECOGNITION

     The Company recognizes revenue when the customer is no longer entitled to a full refund of the cost of the cruise, which is generally 45 to 90 days prior to the sail date. Net revenues primarily consist of commissions and year-end volume bonuses from cruise lines.

OPERATING EXPENSES

     Operating expenses include sales persons' commissions, salaries, communication, advertising, credit card fees and other costs associated with the selling and processing of cruise reservations.

ADVERTISING COSTS

     All advertising and promotion costs are expensed as incurred.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF RISK

     CRUISE LINES--Net revenues from the sales of cruises on behalf of two cruise lines represented approximately 27% and 19%, respectively, of net revenues for the seven-month period ended July 27, 1997.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     Property and equipment as of July 27,1997, consist of the following (in thousands):

                                                ESTIMATED
                                               USEFUL LIVES
                                                 IN YEARS       AMOUNT
                                              -------------   ---------
   Leasehold improvements .................          7         $    8
   Office equipment .......................        5-7            492
   Furniture and fixtures .................          7            101
                                                               ------
                                                                  601
   Less--Accumulated depreciation .........                      (324)
                                                               ------
     Property and equipment, net ..........                    $  277
                                                               ======

                                 CRUISES INC.

                                 JULY 27, 1997

4. INCOME TAXES

     The income tax expense consisted of the following components for the year ended July 27, 1997 (in thousands):

   Current ............................    $316
   Deferred ...........................      34
                                           ----
     Total income tax expense .........    $350
                                           ====

     For the seven-month period ended July 27, 1997, the primary difference between the Company's effective tax rate and the statutory rate is due to state income taxes and an adjustment to convert from cash basis to accrual basis for income tax purposes.

     Deferred tax assets and liabilities include the following as of July 27, 1997 (in thousands):

   Tax assets--
    Accrued expenses .......................    $  35
                                                -----
   Tax liability--
    Accounts receivable ....................      (28)
    Depreciation and amortization ..........      (28)
                                                -----
                                                  (56)
                                                -----
      Net deferred tax (liability) .........    $ (21)
                                                =====

5. DEBT

     Current maturities of debt as of July 27, 1997, consist of a note payable to a bank, bearing interest at the bank's base rate plus 1% (9.25% at July 27, 1997). The principal and interest on this note were paid in full by TSII on July 28, 1997.

     The Company has a bank line-of-credit agreement with a $100,000 credit line. Borrowings on the line of credit bear interest at the bank's base rate plus 1% (9.25% at July 27, 1997) and are personally guaranteed by certain stockholders. There were no borrowings outstanding on the line of credit as of July 27, 1997.

6. RELATED-PARTY TRANSACTIONS

     Since 1990, Cruises Inc. has leased office space from Pioneer Park I Company ("Pioneer") pursuant to a lease dated August 9, 1990, as subsequently amended and supplemented. One of the principals of Pioneer is Michael Falcone, the brother of Robert Falcone. The rent paid by Cruises Inc. to Pioneer was $92,000 for the seven-month period ended July 27, 1997. The lease terminates on February 28, 2006.

     The Company employs a small number of individuals related to the stockholders at wages commensurate with their experience and level of responsibility.

7. COMMITMENTS AND CONTINGENCIES

INSURANCE

     The Company carries a broad range of insurance coverage, including general and business automobile liability, commercial property, workers' compensation and a general umbrella policy. The

                                 CRUISES INC.

                                 JULY 27, 1997

7. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

Company has not incurred significant claims or losses on any of its insurance policies during the period presented in the accompanying financial statements.

401(K) PLAN

     The Company adopted a defined contribution 401(k) savings and retirement plan effective January 1, 1994. Employees are eligible to participate after completing one year of service and attaining age 21. Participants may contribute 1% to 20% of their gross compensation. The Company matches 25%, to a maximum of 4% of an employee's gross compensation. Employees vest in the Company's contribution over a five-year period. For the seven-month period ended July 27, 1997, the Company made contributions of approximately $5,000.

OPERATING LEASES

     The Company leases a building under an operating lease agreement expiring in February 2006. Additionally, the Company leases office equipment under various operating lease agreements expiring between 1997 and 2001.

     Minimum future lease payments under noncancelable operating leases having remaining terms in excess of one year as of July 27, 1997, are summarized as follows:

   Period from July 28--
    December 31, 1997 .........    $  143,098
   Year ending December 31,
     1998 .....................       215,432
     1999 .....................       211,943
     2000 .....................       180,000
     2001 .....................       168,315
     2002 .....................       156,630
     Thereafter ...............       544,690
                                   ----------
                                   $1,620,108
                                   ==========

8. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments for both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

The following is a list of photos which we will be using for the inside back cover of the prospectus for the Company:

 1. building

 2. boat on water

 3. Golden Gate Bridge

 4. tropics

 5. Eiffle Tower

 6. mountains

 7. pyramids

--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                          --------------------------

                               TABLE OF CONTENTS

                                                PAGE
                                              --------
Prospectus Summary ..........................     3
Risk Factors ................................     8
Use of Proceeds .............................    14
Dividend Policy .............................    14
Price Range of Common Stock .................    14
Capitalization ..............................    15
Selected Historical and Pro Forma
   Financial Data ...........................    16
Management's Discussion And Analysis
   Of Financial Condition And Results
   Of Operations ............................    18
Business ....................................    25
Management ..................................    34
Certain Transactions ........................    42
Principal and Selling Stockholders ..........    44
Description of Capital Stock ................    46
Shares Eligible for Future Sale .............    48
Underwriting ................................    50
Legal Matters ...............................    51
Experts .....................................    51
Additional Information ......................    51
Index to Financial Statements ...............    F-1

                             [TRAVEL SERVICES LOGO]


                                TRAVEL SERVICES
                              INTERNATIONAL, INC.

                               3,500,000 Shares

                                 Common Stock
                               ($.01 par value)

                                   PROSPECTUS


                           CREDIT SUISSE FIRST BOSTON

                          ING BARING FURMAN SELZ LLC

                            NATIONSBANC MONTGOMERY
                                SECURITIES LLC

                                 RAYMOND JAMES
                              & ASSOCIATES, INC.


--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

SEC Registration Fee ...............................    $ 41,262
NASD Filing Fee ....................................      14,487
Blue Sky Fees and Expenses .........................      10,000
Nasdaq Stock Market Additional Listing Fee .........      17,500
Accounting Fees and Expenses .......................      85,000
Legal Fees and Expenses ............................      75,000
Printing Expenses ..................................      85,000
Other ..............................................      21,751
                                                        --------
  Total ............................................    $350,000
                                                        ========

----------------
(1) The amounts set forth above, except for the SEC fee, the NASD Filing Fee and the Nasdaq Stock Market Additional Listing Fee, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Seventh of the Company's Certificate of Incorporation, as amended, states that:

     "No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to: (1) a breach of the director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability under
Section 174 of the DGCL; or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the DGCL, as amended from time to time, each person that such Sections grant the corporation the power to indemnify."

     In addition, Article VII of the Company's Bylaws further provides that the Company shall indemnify its officers, directors, advisory directors and employees to the fullest extent permitted by law.

     The Company has entered into indemnification agreements with each of its executive officers, its advisory director and directors which indemnifies such person to the fullest extent permitted by its Amended and Restated Certificate of Incorporation, its Bylaws and the DGCL. In the event that the Company's stockholders approve the Company's reincorporation from Delaware to Florida at the Company's 1998 Annual Meeting, the Company intends to amend said indemnification agreements to provide indemnification to the fullest extent permitted under the Florida Business Corporation Act. The Company also maintains obtain directors and officers liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is certain information concerning all sales of securities by the Company during the past three years that were not registered under the Securities Act.

     The following is certain information concerning all sales of securities by the Company during the year ended December 31, 1997 that were not registered under the Securities Act:

   (a) Travel Services International, Inc. was organized in April 1996 and issued 100 and 200 shares of its Common Stock to its Founders, Capstone Partners LLC and Alpine Consolidated, LLC, respectively, at a per share price of $.01. On May 14, 1997, the number of these shares were increased by a 5,444.45 to one stock split.

   (b) During the first quarter of 1997, 851,166 shares of Common Stock were issued to persons who were to become officers, directors, key employees, or holders of more than 5% of the stock of the Company at a per share price of $.01.

   (c) In July 1997, the Company issued the following shares in connection with the acquisition of the five Founding Companies: 333,334 shares in connection with the acquisition of Cruises, Inc.;

       908,334 shares in connection with the acquisition of Cruises Only; 1,083,334 shares in connection with the acquisition of Auto Europe; 902,778 shares in connection with the acquisition of Travel 800; and 194,445 shares in connection with the acquisition of D-FW Tours.

   (d) In November 1997, the Company issued the following shares in connection with the acquisitions of the following four Operating Companies and Trax Software, Inc.: 328,492 shares in connection with the acquisition of CruiseOne; 326,704 shares in connection with the acquisition of CruiseWorld; 471,508 shares in connection with the acquisition of Ship `N' Shore; 225,000 shares in connection with the acquisition of Cruise Fairs; and 32,985 shares in connection with the acquisition of Trax.

   (e) In January 1998, the Company issued the following shares in connection with the acquisition of the following Operating Company: 21,822 shares in connection with the acquisition of Diplomat Tours.

   (f) In February 1998, the Company issued the following shares in connection with the acquisition of the following Operating Companies: 163,755 shares in connection with the acquisition of Gold Coast and 2,183 shares in connection with the acquisition of AutoNet International.

   (g) In March 1998, the Company issued the following shares in connection with the acquisition of the following Operating Company: 152,835 shares in connection with the acquisition of Cruise Masters.

     The offers and sales of these shares were exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) thereof because, among other things, the offers and sales were made to a small number of sophisticated investors, or directors and executive officers, of the Company who had access to the information about the Company and were able to bear the risk of loss of their investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


 EXHIBIT
   NO.                                              DESCRIPTION
 -------                                            -----------
 1.1       Form of Underwriting Agreement

 2.1       Agreement and Plan of Organization, dated as of May 9, 1997, among the Registrant, Auto-
             Europe, Inc. (Maine), Imad Khalidi, Alex Cecil and Wilfred Diller, as trustee for Thurston
             Cecil and Lila Cecil.(1)

 2.2       Agreement and Plan of Organization, dated as of May 9, 1997, among the Registrant, Cruises
             Only, Inc., Wayne Heller and Judy Heller.(1)

 2.3       Agreement and Plan of Organization, dated as of May 9, 1997, among the Registrant, 800-
             Ideas, Inc. and Susan Parker.(1)

 2.4       Agreement and Plan of Organization, dated as of May 9, 1997, among the Registrant, Cruises,
             Inc., Robert G. Falcone, Judith A. Falcone and Pamela C. Cole.(1)

 2.5       Agreement and Plan of Organization, dated as of May 9, 1997, among the Registrant, D-FW
             Tours, Inc., D-FW Travel Arrangements, Inc., John W. Przywara and Sharon S. Przywara.(1)

 2.6       First Amendment to Agreement and Plan of Organization among the Registrant, Auto-
             Europe, Inc. (Maine), Imad Khalidi Alex Cecil and Wilfred Diller, as trustee for Thurston
             Cecil and Lila Cecil.(2)

 2.7       First Amendment to Agreement and Plan of Merger, dated as of June 30, 1997, by and among the Registrant, Cruises, Inc., Robert G. Falcone, Judith A. Falcone, and Pamela C. Cole.(2)

 2.8       First Amendment to Agreement and Plan of Merger, dated as of June 30, 1997, by and among the Registrant, Cruises Only, Inc., Wayne Heller and Judy Heller.(2)

 EXHIBIT
   NO.                                               DESCRIPTION
 -------                                             -----------
 2.9       First Amendment to Agreement and Plan of Merger, dated as of June 30, 1997, by and among the Registrant, D-FW Travel Arrangements, Inc., John W. Przywara and Sharon Scott
             Przywara.(2)

 2.10      First Amendment to Agreement and Plan of Merger, dated as of June 30, 1997, by and among the Registrant, 800-Ideas, Inc. and Susan Parker.(2)

 3.1       Amended and Restated Certificate of Incorporation(1)

 3.2       Bylaws(1)

 4.1       Specimen Common Stock Certificate(2)

 4.2       Form of Restriction and Registration Rights Agreement, dated as of July 28, 1997, between the
             Registrant and the each of the persons listed on the schedule thereto.(4)

 5         Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.

10.1       Amended and Restated Employment Agreement, dated as of July 22, 1997, between the
             Registrant and Joseph V. Vittoria.(4)

  --       Amended and Restated Employment Agreement, dated as of May 12, 1997, between the
             Registrant and Jill M. Vales.(4)

  --       Amended and Restated Employment Agreement, dated as of June 6, 1997, between the
             Registrant and Michael J. Moriarty.(4)

  --       Employment Agreement, dated July 22, 1997, between the Registrant and Mel Robinson.(4)

  --       Employment Agreement, dated July 22, 1997, among the Registrant, Auto Europe, LLC and
             Imad Khalidi.(4)

  --       Employment Agreement, dated July 18, 1997, among the Registrant, Auto Europe, LLC and
             Alex Cecil.(4)

  --       Employment Agreement, dated July 22, 1997, among the Registrant, Cruises, Inc. and Robert
             Falcone.(4)

  --       Employment Agreement, dated July 22, 1997, among the Registrant, Cruises, Inc. and Judith
             Falcone.(4)

  --       Employment Agreement, dated July 22, 1997, among the Registrant, Cruises, Inc. and Holley
             Christen.(4)

  --       Employment Agreement, dated July 22, 1997, among the Registrant, Cruises Only, LLC and
             Wayne Heller.(4)

  --       Employment Agreement, dated July 22, 1997, among the Registrant, Cruises Only, LLC and
             Judy Heller.(4)

  --       Employment Agreement, dated July 22, 1997, among the Registrant, Travel 800, LLC and
             Susan Parker.(4)

10.2       Form of Indemnification Agreement, dated July 28, 1997, between the Registrant and each of the persons set forth on the schedule thereto.(4)

10.3       1997 Long Term Incentive Plan(3)

10.4       Non-Employee Directors' Stock Plan(3)

10.6       Employment Agreement, dated July 25, 1997, between the Registrant and Suzanne B. Bell.(4)

10.7       Employment Agreement, dated as of July 25, 1997, between the Registrant and Maryann
             Bastnagel.(4)

10.8       Credit Agreement, dated as of October 15, 1997, by and between the Registrant and
             NationsBank, N.A.(4)

10.9       Stock Purchase Agreement, dated as of October 28, 1997, among the Registrant, CruiseOne,
             Inc., Anthony J. Persico and Charlotte Luna, as amended.(5)

10.10      Stock Purchase Agreement, dated as of October 28, 1997, among the Registrant, Cruise World,
             Inc., and the sellers named therein, as amended.(5)

  EXHIBIT
    NO.                                               DESCRIPTION
 ---------                                            -----------
10.11        Stock Purchase Agreement, dated as of October 28, 1996, among the Registrant, Ship `N'
               Shore Cruises, Inc., Cruise Time, Inc., SNS Coachline, Inc., Cruise Mart, Inc., SNS Travel
               Marketing, Inc. and Natalee Stutzman, as amended.(5)

10.12        Asset Purchase Agreement, dated as of February 9, 1998, among the Registrant, Gold Coast
               Travel Agency Corporation, Inc. and Rhea Sherota.(6)

10.13        Employment Agreement, dated as of January 19, 1998, between the Registrant and John C. De
               Lano.(7)

10.14        Stock Purchase Agreement, dated March 31, 1998, among the Registrant, The Cruise Line, Inc.
               and the shareholders named therein(8)

10.15        Employment Agreement, dated as of April 1, 1998, among the Registrant and Spencer Frazier.(9)

10.16        Purchase Agreement by and among the Registrant and Lexington Services Associates, Ltd., a
             Texas limited partnership (the "Partnership"), and the Partnership's partners dated as of
               June 1, 1998.(9)

11           Schedule of Computations of Earnings Per Share(7)

21           Subsidiaries of the Registrant

23.1         Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. (included in Exhibit 5)

23.2         Consent of Arthur Andersen LLP.

23.3         Consent of Ernst & Young LLP.

24           Reference is made to the Signatures section of this Registration Statement for the Power of
               Attorney contained therein(9)


----------------
(1) Previously filed as the same Exhibit number on May 14, 1997, under a Registration Statement on Form S-1 (File no. 333-27125).
(2) Previously filed as the same Exhibit number on July 1, 1997 under a Registration Statement on Form S-1 (File no. 333-27125).
(3) Previously filed as an exhibit to the Company's Form 10-Q for the quarter ended June 30, 1997.
(4) Previously filed as an exhibit to the Company's Form 10-Q for the quarter ended September 30, 1997.
(5) Previously filed as an exhibit to the Company's Form 8-K dated November 19, 1997.
(6) Previously filed as an exhibit to the Company's Form 8-K dated February 9, 1998.
(7) Previously filed as an exhibit to the Company's Form 10-K for the year ended December 31, 1997.
(8) Previously filed as an exhibit to the Company's Form 8-K dated March 31, 1998.
(9) Previously filed.

     (b) Financial Statement Schedules

       Report of Independent Certified Public Accountants .........   S-1
       Schedule II--Valuation and Qualifying Accounts .............   S-2

     All other schedules have been omitted either because they are not applicable or because the information has been disclosed in the financial statements and related notes included in the prospectus.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) That for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on the 14th day of July, 1998.


                                 TRAVEL SERVICES INTERNATIONAL, INC.

                                 BY: /s/ Joseph V. Vittoria
                                     -------------------------------------------
                                     Joseph V. Vittoria
                                     Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       NAME AND SIGNATURE                        TITLE                      DATE
-------------------------------   ----------------------------------   --------------
/s/  Joseph V. Vittoria           Chairman of the Board,               July 14, 1998
-------------------------------     Chief Executive Officer, Director
     Joseph V. Vittoria             (Principal Executive Officer)

/s/    Jill M. Vales              Senior Vice President, Chief         July 14, 1998
-------------------------------     Financial and Principal
       Jill M. Vales                Accounting Officer

/s/         *                     Director                             July 14, 1998
-------------------------------
        Wayne Heller

/s/         *                     Director                             July 14, 1998
-------------------------------
     Robert G. Falcone

/s/         *                     Director                             July 14, 1998
-------------------------------
        Imad Khalidi

/s/         *                     Director                             July 14, 1998
-------------------------------
      John W. Przywara

/s/         *                     Director                             July 14, 1998
-------------------------------
     Elan J. Blutinger

/s/         *                     Director                             July 14, 1998
-------------------------------
     D. Fraser Bullock

                                  Director
-------------------------------
      Tommaso Zanzotto

----------------
*By: /s/ Jill M. Vales
     --------------------------
     Jill M. Vales
     Attorney-in-fact

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Travel Services International, Inc.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Travel Services International, Inc. and subsidiaries, included in this registration statement and have issued our report thereon dated March 31, l998 (except with respect to the matters discussed in Note 15, as to which date is June 16, 1998). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index above is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

West Palm Beach, Florida,
     March 31, 1998.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                                           ADDITIIONS
                                                           BALANCE AT      CHARGED TO
                                                          BEGINNING OF     COSTS AND     BALANCE AT
DESCRIPTION                                                   YEAR          EXPENSES     END OF YEAR
-----------                                              --------------   -----------   ------------
Reserves and allowances deducted from assets accounts:
Allowance for uncollectible accounts recievable
  Year ended December 31, 1995 .......................       $37,000             --       $ 37,000
  Year ended December 31, 1996 .......................       $37,000             --       $ 37,000
  Year ended December 31, 1997 .......................       $37,000        108,000       $145,000

                                 EXHIBIT INDEX


                                                                                  SEQUENTIAL
 EXHIBIT                                                                             PAGE
   NO.                                  DESCRIPTION                                 NUMBER
---------   ------------------------------------------------------------------   -----------
 1.1        Form of Underwriting Agreement

 5          Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.

21          Subsidiaries of the Registrant

23.2        Consent of Arthur Andersen LLP.

23.3        Consent of Ernst & Young LLP.